  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1996
                                                      REGISTRATION NO. 333-3600
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                        DONNA KARAN INTERNATIONAL INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     2337                    13-3882426
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------

                              550 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10018
                                (212) 789-1500
             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 STEPHAN WEISS
                        DONNA KARAN INTERNATIONAL INC.
                         550 SEVENTH AVENUE NEW YORK,
                                NEW YORK 10018
                                (212) 789-1500
          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
        ARNOLD S. JACOBS, ESQ.                   JEFFREY SMALL, ESQ.
 PROSKAUER ROSE GOETZ & MENDELSOHN LLP         SARAH JONES BESHAR, ESQ.
             1585 BROADWAY                       DAVIS POLK & WARDWELL
       NEW YORK, NEW YORK 10036                  450 LEXINGTON AVENUE
            (212) 969-3000                     NEW YORK, NEW YORK 10017
                                                    (212) 450-4000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as possible after the Registration Statement becomes effective.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________________________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

     TITLE OF EACH                    PROPOSED MAXIMUM
  CLASS OF SECURITIES    AMOUNT TO BE  OFFERING PRICE       PROPOSED MAXIMUM          AMOUNT OF
    TO BE REGISTERED      REGISTERED      PER UNIT     AGGREGATE OFFERING PRICE(1) REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------
Common Stock, $.01
 par value..............  12,362,500       $23.00             $284,337,500            $98,048(2)

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.
(2) Such fee was previously paid.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         DONNA KARAN INTERNATIONAL INC.

                     CROSS REFERENCE SHEET SHOWING LOCATION
          IN PROSPECTUS OF INFORMATION REQUIRED BY PART I OF FORM S-1

      REGISTRATION STATEMENT
         ITEM AND HEADING                       LOCATION IN PROSPECTUS
      ----------------------                    ----------------------
 1.Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus.......  Facing Page of Registration Statement;
                                      Cross Reference Sheet; Outside Front Cover
                                      Page
 2.Inside Front and Outside Back
    Cover Pages of Prospectus......  Inside Front Cover of Prospectus
 3.Summary Information, Risk
    Factors and Ratio of Earnings
    to Fixed Charges...............  Prospectus Summary; Risk Factors
 4.Use of Proceeds.................  Use of Proceeds
 5.Determination of Offering
    Price..........................  Underwriters
 6.Dilution........................  Dilution
 7.Selling Security Holders........  Not Applicable
 8.Plan of Distribution............  Underwriters
 9.Description of Securities to be
    Registered.....................  Outside Front Cover Page; Description of
                                      Capital Stock
10.Interest of Named Experts and
    Counsel........................  Not applicable
11.Information With Respect to the
    Registrant
(a) Description of Business........  The Company; Reorganization; Business
(b) Description of Property........  Business
(c) Legal Proceedings..............  Business
(d) Dividends and Related
    Stockholder Matters............  Risk Factors; Dividend Policy; Description
                                      of Capital Stock
(e) Financial Statements...........  Predecessor Combined Financial Statements
                                      of Donna Karan International Inc.
(f) Selected Financial Data........  Selected Combined Financial Data
(g) Supplementary Financial
    Information....................  Pro Forma Combined Financial Information
(h) Management's Discussion and
      Analysis of Financial
      Condition and Results of
      Operations...................  Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                      Operations
(i) Changes in and Disagreements
      with Accountants on
      Accounting and Financial
      Disclosure...................  Not applicable
(j) Directors and Executive
    Officers.......................  Management
(k) Executive Compensation.........  Management
(l) Security Ownership.............  Principal Stockholders

(m) Certain Transactions...........  Certain Relationships and Related Transac-
                                      tions
12.Disclosure of Commission
    Position on Indemnification for
    Securities Act Liabilities.....  Not applicable

                               EXPLANATORY NOTE

  This Registration Statement contains two separate prospectuses. The first prospectus relates to a public offering in the United States and Canada of an aggregate of 7,525,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the United States and Canada of an aggregate of 3,225,000 shares of Common Stock (the "International Offering" and, together with the U.S. Offering, the "Offering"). The prospectuses for each of the U.S. Offering and the International Offering will be identical with the exception of the alternate front cover page for the International Offering. Such alternate page appears in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued June 26, 1996

                               10,750,000 Shares

               [LOGO OF DONNA KARAN INTERNATIONAL APPEARS HERE]
                                  COMMON STOCK

                                  ----------

OF THE 10,750,000  SHARES OF COMMON  STOCK BEING OFFERED,  7,525,000 SHARES ARE
BEING  OFFERED  INITIALLY  IN  THE   UNITED  STATES  AND  CANADA  BY  THE  U.S.
 UNDERWRITERS AND  3,225,000 SHARES  ARE BEING  OFFERED INITIALLY  OUTSIDE THE
 UNITED   STATES   AND  CANADA   BY   THE   INTERNATIONAL  UNDERWRITERS.   SEE
 "UNDERWRITERS."  ALL OF THE 10,750,000 SHARES OF COMMON STOCK  OFFERED HEREBY
  ARE BEING SOLD BY THE COMPANY. PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY
   ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $20 AND $23 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                  ----------

 THE COMPANY'S COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK
    EXCHANGE UNDER THE SYMBOL "DK," SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.

                                  ----------

SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  ----------

THESE  SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE  SECURITIES
 AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON   THE  ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

                               PRICE $    A SHARE

                                  ----------

                                                   UNDERWRITING
                                 PRICE TO          DISCOUNTS AND    PROCEEDS TO
                                  PUBLIC          COMMISSIONS(1)     COMPANY(2)
                                 --------         --------------    -----------
Per Share..................        $                   $               $
Total(3)...................       $                   $                $

- -----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2)  Before deducting expenses of the Offering payable by the Company,
       estimated at $   .
  (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,612,500 additional Shares of Common Stock at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and
       commissions, and proceeds to Company will be $    , $    , and $    ,
       respectively. See "Underwriters."

                                  ----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected
that delivery of the Shares will be made on or about    , 1996 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in same day funds.

                                  ----------

MORGAN STANLEY & CO.                                    BEAR, STEARNS & CO. INC.
        Incorporated

              MERRILL LYNCH & CO.

                          SMITH BARNEY INC.

       , 1996

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                               ----------------

                               TABLE OF CONTENTS

                                     PAGE
                                     ----
Prospectus Summary.................    4
Risk Factors.......................   12
Reorganization.....................   20
Use of Proceeds....................   24
Dividend Policy....................   24
Capitalization.....................   25
Dilution...........................   27
Pro Forma Combined Financial Infor-
 mation............................   29
Selected Combined Financial Data...   34
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.........   35
Business...........................   42
Management.........................   62

                                                                       PAGE
                                                                       ----
Certain Relationships and Related Transactions........................  70
Principal Stockholders................................................  73
Description of Capital Stock..........................................  74
Shares Eligible for Future Sale.......................................  77
Certain United States Federal Tax
 Consequences to Non-United States Holders of Common Stock............  78
Underwriters..........................................................  81
Legal Matters.........................................................  84
Experts...............................................................  84
Additional Information................................................  84
Glossary..............................................................  85
Index to Predecessor Combined Financial Statements.................... F-1

                               ----------------

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7, AND 10b-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               ----------------


  UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  IN THIS PROSPECTUS, REFERENCES TO "DOLLAR" AND "$" ARE TO UNITED STATES DOLLARS, AND THE TERMS "UNITED STATES" AND "U.S." MEAN THE UNITED STATES OF AMERICA, ITS STATES, ITS TERRITORIES, ITS POSSESSIONS, AND ALL AREAS SUBJECT TO ITS JURISDICTION.

                               ----------------

  Donna Karan New York(R), DKNY(R), DK(R), Donna Karan(R), DK Men(TM), a logo consisting of the block letters DKNY and the words Donna Karan New York (with dots below each word), DKNY Jeans and design graphics(R), and DKNY Coverings and design graphics(R) are trademarks that will be licensed to the Company upon the closing of the Offering. See "Business--Trademarks" and "Certain Relationships and Related Transactions--License Agreement for Principal Trademarks."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives effect to the Reorganization (as defined in "Reorganization"). As used in this Prospectus, references to the "Company" mean the DK Companies (as defined in "Reorganization") as of dates and periods prior to the closing of the Offering and, thereafter, collectively, Donna Karan International Inc. and its subsidiaries. See "Reorganization." The financial information of the Company contained herein includes the Intermediate Entities (as defined in "Reorganization"). References herein to a specific year refer to the Company's fiscal year, which is the 52- or 53-week period ending on the Sunday nearest December 31. Certain capitalized terms used in this Prospectus are defined in the Glossary included herein.

                                  THE COMPANY

  Donna Karan International Inc. is one of the world's leading international fashion design houses. The Company designs, contracts for the production of, markets, and distributes "designer" and "bridge" collections of men's and women's clothing, sportswear, accessories, and shoes under the Donna Karan New York(R) and DKNY(R) brand names, respectively. The Company also develops, contracts for the production of, markets, and distributes collections of men's and women's fragrance, bath and body, and treatment products under the DK Men(TM) and Donna Karan New York(TM) brand names, respectively. In addition, the Company selectively has granted licenses for the manufacture and distribution of certain other products under the Donna Karan New York(R) and DKNY(R) brand names, including hosiery, intimate apparel, eyewear, and, most recently, a license for children's apparel under the DKNY(R) brand name in Europe and the Middle East. In 1995, the Company's net revenues were $510.1 million and its operating income was $42.5 million, representing a 21.4% and 46.7% increase, respectively, over 1994 net revenues and operating income. The Company's net income in 1995 was $53.7 million. On a pro forma basis, after giving effect to the Reorganization, the Offering, and certain other adjustments, the Company's net revenues were $504.6 million, its operating income was $30.1 million, and its net income was $18.4 million for 1995. The Company's products have significant international appeal, and in 1995, approximately 33.9% of the Company's net revenues (excluding net revenues generated from outlet stores and licensing) were to customers in international markets.

  The Company's net revenues (in millions) for 1995 were distributed as follows:

PRODUCT CATEGORIES
- ------------------
Donna Karan New York(R)
 collections for women(1)....  $ 77
DKNY(R) collections for
 women(1)....................   271
Donna Karan New York(R)
 collections for men(1)......    40
DKNY(R) collections for
 men(1)......................    37
Beauty products..............    30
Outlet stores and licensing..    55

GEOGRAPHIC MARKETS
- ------------------
United States(2)............  $301
Japan.......................    64
Europe and the Middle East..    57
Asia (excluding Japan)......    23
Other markets...............    10

- --------
(1) Includes apparel, accessory, and shoe collections.
(2) Excludes in the United States $55 million of net revenues from outlet stores and licensing.

  The Company has achieved its success through the implementation of the following operating strategies:

  . building the global name recognition and the distinctive brand image of Donna Karan New York(R) in the exclusive designer market and the DKNY(R) brand in the larger bridge market;

  . establishing successful designer collections and then leveraging the success of those collections and the depth of its design talent in the larger bridge market;

  . expanding on a worldwide basis, including in the United States, Europe and the Middle East, Japan, and other parts of Asia;

  . maintaining exclusivity of the brand image through coordinated global advertising and marketing, selective licensing arrangements, and controlled retail distribution; and

  . offering a "head-to-toe" assortment of complementary luxury product categories designed to satisfy the lifestyle needs of its customers.

  Founded in 1984 on the talents of Ms. Donna Karan, a leading fashion designer, the Company's initial focus was the Donna Karan New York(R) Collection of women's designer apparel and accessories. The original collection was based on Ms. Karan's concept of "seven easy pieces"--a collection of bodysuits and tights, dresses, skirts, blouses, jackets, pants, and accessories--that when layered in combinations achieved a consistent, but varied, high fashion look. The Donna Karan New York(R) Collection for women continues to represent high fashion apparel, made primarily with exclusively-developed luxury fabrics and designed with an emphasis on comfort and fit. The Donna Karan New York(R) Collection for women is recognized worldwide as one of the premier women's designer collections. Each of the spring and fall collections is introduced at major fashion shows which generate extensive coverage in the domestic and international fashion press, as well as the general media. The Donna Karan New York(R) Collection for women established the Company as a leading international fashion design house.

  The initial success of the Donna Karan New York(R) Collection for women made possible the launch of the DKNY(R) bridge collection of women's apparel and accessories in 1989. DKNY(R) was established as a separate brand name to create a distinct and more casual fashion identity at lower prices while retaining an association with the Donna Karan New York(R) designer image. The Company was able to leverage the depth within its design team, as well as its sourcing capabilities and distribution strength to successfully address the market opportunity in the larger bridge market, thereby increasing its customer base and range of products. Today, the women's apparel, accessory, and shoe collections sold under the DKNY(R) brand name constitute the Company's largest division, representing 53.1% of net revenues in 1995.

  Consistent with its operating philosophy and leveraging its name recognition and its strengths in design, sourcing, and distribution, the Company introduced the Donna Karan New York(R) Collection for men in 1991 and the DKNY(R) men's collection in 1992. The Donna Karan New York(R) Collection of designer apparel for men is sophisticated, elegant, comfortable, and made of luxury fabrics. The DKNY(R) men's collection is innovative, modern, relaxed, and made of lightweight, tactile fabrics. The combined men's collections, which include apparel and shoes, accounted for 15.0% of the Company's 1995 net revenues and experienced a 68.2% increase in net revenues from 1994 to 1995.

  To further leverage its strong brand name and image, in 1992 the Company launched the Donna Karan New York(R) fragrance for women. Based upon the success of that launch, the Company introduced men's and women's fragrance, bath and body, and treatment products. Sales of the Beauty Division have grown at a 96.0% compound annual growth rate since 1993 and represented 5.9% of the Company's net revenues in 1995. The Company intends to introduce a new women's fragrance under the Donna Karan New York(R) brand name in the second half of 1996. The Company also plans to introduce a DKNY(TM) women's fragrance in 1998 and a DKNY(TM) men's fragrance in 1999 with an appeal to a broader consumer base.

  Due to the global recognition of the Donna Karan New York(R) and DKNY(R) brands, the Company has been able to expand its sales internationally. In 1995, the Company's net revenues in Japan, Europe and the Middle East, and other parts of Asia represented 14.1%, 12.4%, and 5.1%, respectively, of net revenues (excluding net revenues generated from outlet stores and licensing). International sales increased from 1991 to 1995 from 14.4% to 33.9% of such net revenues. Management believes international sales will continue to grow as a percentage of the overall business and is focused on continuing to build the infrastructure to support the growth of its brands worldwide.

  To preserve the exclusivity of its brands, the Company maintains tight control over advertising, marketing, distribution, and licensing. All worldwide advertising, public relations, and marketing programs are managed on a centralized basis through the Company's Creative Services and Public Relations Departments in New York, which promote a consistent global image. In addition to expenditures by its product licensees, expenditures by the Company on advertising, public relations, and marketing of the Company's products totaled $33.8 million in 1995 (and cumulatively, $101.8 million since 1993). Similarly, the Company has been very selective in pursuing licensing opportunities and has maintained strict control over design, quality, advertising, marketing, and distribution in its five existing product licensing arrangements.

  To reinforce its exclusive image and appeal, the Company sells its products in the United States through a limited number of stores, including better department stores and large specialty stores, such as Bloomingdale's, Macy's, Saks Fifth Avenue, Neiman Marcus, Bergdorf Goodman, and Nordstrom, and better boutiques catering to fashion-conscious customers. Management believes sales of the Company's products typically rank among the leading fashion houses in terms of revenues in the department and large specialty stores in which they are sold. The Company sells its products internationally through better department and specialty stores and boutiques, as well as full-price, free-standing retail stores operated by third parties under the names Donna Karan New York(TM), DKNY(TM), and Donna Karan(TM) (the "International Retail Stores"). These free-standing retail stores exclusively showcase the Company's products. As of March 1, 1996, 29 free-standing International Retail Stores were located in 16 countries in Europe, the Middle East, and Asia. In March 1995, the Company entered into a retail agreement (the "Retail Agreement") with Hotel Properties Limited, a Singapore public company ("HPL"), and a corporation owned by a private investor with a substantial interest in HPL, providing for the establishment by HPL of an aggregate of 29 free-standing International Retail Stores, in Hong Kong, The People's Republic of China, The Philippines, South Korea, Taiwan, and Japan by December 31, 2000, the first of which opened in Hong Kong in January 1996.

  The Company has continued to develop additional products which address the lifestyle needs of its customers. During the past five years, the Company has expanded its product offerings to include the Donna Karan New York(R) Essentials and DKNY(R) Essentials collections for women, the Donna Karan New York(R) Signature collection for men, the DKNY(R) jeans and petite collections for women, DK Men(TM) and Donna Karan New York(TM) men's and women's beauty products, respectively, as well as DKNY(R) men's and women's shoes. By expanding its collections, the Company establishes a larger potential customer base by offering a "head-to-toe" product assortment.

  The Company's goals are to continue to leverage its strong brand name and image by expanding its current product offerings and to increase its presence in domestic and international markets. The principal elements of the Company's growth strategy are to:

  . Increase number of doors. During 1996, the Company expects selectively to increase the number of domestic doors (a "door" is a single retail outlet) through which its more recently-introduced products, including its beauty products and men's apparel, will be sold and to increase the number of international doors through which the Company's products are sold. One of the Company's goals is to approximately double the 1995 sales generated by its DKNY(R) menswear business in 1996, although there can be no assurance that the Company will be successful in attaining this goal.

  . Increase number of free-standing retail stores. The Company anticipates that 10 additional free-standing International Retail Stores will be opened in 1996 (including five stores to be opened under the Retail Agreement with HPL) and currently is considering a strategy for the opening of full-price, free-standing retail stores by or in arrangements with third parties in select locations in the United States.

  . Continue product segmentation and expansion. By continuing to segment and expand its collections, the Company provides a greater "head-to-toe" product assortment to better satisfy the lifestyle needs of existing customers and to appeal to new customers. In addition, expanding its product offerings allows the Company to increase sales through existing doors. The Company intends to launch a new women's fragrance under the Donna Karan New York(R) brand name in the second half of 1996, to add casual sportswear to its Donna Karan New York(R) men's collection, and to expand the range of the current activewear offerings included within the DKNY(R) women's collection for spring 1997. As a result of this expansion, the Company is considering the establishment of a new DKNY(R) activewear division. In addition, the Company intends to increase the product range of its Donna Karan New York(R) Essentials collection for women under its new Donna Karan New York(R) Signature label for spring 1997.

  . Broaden customer base. The Company plans to target broader market opportunities at lower prices than its apparel products with additional luxury products in categories such as beauty and accessories.

  . Expand licensing efforts. Having successfully established its brands worldwide, the Company now intends to expand its licensing efforts through the selective granting of new product licenses, which may include licenses relating to jeanswear and related apparel, swimwear, DKNY(R) underwear, watches, and home furnishings. There can be no assurance that the Company will enter into such licenses or of the terms thereof.

  Ms. Karan, the Company's Chairman, Chief Executive Officer, Chief Designer, and a substantial stockholder, has been designing fashion-forward apparel for over 25 years and is recognized as one of the world's preeminent fashion designers. Mr. Ruzow, the Company's President and Chief Operating Officer, has over 30 years of experience in the apparel industry. The Company's other executive officers and division presidents have significant experience in the fashion industry, with an average of over 20 years of experience.

  The principal executive offices of the Company are located at 550 Seventh Avenue, New York, New York 10018. Its telephone number is (212) 789-1500.

                                  THE OFFERING

COMMON STOCK OFFERED:

  U.S. Offering.............   7,525,000 Shares

  International Offering....   3,225,000 Shares

  Total.....................  10,750,000 Shares

Common Stock to be
 Outstanding After the        21,487,934 Shares
 Offering(1)(2)(3)..........

Use of Proceeds(3)..........  The Company intends to use the net proceeds of the Offering as follows: (i) to pay approximately $116.0 million to members of the Takihyo Group (as defined herein) and members of the Karan/Weiss Group (as defined herein) in satisfaction of the Distribution Notes (as defined herein) previously issued (including accrued interest thereon), representing cumulative undistributed taxable income on which taxes previously have been paid; (ii) to pay approximately $80.0 million to the Company's lenders in satisfaction of the term loans and the revolving line of credit under the Company's Credit Agreement (as defined herein), which amount represents the outstanding balance as of June 10, 1996; (iii) to pay $5.0 million to Stephen L. Ruzow, the President of the Company, representing a one-time payment pursuant to his employment agreement; (iv) to pay approximately $5.0 million to Gabrielle Studio (as defined herein), representing a one-time payment made in connection with the License Agreement (as defined herein) (which by its terms will amend previously existing licensing arrangements that could in certain circumstances, including the Offering, provide for higher royalty payments to Gabrielle Studio than those under the License Agreement); and (v) for general corporate purposes. See "Reorganization," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Compensation
                              Arrangements," and "Certain Relationships and Related Transactions--License Agreement for Principal Trademarks."

New York Stock Exchange
symbol......................  "DK"
- --------

(1) Includes 125,000 shares of Common Stock which the Company expects to award to certain employees of the Company pursuant to the 1996 Stock Incentive Plan on the effective date of the Offering. Excludes an aggregate of 1,475,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan. The Company expects to grant options for shares of Common Stock to certain employees of the Company pursuant to the 1996 Stock Incentive Plan at the initial offering price on the effective date of the Offering. Also excludes an aggregate of 100,000 shares of Common Stock reserved for issuance under the Company's 1996 Non-Employee Director Stock Option Plan. See "Management--1996 Stock Incentive Plan" and "--1996 Non-Employee Director Stock Option Plan."

(2) Excludes 18 shares of Class A Common Stock and two shares of Class B Common Stock held by members of the Karan/Weiss Group and members of the Takihyo Group, respectively, which will be outstanding after the Offering. See "Reorganization" and "Description of Capital Stock."

(3) Assumes an initial public offering price of $21.50 and no exercise of the Underwriters' over-allotment option.

                        SUMMARY COMBINED FINANCIAL DATA

  The following table sets forth, for the periods and at the dates indicated, summary combined financial data for the Company. Such data have been derived from the audited and unaudited Predecessor Combined Financial Statements of the Company included elsewhere herein. See "Selected Combined Financial Data." The following table also includes certain unaudited pro forma combined statement of income data for 1995 and 1996 which give effect to the Reorganization, the Offering, and certain other adjustments as if they occurred on January 2, 1995. In addition, the unaudited pro forma combined balance sheet data gives effect to the Reorganization, the Offering, and certain other adjustments as if they occurred on March 31, 1996. See "Pro Forma Combined Financial Information."

                                              FISCAL YEAR ENDED                      FISCAL QUARTER ENDED
                          ---------------------------------------------------------- ----------------------
                          DECEMBER 28, JANUARY 2, JANUARY 2, JANUARY 1, DECEMBER 31,  APRIL 2,   MARCH 31,
                            1991(1)       1993       1994       1995        1995        1995        1996
                          ------------ ---------- ---------- ---------- ------------ ----------  ----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
 DATA:
 Net revenues...........    $196,570    $259,947   $364,705   $420,164   $  510,126  $  120,693  $  159,585
 Gross profit...........      64,496      92,309    130,475    148,992      179,437      44,203      52,861
 Selling, general, and
  administrative
  expenses..............      54,544      63,933    102,748    119,995      136,906      33,041      39,411
                            --------    --------   --------   --------   ----------  ----------  ----------
 Operating income.......       9,952      28,376     27,727     28,997       42,531      11,162      13,450
 Equity in earnings of
  affiliate(2)..........         --          --         --         --         2,519         --          988
 Interest expense, net..         (82)       (892)    (4,063)    (8,862)      (7,650)     (1,701)     (2,047)
 Other expense(3).......         --          --      (2,980)    (2,651)         --          --          --
 Gain on sale of
  interests in
  affiliate(2)..........         --          --         --         --        18,673      18,673         --
                            --------    --------   --------   --------   ----------  ----------  ----------
 Income before provision
  for certain state,
  local, and foreign
  income taxes..........       9,870      27,484     20,684     17,484       56,073      28,134      12,391
 Provision for certain
  state, local, and
  foreign income taxes..       2,187       3,522      1,312      1,139        2,398       1,408         690
                            --------    --------   --------   --------   ----------  ----------  ----------
 Net income.............    $  7,683    $ 23,962   $ 19,372   $ 16,345   $   53,675  $   26,726  $   11,701
                            ========    ========   ========   ========   ==========  ==========  ==========
PRO FORMA STATEMENT OF INCOME DATA (UNAUDITED)(4)(5)(6):
 Net revenues..........................................................  $  504,605  $  115,172  $  159,585
 Gross profit..........................................................     159,817      34,468      48,699
 Selling, general, and administrative expenses.........................     129,761      27,634      38,661
                                                                         ----------  ----------  ----------
 Operating income......................................................      30,056       6,834      10,038
 Equity in earnings of affiliate.......................................       2,913         394         988
 Interest expense, net.................................................        (839)        (32)        (94)
                                                                         ----------  ----------  ----------
 Income before provision for income taxes..............................      32,130       7,196      10,932
 Provision for income taxes............................................      13,705       3,108       4,721
                                                                         ----------  ----------  ----------
 Net income............................................................  $   18,425  $    4,088  $    6,211
                                                                         ==========  ==========  ==========
 Pro forma per share information(7)....................................  $      .88  $      .19  $      .31
                                                                         ==========  ==========  ==========
 Number of common shares assumed outstanding(7)........................  16,584,708  16,584,708  16,584,708
                                                                         ==========  ==========  ==========

                                                             MARCH 31, 1996
                                                         -----------------------
                                                                    PRO FORMA,
                                                                  AS ADJUSTED(8)
                                                          ACTUAL   (UNAUDITED)
                                                         -------- --------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital.......................................  $118,766    $134,617
 Total assets..........................................   226,267     254,277
 Total long-term debt, including current portion.......    72,724         514
 Stockholders' equity and partners' capital............    91,791     172,992

(1) Selling, general, and administrative expenses for 1991 included payments of and accruals for consulting fees to the Principals (as defined herein) of $14.0 million in addition to amounts paid to certain executives pursuant to their then existing employment arrangements. Excluding these consulting fees, operating income and net income would have been $24.0 million and $21.7 million, respectively.

(2) On March 31, 1995, the Company sold 70% of its interest in the operations of Donna Karan Japan to a nonaffiliated party. The Company recognized a gain on this transaction, net of transaction costs, of $18.7 million. Subsequent to the sale, the Company has accounted for its remaining 30% interest in the operations of Donna Karan Japan using the equity method of accounting. Equity in earnings of affiliate amounted to $2.5 million and $1.0 million for the year ended December 31, 1995 and the quarter ended March 31, 1996, respectively. See Note 9 to Notes to Predecessor Combined Financial Statements.

(3) Other expenses represent charges, primarily legal and other professional fees, related to a proposed initial public offering in 1993 amounting to $3.0 million and a proposed debt offering in 1994 amounting to $2.7 million.

(4) The unaudited pro forma statement of income data for the fiscal year ended December 31, 1995 reflects the Reorganization, the Offering, and the following adjustments as if they had occurred on January 2, 1995: (a) royalties of $12.8 million to be paid to Gabrielle Studio pursuant to the License Agreement; (b) a decrease in aggregate compensation from $4.3 million to $2.0 million for two of the Company's executives pursuant to their new employment agreements; (c) a reduction in interest costs of $6.2 million assuming the application of up to $75.7 million (which amount represents the maximum amount outstanding during the year) of the proceeds from the Offering to reduce the actual outstanding indebtedness under the Credit Agreement; (d) a reduction of $0.6 million in amortization of deferred financing costs, which costs would have been written off in connection with repayment of outstanding indebtedness under the Credit Agreement; and (e) an increase of $11.3 million for income taxes based upon pro forma pre-tax income as if the Company had been subject to Federal and additional state income taxes. In addition, the unaudited pro forma statement of income data reflects adjustments arising from the sale of the Company's 70% interest in the operations of Donna Karan Japan, as if it had occurred on January 2, 1995.

(5) The unaudited pro forma statement of income data for the fiscal quarters ended April 2, 1995 and March 31, 1996 reflect the Reorganization, the Offering, and the following adjustments as if they had occurred on January 2, 1995: (a) royalties of $2.9 million and $4.2 million in 1995 and 1996, respectively, payable to Gabrielle Studio pursuant to the License Agreement; (b) a decrease in aggregate compensation from $1.1 million to $0.5 million in 1995, and from $1.3 million to $0.5 million in 1996 for two of the Company's executives pursuant to their new employment agreements;
    (c) a reduction in interest costs of $1.5 million and $1.6 million in 1995 and 1996, respectively, assuming the application of up to $73.2 million and $87.4 million in 1995 and 1996, respectively, (which amounts represent the maximum amount outstanding during the periods) of the proceeds from the Offering to reduce the actual outstanding indebtedness under the Credit Agreement; (d) a reduction of $0.1 million and $0.3 million in 1995 and 1996, respectively, in amortization of deferred financing costs, which costs would have been written off in connection with repayment of outstanding indebtedness under the Credit Agreement; and (e) an increase of $1.7 million and $4.0 million in 1995 and 1996, respectively, for income taxes based upon pro forma pre-tax income as if the Company had been subject to Federal and additional state income taxes. In addition, the unaudited pro forma statement of income data for the quarter ended April 2, 1995 reflects adjustments arising from the sale of the Company's 70% interest in the operations of Donna Karan Japan, as if it had occurred on January 2, 1995.

(6) The pro forma statement of income data does not include the non-recurring pre-tax charge of approximately $20.3 million (approximately $11.6 million on an after-tax basis) which the Company expects to accrue immediately following the closing of the Offering, relating to (a) the anticipated consolidation of the Company's warehouse facilities ($5.0 million), (b) a one-time payment to the President of the Company pursuant to his employment agreement ($5.0 million), (c) a one-time payment to Gabrielle Studio in connection with the License Agreement (approximately $5.0 million), (d) the write-off of deferred financing costs related to the Company's Credit Agreement ($2.7 million), and (e) a one-time charge of approximately $2.7 million in connection with the award of 125,000 shares of Common Stock to certain employees pursuant to the Company's 1996 Stock Incentive Plan. In addition, the unaudited pro forma statement of income data does not include a deferred tax asset of approximately $15.6 million at December 31, 1995 and $15.5 million at March 31, 1996, in addition to certain state and local deferred tax assets recorded on a historical basis, which the Company will record concurrently with becoming subject to Federal and additional state and local income taxes.

(7) Pro forma per share information is based on 10,612,934 shares of Common Stock outstanding prior to the Offering, increased by the sale of 5,846,774 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million in satisfaction of the Distribution Notes and 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan. The net income used in the calculation of pro forma per share information for the year ended December 31, 1995 excludes the reduction of interest costs of $6.2 million in (4)(c) above and the reduction in amortization of deferred financing costs of $0.6 million noted in (4)(d) above, and the related tax effect of $2.9 million. The net income used in the calculation of pro forma per share information for the quarters ended April 2, 1995 and March 31, 1996 excludes the reduction of interest costs of $1.5 million and $1.6 million in 1995 and 1996, respectively, in (5)(c) above and the reduction in amortization of deferred financing costs of $0.1 million and $0.3 million in 1995 and 1996, respectively, in (5)(d) above, and the related tax effect of $0.7 million and $0.8 million in 1995 and 1996, respectively.

  Supplementary pro forma per share information for the year ended December 31, 1995, and quarters ended April 2, 1995 and March 31, 1996 are $.91, $.20, and $.31, respectively, based on 10,612,934 shares of Common Stock outstanding prior to the Offering, increased by (a) the sale of 5,846,774 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million in satisfaction of the Distribution Notes, (b) the sale of 3,639,113 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to repay approximately $72.2 million to the Company's lenders for the term loans under the Company's credit facility and to reduce the amount outstanding under the Company's revolving line of credit at March 31, 1996, and (c) 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan. The net income used in the calculation of supplementary pro forma per share information is $18.4 million, $4.1 million, and $6.2 million for the year ended December 31, 1995 and the quarters ended April 2, 1995 and March 31, 1996, respectively.

(8) The unaudited pro forma, as adjusted, balance sheet data reflects (a) the Reorganization, (b) the issuance of the Distribution Notes, (c) the sale of the shares of Common Stock offered by the Company hereby assuming an initial public offering price of $21.50 per share and no exercise of the Underwriters' over-allotment option, (d) the application of the estimated net proceeds received by the Company therefrom to pay the Distribution Notes, to pay the amount outstanding under the Company's credit facility at March 31, 1996, to pay Stephen L. Ruzow a one-time payment pursuant to his employment agreement, to pay to Gabrielle Studio a one-time payment in connection with the License Agreement, and for general corporate purposes,
    (e) the non-recurring pre-tax charge of approximately $20.3 million (approximately $11.6 million on an after-tax basis) which the Company expects to accrue immediately following the closing of the Offering as described in note 6 above, and (f) a deferred tax asset of approximately $15.5 million described in note 6 above. In the second quarter of 1996, the Company made distributions subsequent to March 31, 1996 of $4.7 million with respect to taxes on 1995 and prior years' income which were payable in 1996, $7.7 million with respect to 1996 taxable income, $4.6 million of cash held in Intermediate Entities, and $5.8 million of taxes payable in connection with the sale of 70% of the Company's interest in the operations of Donna Karan Japan, for a total of $22.8 million.

                                 RISK FACTORS

  Prospective investors should consider carefully the following information in conjunction with the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

PUBLICITY

  There have been recent statements in the press that may be misleading to potential investors. To the extent that these statements are inconsistent with or conflict with the information contained in this Prospectus or relate to information not contained in this Prospectus, they are disclaimed by the Company and the Underwriters. Accordingly, prospective investors should not rely on any of the statements or any other information not contained in this Prospectus.

DEPENDENCE ON KEY PERSONNEL

  The future success of the Company largely is dependent on the talents and efforts of Ms. Karan, the Company's Chairman of the Board, Chief Executive Officer, and Chief Designer, as well as on the talents and abilities of key members of the Company's design teams and other key management executives. The Company believes that it has developed depth and experience within its design teams and management; however, no assurance can be given that the Company's business would not be adversely affected if certain key members of the Company's design teams or management ceased to be active in the business of the Company. Ms. Karan is also integral to the Company's marketing efforts. The loss of the services of Ms. Karan would have a material adverse effect on the Company. The Company maintains key-person life insurance in the amount of $1,000,000 on the life of Ms. Karan.

  Effective upon the consummation of the Offering, Ms. Karan and the Company will enter into an employment agreement, which provides for Ms. Karan to be the Company's Chairman of the Board of Directors, Chief Executive Officer, and Chief Designer. Under the employment agreement, Ms. Karan may engage in certain activities for her personal benefit, such as personal endorsements and appearances, motion pictures, television, writing, speaking and teaching engagements, photography, the fine arts, designing for stage, film and other media, architectural, industrial, and interior design (exclusive of home furnishings) and sales of limited edition products based on such designs, and consulting services in connection with the foregoing; provided such activities are not directly competitive with the Company's principal product lines and price points and do not interfere with her primary obligations to the Company. The employment agreement requires Ms. Karan to provide at least four months' notice of intent to terminate the agreement. During the initial three-year term of the employment agreement, Ms. Karan may terminate her employment as Chief Executive Officer without reason, and after such initial three-year term, Ms. Karan may terminate her employment as Chairman of the Board of Directors, Chief Executive Officer, and Chief Designer without reason. The employment agreement also may be terminated at any time without notice by Ms. Karan for "good reason," which includes, among other events, a Change in Control (as defined in the Glossary), including certain changes in ownership of voting securities, an acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and changes in the composition of the Board of Directors. See the Glossary for a complete description of Change in Control. The employment agreement provides that for a period of one year following termination Ms. Karan shall not participate or engage in, either directly or indirectly, with the exception of Gabrielle Studio, any business activity that is directly competitive with the Company's then current principal product lines and price points and could reasonably be expected to have a material adverse effect on the Company. In addition, the Company has employment agreements with certain other of its key management executives. See "Management--Compensation Arrangements."

DEPENDENCE ON AND PROTECTION OF LICENSED INTELLECTUAL PROPERTY RIGHTS

  In connection with the Reorganization and upon the closing of the Offering, Gabrielle Studio, Inc. ("Gabrielle Studio"), a corporation wholly-owned by Ms. Karan, her husband, Stephan Weiss, and trusts established for the benefit of Ms. Karan and for the benefit of Ms. Karan's and Mr. Weiss' children (the "KW

Trusts"), will enter into a license agreement with the Company (the "License Agreement"), which will amend in its entirety the licensing arrangements previously existing between the Company and Gabrielle Studio. The License Agreement provides for the grant of an exclusive license in perpetuity throughout the world to use, and sublicense the right to use, the trademarks "Donna Karan," "Donna Karan New York," "DKNY," "DK," and, in addition, all current and future variations thereof (collectively, the "Licensed Marks"), and to use, and sublicense the right to use, the name and likeness of Ms. Donna Karan, in connection with the design, manufacture, distribution, sale (both at retail and at wholesale), advertising, marketing, and promotion of products and offering of store services, other than products and specified services for which Gabrielle Studio has retained the right to use or license such trademarks which Gabrielle Studio has licensed to Ms. Karan. See "Certain Relationships and Related Transactions--License Agreement for Principal Trademarks" for a more complete description of the terms of this license and the royalty payable thereunder. There is no restriction on the transferability of shares of Gabrielle Studio. The Company considers its rights under the License Agreement to be material, and as a result, termination of the License Agreement and the loss of the right to use such Licensed Marks would have a material adverse effect upon the Company.

  The License Agreement will impose certain obligations on the Company with respect to the quality of the products to be sold bearing, and services offered in connection with, the Licensed Marks or the name or likeness of Ms. Karan and the sales and promotional materials used with respect to the products bearing the Licensed Marks or the name or likeness of Ms. Karan and services offered in connection therewith. In addition, the License Agreement will provide that at such time as Ms. Karan is no longer the Chief Executive Officer and Chief Designer or Chairman of the Board of Directors and Chief Designer of the Company, the Licensed Marks may only be used by the Company in the market segments in which such Licensed Marks previously were used.

  The License Agreement will provide that it may be terminated by Gabrielle Studio upon the failure of the Company to pay any amount due within 60 days of receipt of notice of such failure, or if the Company violates the quality control provisions of the License Agreement and fails to initiate and thereafter pursue appropriate corrective action within 60 days after a final unappealable determination by an arbitration tribunal or court of competent jurisdiction that such violation has occurred. The License Agreement also may be terminated by Gabrielle Studio upon the occurrence of, among other events, a Change in Control, including certain changes in ownership of voting securities, an acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and changes in the composition of the Board of Directors. See the Glossary for a complete description of Change in Control.

  While Gabrielle Studio and its shareholders have lessened the likelihood of a bankruptcy proceeding by agreeing that Gabrielle Studio will not engage in any activities other than those related to the License Agreement and the license agreement with Ms. Karan, there can be no assurance that a case under the Federal bankruptcy laws will not be commenced by or against Gabrielle Studio in the future. If such a case were to be commenced, the trustee in the bankruptcy case or Gabrielle Studio, as debtor-in-possession, could reject the License Agreement. In such event, the Company would lose its right to use the Licensed Marks, which would have a material adverse effect on the Company. See "Reorganization" and "Certain Relationships and Related Transactions--License Agreement for Principal Trademarks."

  Upon the closing of the Offering, Mr. Weiss will grant to the Company an exclusive, royalty-free, worldwide license for the use of the designs for the bottles in which the Beauty Division products currently are packaged and a non-exclusive, royalty-free, worldwide license for use of the utility patents for such bottles. The grant of this license does not provide for sublicenses to independent third parties. Additionally, this license agreement may be terminated by licensor for material breaches of the agreement which remain uncured for a period of 180 days after notice. The termination of this license agreement could have a material adverse effect on the Company. See "Certain Relationships and Related Transactions--License Agreement for Perfume Bottles."

  The Company devotes substantial resources to the registration, maintenance, and protection of its intellectual property rights (including the Licensed Marks). There can be no assurance that the actions taken by the Company to establish and protect its trademarks, including the Licensed Marks, and other proprietary rights will prevent imitation of its products or infringement of its intellectual property rights by others, or prevent the loss of revenue or other damages caused thereby. As a result of the Company offering new products, utilizing new trademarks, and selling its products in foreign countries, the Company is in the process of expanding its intellectual property rights. There can be no assurance that such efforts will be successful or that others will not resist such efforts or seek to block sales of the Company's products as violative of their trademark and proprietary rights. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. See "Business--Trademarks."

FASHION AND APPAREL INDUSTRY RISKS

  The Company believes that its success depends in substantial part on its ability to originate and define fashion trends as well as to anticipate and react to changing consumer demands in a timely manner. There can be no assurance that the Company will continue to be successful in this regard. The Company attempts to reduce the risks of changing fashion trends and product acceptance by contracting for the production of the bulk of its apparel products only after receiving a significant portion of the anticipated orders for such products. Nevertheless, if the Company misjudges the market for its collections, it may be faced with a significant amount of unused fabrics and yarns, which could have a material adverse effect on the Company.

  The apparel industry is cyclical. Purchases of apparel and related merchandise tend to decline during recessionary periods and also may decline at other times. The increase in the Company's sales in each of 1993, 1994, and 1995 was in contrast to general apparel industry trends and the difficult retail environment. There can be no assurance that the Company will be able to maintain its historical rate of growth in revenues and earnings, or remain profitable, particularly if the retail environment remains stagnant or declines. Further, a recession in the general economy or uncertainties regarding future economic prospects could affect consumer spending habits and have an adverse effect on the Company's results of operations.

  Competition is strong in the segments of the fashion industry in which the Company operates. The Company competes with numerous designers and manufacturers of apparel and accessory products, domestic and foreign, none of which accounts for a significant percentage of total industry sales, but some of which are significantly larger and have substantially greater resources than the Company. In addition, with substantial financial backing, talented designers can become competitors within several years of establishing a new label. The Company's business depends, in part, on its ability to shape and stimulate consumer tastes and demands by producing innovative, attractive, and exciting fashion products, as well its ability to remain competitive in the areas of design and quality. See "Business--Products" and "--Competition."

CHANGES IN THE RETAIL INDUSTRY

  The retail industry periodically has experienced consolidation and other ownership changes. In addition, some of the Company's customers have operated under the protection of the federal bankruptcy laws. In January 1996, Barneys, Inc. and Barneys America, Inc. (together, "Barneys") and certain affiliated entities filed for protection under the Federal bankruptcy laws. Barneys accounted for 2.3% of the Company's gross revenues during 1995, and the Company estimates that its maximum uninsured loss as a result of Barneys' bankruptcy will be approximately $2.0 million, which amount has been reserved for at December 31, 1995. In the future, other retailers in the United States and in foreign markets may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business or financial condition, there can be no assurance as to the future effect of any such changes. See "Business--Management Information Systems; Inventory and Credit Control."

RISKS OF GROWTH STRATEGIES

  As part of the Company's growth strategy, the Company plans to increase sales by increasing the number of domestic doors through which its more recently-introduced products will be sold and by further increasing the number of international doors through which its products are sold. The Company also plans to grow its sales through distribution to free-standing International Retail Stores and is considering a strategy for the opening of full-price, free-standing retail stores in select locations in the United States. There can be no assurance that these strategies will be successful or that the Company's overall net revenues will increase as a result of an increase in the number of its doors or as a result of sales to full-price, free-standing retail stores. See "Business--Customers" and "--International Business."

  In addition, the Company's plan has been and continues to be to segment and extend its existing collections, as well as to increase its customer base by adding new luxury products in lower price categories than its apparel products, such as beauty products and accessories. There can be no assurance that certain of the Company's collections or any new products or collections that it may add in the future will achieve the same degree of success as that achieved by the Donna Karan New York(R) collections of men's and women's apparel and by the DKNY(R) collections of men's and women's apparel, or that such collections or products will be profitable. The introduction of new collections and products generally is characterized by relatively high start-up costs, as well as production, distribution, and marketing inefficiencies associated with the initial limited distribution of such collections and products. Further, the introduction of new products at lower prices may dilute the Company's brand image, and as a result, may lower the appeal of the Company's existing products and collections. There can be no assurance that any collection or product which the Company has or may introduce will achieve sales levels sufficient to enable it to generate profits or positive cash flow. Expansion of the Company's operations or of its collections or products also could require capital beyond that provided by the Offering and the Company's credit facility. There can be no assurance that such capital will be available to the Company, or, if available, that it will be available on terms the Company considers reasonable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company continually evaluates the markets for its products and whether it would be more advantageous to the Company to license, joint venture, or otherwise dispose of certain of its product lines. For example, although the Company initially contracted for the manufacture of and distributed hosiery as part of its Donna Karan New York(R) Collection for women, the Company determined for business and financial considerations that a license of such hosiery business would be more appropriate. Accordingly, the Company entered into a license agreement with Hanes Hosiery, a division of Sara Lee Corporation, which currently provides for the manufacture and worldwide distribution of hosiery bearing certain of the Licensed Marks. See "Business-- Licensed Products." However if the Company determines to license, joint venture, or otherwise dispose of any of such product lines, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON CERTAIN CUSTOMERS AND LICENSEES

  Certain of the Company's customers, including some under common ownership, have accounted for significant portions of the Company's gross revenues. During 1995, Bloomingdale's, Macy's, and affiliated stores owned by Federated Department Stores together accounted for approximately 12.3% of the Company's gross revenues; Saks Fifth Avenue stores accounted for approximately 9.8% of the Company's gross revenues; Neiman Marcus stores and Bergdorf Goodman stores, owned by The Neiman Marcus Group, Inc., together accounted for approximately 7.8% of the Company's gross revenues; and Nordstrom stores accounted for approximately 7.1% of the Company's gross revenues. Sales to entities affiliated with HPL, including Donna Karan Japan, the Company's distributor in Japan in which the Company has a 30% equity interest, and certain free-standing International Retail Stores, accounted for approximately 11.1% of the Company's gross revenues for 1995. See "Business--Customers" and "--International Business." The Company's 10 largest customers accounted for approximately 60.8% of the Company's gross revenues during 1995. A decision by the controlling owner of a group of stores or any substantial customer, whether motivated by fashion concerns, financial difficulties, or otherwise, to decrease the amount of merchandise purchased from the Company or to cease carrying the Company's products could materially adversely affect the Company.

FOREIGN OPERATIONS AND SOURCING; IMPORT RESTRICTIONS

  During 1995, approximately 46.6% of the Company's direct purchases of raw materials, labor and finished goods for its apparel, accessories, shoes, and beauty products were produced in Hong Kong, Taiwan, South Korea, and other Asian countries; approximately 28.1% were produced in the United States; approximately 22.9% were produced in Europe; and approximately 2.4% were produced elsewhere, all through arrangements with independent contractors. In addition, the Company has been increasing its international sales and, in 1995, approximately 33.9% of the Company's net revenues (excluding net revenues generated from outlet stores and licensing) were to customers in international markets. As a result, the Company's operations may be affected adversely by political instability resulting in the disruption of trade from the countries in which the Company's contractors, suppliers, or customers are located, the imposition of additional regulations relating to imports, the imposition of additional duties, taxes, and other charges on imports, significant fluctuations of the value of the dollar against foreign currencies, or restrictions on the transfer of funds. The Company currently hedges its exposure to certain foreign currency fluctuations. The inability of a contractor to ship orders of the Company's products in a timely manner could cause the Company to miss the delivery date requirements of its customers for those items, which could result in cancellation of orders, refusal to accept deliveries, or a reduction in sales prices. Further, since the Company is unable to return merchandise to its suppliers, it could be faced with a significant amount of unsold merchandise, which could have a material adverse effect on the Company. See "Business--Sourcing and Product Development."

  Sovereignty over Hong Kong is scheduled to be transferred from the United Kingdom to The People's Republic of China effective July 1, 1997. If the business climate in Hong Kong were to experience an adverse change as a result of the transfer, the Company believes it could relocate its production and sourcing facilities outside Hong Kong and replace the merchandise currently produced in Hong Kong with merchandise produced elsewhere without a material adverse effect on the Company. Nevertheless, there can be no assurance that the Company would be able to do so.

  The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and a number of foreign countries, including Taiwan, South Korea, and Hong Kong. These agreements, which have been negotiated bilaterally either under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, and other applicable statutes, impose quotas on the amounts and types of merchandise which may be imported into the United States from these countries. These agreements also allow the United States to impose restraints at any time on the importation of categories of merchandise that, under the terms of the agreements, are not currently subject to specified limits. The Company's imported products are also subject to United States customs duties which comprise a material portion of the cost of the merchandise. A substantial increase in customs duties could have an adverse effect on the Company's operating results. The United States and the countries in which the Company's products are produced or sold may, from time to time, impose new quotas, duties, tariffs, or other restrictions, or adversely adjust prevailing quota, duty, or tariff levels, any of which could have a material adverse effect on the Company.

CONFLICTS OF INTEREST

  Ms. Karan, Mr. Weiss, and the KW Trusts are the sole shareholders of Gabrielle Studio. The Company will license from Gabrielle Studio the right to use and sublicense the Licensed Marks pursuant to the License Agreement. In connection with the License Agreement, the Company will make a one-time payment to Gabrielle Studio of approximately $5.0 million. The Company will also pay an annual royalty to Gabrielle Studio based on the Company's net sales (as defined in the License Agreement). In addition, Mr. Weiss is the owner of the designs of the bottles in which the Beauty Division products currently are packaged. Upon the closing of the Offering, Mr. Weiss will grant to the Company an exclusive, royalty-free, worldwide license for the use of the designs for the bottles and a non-exclusive, royalty-free, worldwide license for use of the utility patents for the bottles. Mr. Weiss will receive approximately $400,000, representing his out-of-pocket costs incurred in the development of the bottles and the issuance of the patents thereon, upon the grant of these licenses to the Company. Such expenses are comprised substantially of outside legal fees incurred in connection with the registration and maintenance of such patents around the world.

  Ms. Karan is the Company's Chairman of the Board of Directors, Chief Executive Officer, and Chief Designer. In addition, upon completion of the Offering, Ms. Karan, Mr. Weiss, the KW Trusts and Gabrielle Studio, considered as a group (the "Karan/Weiss Group"), will beneficially own in the aggregate approximately 24.7% of the outstanding Common Stock, assuming no exercise of the Underwriters' over-allotment option. As a result of Ms. Karan's and Mr. Weiss' interests in Gabrielle Studio (the Licensor under the License Agreement), their positions at the Company, and their ownership of the Company's Common Stock, various conflicts of interest may arise upon completion of the Offering. The Bylaws, however, provide that Donna Karan and Stephan Weiss shall not participate in any vote of the Board of Directors regarding any transaction by the Company with Gabrielle Studio, including transactions related to the License Agreement. See "Certain Relationships and Related Transactions."

MATERIAL BENEFITS TO PRINCIPAL STOCKHOLDERS AND KEY PERSONNEL

  The Company intends to use the net proceeds of the Offering as follows: (i) to pay approximately $58.0 million to Mr. Tomio Taki, Mr. Frank R. Mori, Takihyo Inc., and certain affiliates of Messrs. Taki and Mori (collectively, the "Takihyo Group"), and approximately $58.0 million to Ms. Karan, Mr. Weiss, and the KW Trusts, in satisfaction of the Distribution Notes previously issued (including accrued interest thereon), representing cumulative undistributed taxable income on which taxes previously have been paid; (ii) to pay approximately $80.0 million to the Company's lenders in satisfaction of the term loans and the revolving line of credit under the Company's Credit Agreement, which amount represents the estimated outstanding balance at June 10, 1996; (iii) to pay $5.0 million to the President of the Company representing a one-time payment pursuant to his employment agreement; (iv) to pay approximately $5.0 million to Gabrielle Studio, representing a one-time payment made in connection with the License Agreement; and (v) for general corporate purposes. In addition, as part of the Reorganization the Karan/Weiss Group and the Takihyo Group will receive shares of Common Stock. In consideration of the Company repaying amounts outstanding under the Credit Agreement, the Company's lenders will release certain liens held by them on the license agreement between Ms. Karan and Gabrielle Studio and the current license agreement between Gabrielle Studio and the Company. Gabrielle Studio, wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trusts, will commence receiving royalties after the closing of the Offering pursuant to the License Agreement. See "Certain Relationships and Related Transactions--License Agreement for Principal Trademarks" for the royalties to be received by Gabrielle Studio. See also "Reorganization," "Use of Proceeds," and "Capitalization."

CONTROL BY PRINCIPAL STOCKHOLDERS; CERTAIN ANTI-TAKEOVER PROVISIONS

  Upon completion of the Offering, each of the Karan/Weiss Group and the Takihyo Group will beneficially own, in the aggregate, approximately 24.7% of the outstanding Common Stock, (23.0% if the Underwriters' over-allotment option is exercised in full). As a result of the beneficial ownership of their stock, the Karan/Weiss Group and the Takihyo Group will have sufficient voting power to control the election of the entire Board of Directors of the Company and, subject to their fiduciary duties, the operations and policies of the Company. Pursuant to a stockholders agreement, the Takihyo Group will be entitled to designate two members of the Board of Directors of the Company until such time as the Takihyo Group sells any shares of Common Stock (other than shares distributed to stockholders of Takihyo) and, thereafter, has the right to designate one member of the Board of Directors, so long as the Takihyo Group continues to own a certain percentage of Common Stock, and Ms. Karan and Mr. Weiss will be entitled to designate one member of the Board of Directors of the Company, in addition to themselves, until such time as the Karan/Weiss Group owns less than 20% of the then outstanding Common Stock. The Karan/Weiss Group on the one hand, and the Takihyo Group on the other hand, have agreed to vote the shares of Common Stock owned by them for each other's designees (and, in the case of the Takihyo Group, for Ms. Karan and Mr. Weiss) as directors. See "Management--Board of Directors."

  Each of the Karan/Weiss Group and the Takihyo Group may have the ability, by virtue of their stock ownership, to prevent or cause a change in control of the Company. Certain provisions of the Company's Restated Certificate of Incorporation and material agreements, including the License Agreement with Gabrielle Studio and the employment agreement with Ms. Karan, may be deemed to have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control of the Company. In addition, the Company's 1996 Stock Incentive Plan and 1996 Non-Employee Director Stock Option Plan provide for accelerated vesting of stock options upon a "change in control" of the Company. See "Management--Compensation Arrangements," "--Board of Directors," "--The 1996 Stock Incentive Plan," "--The 1996 Non-Employee Director Stock Option Plan," "Certain Relationships and Related Transactions-- License Agreement for Principal Trademarks," and "Description of Capital Stock."

CHANGE IN ORGANIZATIONAL STRUCTURE; RESIGNATIONS OF MESSRS. TAKI AND MORI

  Until completion of the Reorganization, the Company will continue to consist of the DK Companies, a series of affiliated partnerships and corporations. The policies of the DK Companies currently are determined by Ms. Karan and Mr. Weiss and Messrs. Taki and Mori, acting on behalf of their affiliates. Ms. Karan, as chief executive officer of the DK Companies, and other key management executives are responsible for the day-to-day implementation of the DK Companies' strategies. Pursuant to the Reorganization, the interests of Ms. Karan, Mr. Weiss, Mr. Taki, and Mr. Mori (collectively, the "Principals") and their affiliates in the DK Companies will be consolidated into the Company, and thereafter the Company's business will be subject to the direction and control of the Board of Directors of the Company. Immediately prior to the closing of the Offering, Messrs. Taki and Mori will resign from the Board of Directors, upon the advice of counsel, to avoid the appearance of a conflict of interest due to their associations with the Company and Anne Klein & Company, an affiliate of Takihyo Inc. (with which Messrs. Taki and Mori are affiliated). Pursuant to a stockholders agreement, the Takihyo Group has the right to designate two members of the Board of Directors until such time as the Takihyo Group sells any shares of Common Stock (other than shares distributed to stockholders of Takihyo) and, thereafter, has the right to designate one member of the Board of Directors, so long as the Takihyo Group continues to own a certain percentage of Common Stock. There can be no assurance that the change in organizational structure or the resignation from the Board of Directors of Messrs. Taki and Mori will not have a material adverse effect on the Company. See "Management--Board of Directors."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiation among the Company, the Principals, and the representatives of the Underwriters (the "Representatives"). The Company's Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance; however, there can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market at or above the initial public offering price. See "Underwriters."

  The stock market has from time to time experienced extreme price and volume volatility. In addition, the market price of the Company's Common Stock, like that of other apparel industry stocks, may be highly volatile due to certain risks inherent in the apparel industry. Factors such as quarter-to-quarter variations in the Company's revenues and earnings could cause the market price of the Common Stock to fluctuate significantly. Further, due to the volatility of the stock market and the prices of stocks of apparel companies generally, the price of the Common Stock could fluctuate for reasons unrelated to the operating performance of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 21,487,934 shares of Common Stock outstanding (23,100,434 shares if the Underwriters' over-allotment option is exercised in full). The 10,750,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares held by an "affiliate" of the Company. The 10,612,934 shares owned by the Karan/Weiss Group and the Takihyo Group are deemed to be "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Rule 144"), in that such shares were issued in private transactions not involving a public offering. None of such shares will be eligible for sale under Rule 144 prior to the second anniversary of the closing of the Offering. For a description of the requirements of Rule 144, see

"Shares Eligible for Future Sale." The Company intends to file Forms S-8 with respect to the shares under its 1996 Stock Incentive Plan and its 1996 Non-Employee Director Stock Option Plan, including the 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to its 1996 Stock Incentive Plan.

  Upon completion of the Offering, the Karan/Weiss Group and the Takihyo Group will beneficially own an aggregate of 10,612,934 shares of restricted Common Stock. All existing stockholders of the Company have entered into lock-up agreements with the Representatives wherein they have agreed not to sell any of their shares for a period of 180 days after the date of the Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters. See "Underwriters."

  The Company has granted to members of the Takihyo Group (other than the Intermediate Entities) the right to demand, on an aggregate of two occasions, registration under the Securities Act, at the Company's expense, of all or a portion of the shares which they will beneficially own upon completion of the Offering, subject to a minimum demand of 5% of the then outstanding shares of Common Stock. The first such demand cannot be made earlier than six months after the effective date of the Offering (the "Effective Date") and the second such demand cannot be made earlier than 12 months after the effective date of any subsequent offering. In addition, the Takihyo Group, and in certain circumstances the Karan/Weiss Group, will have the right to join ("piggyback") in any registration statement filed by the Company with respect to an offering of any of its securities by it or on behalf of any of its securityholders. If a member of the Takihyo Group makes a demand for the registration of its shares at any time prior to the first anniversary of the Effective Date, the Company may not include in such offering any of the Company's shares or any shares owned by any other securityholder of the Company if, in the good faith judgment of the managing underwriter of such offering, the inclusion of such shares would adversely affect the success of such offering or interfere with the successful marketing of, or require the exclusion of any portion of, the shares to be registered pursuant to the Takihyo Group's demand. If a demand is made by a member of the Takihyo Group more than one year from the Effective Date, the Company may elect to proceed with an offering of the Company's own shares, in which event each member of the Takihyo Group, together with the members of the Karan/Weiss Group, may elect to include certain of their shares in the Company's offering, subject to certain limitations, and such offering will not be deemed to have been made as a result of a demand by the Takihyo Group. If the Company does not so elect, the members of the Karan/Weiss Group may elect to include certain of their shares in the Takihyo Group's offering, subject to certain limitations. If, more than one year after the Effective Date, a member of the Karan/Weiss Group requests that the Company register shares owned by the Karan/Weiss Group, the Company may (but is not obligated to) elect to distribute its own shares to the public, in which event the members of the Karan/Weiss Group, together with the members of the Takihyo Group, may elect to include certain of their shares in the Company's offering, subject to certain limitations. If the Company does not so elect, the Company may (but is not obligated to) permit the members of the Karan/Weiss Group to proceed with an offering of certain of their shares in which event the members of the Takihyo Group may elect to include certain of their shares in the offering of the members of the Karan/Weiss Group, subject to certain limitations. See "Certain Relationships and Related Transactions--Registration Rights Agreement" and "Underwriters."

DIVIDENDS

  The Company anticipates that all of its earnings in the foreseeable future will be retained to finance the continued growth and expansion of its business and has no current intention to pay cash dividends. The Company's existing credit agreement limits, and it is expected that the credit facility which the Company will enter into shortly following the consummation of the Offering will limit, the amount of cash dividends the Company may pay to its stockholders. See "Dividend Policy."

DILUTION

  Purchasers of Common Stock in the Offering will experience immediate dilution of $13.47 per share in the net tangible book value of the Common Stock from the public offering price. See "Dilution."

                                REORGANIZATION

  In December 1984, Ms. Karan, Mr. Weiss, Mr. Taki, Mr. Mori, and Takihyo Inc. formed The Donna Karan Company, a New York general partnership, to design, contract for the production of, and distribute the Donna Karan New York(R) Collection for women. Since that time, Ms. Karan, Mr. Weiss, Mr. Taki, Mr. Mori, and Takihyo Inc. have formed additional partnerships and corporations to engage in various aspects of the Company's business, each of which is ultimately owned one-half by Ms. Karan, Mr. Weiss, and the KW Trusts and one-half by members of the Takihyo Group. Such partnerships and corporations are referred to herein as the "DK Companies." Donna Karan International Inc., the issuer of the Common Stock offered hereby, was formed on April 10, 1996 to acquire and continue the various businesses conducted by the DK Companies. Prior to the consummation of the Reorganization, Donna Karan International Inc. conducted no business and held no assets or liabilities.

  Prior to the consummation of the Reorganization, Donna Karan International Inc. had authorized and outstanding only a nominal number of shares of common stock, which consisted of nine shares of Class A Common Stock held by Ms. Karan, nine shares of Class A Common Stock held by Mr. Weiss, and one share of Class B Common Stock held by Mr. Taki and one share of Class B Common Stock held by Mr. Mori. On and after the closing date of the Offering, in addition to the Class A Common Stock and Class B Common Stock, the Company will also have 35,000,000 shares of Common Stock authorized. Unless otherwise indicated, the information in this Prospectus relating to ownership of Common Stock by the Karan/Weiss Group and the Takihyo Group after the Offering excludes such group's beneficial ownership of 18 shares of Class A Common Stock and two shares of Class B Common Stock, respectively, which will remain outstanding after the Offering. See "Description of Capital Stock."

  Simultaneously with the closing of the Offering, Ms. Karan, Mr. Weiss, and the KW Trusts will contribute to Donna Karan International Inc. all the outstanding shares of the various corporations which hold their interests in the DK Companies, except for their shares in Gabrielle Studio. Gabrielle Studio will contribute to the Company its partnership interest in the Donna Karan Studio, one of the DK Companies, representing the balance of the Karan/Weiss Group's interests in the DK Companies. Messrs. Taki and Mori and Mr. Mori's children (who own a small portion of indirect equity interests in one of the Intermediate Entities attributed to Mr. Mori herein) will contribute to Donna Karan International Inc. all the outstanding shares of the various corporations which hold their interests in the DK Companies, and Takihyo Inc. will contribute to Donna Karan International Inc. the partnership interests representing the balance of the Takihyo Group's interest in the DK Companies. The foregoing contributions of stock and partnership interests will be made pursuant to the terms of the contribution agreement (the "Contribution Agreement") among the Company, Ms. Karan, Mr. Weiss, the KW Trusts, Mr. Taki, Mr. Mori, Mr. Mori's children, Takihyo Inc., and Gabrielle Studio, and such contributions are referred to collectively as the "Reorganization." In addition, upon the closing of the Offering, Gabrielle Studio and the Company will enter into the License Agreement. From and after the closing date of the Offering, all assets currently owned by the DK Companies and all businesses conducted by the DK Companies will be owned and conducted by the Company. See "Certain Relationships and Related Transactions."

  The consideration to be received by the Karan/Weiss Group and the Takihyo Group pursuant to the Contribution Agreement was determined by negotiation among the Principals. Because all the interests of the Karan/Weiss Group and the Takihyo Group in the DK Companies are held by various partnerships and corporations (the "Intermediate Entities") ultimately owned by Ms. Karan, Mr. Weiss, the KW Trusts, Gabrielle Studio (which in turn, is owned by Ms. Karan, Mr. Weiss, and the KW Trusts), and the members of the Takihyo Group, all distributions by the DK Companies are made to the Intermediate Entities which, in turn, make payments and distributions to their respective owners. For purposes of the discussion herein, the Intermediate Entities will be disregarded and all distributions and payments will be attributed to the members of the Karan/Weiss Group and the Takihyo Group, as the case may be.

  As consideration for the contribution of their interests in the DK Companies, Ms. Karan, Mr. Weiss, the KW Trusts, and Gabrielle Studio will receive an aggregate of 5,306,467 shares of Common Stock. References in this Prospectus to the shares of Common Stock beneficially owned by Ms. Karan, Mr. Weiss, and the KW Trusts are deemed to include the shares held by Gabrielle Studio.

  As consideration for the contribution of their interests in the DK Companies, members of the Takihyo Group will receive an aggregate of 5,306,467 shares of Common Stock. All consideration received by members of the Takihyo Group will be allocated 60.0% to Takihyo Inc., 20.0% to Mr. Taki, and 20.0% to Mr. Mori. References in this Prospectus to the shares of Common Stock beneficially owned by Mr. Mori are deemed to include the shares held by his children.

  The policies and directions of the Company currently are determined in accordance with the 1984 partnership agreement of The Donna Karan Company. Pursuant thereto, the Principals, acting on behalf of their respective affiliates, agree upon an annual business plan and budget for the DK Companies and meet periodically to review and monitor the DK Companies' performance. Ms. Karan, as chief executive officer of the DK Companies, is responsible for the implementation of the agreed upon business plan. Any determination to amend the business plan and budget requires the unanimous consent of the Principals. Upon the consummation of the Reorganization, the Company's policies and direction will be determined by the Board of Directors of the Company.

  The closing of the Offering is conditioned upon, among other things, the consummation of the Reorganization. The approval of the banks under the Credit Agreement to the Reorganization and the Offering is conditioned upon, among other things, the Company's receipt of a minimum amount of net proceeds and certain specified uses of proceeds.

  The following chart illustrates the organizational structure of the Company before the Reorganization.



                                [INSERT CHARTS]

[The chart in the printed version of the Registration Statement illustrates the organizational structure of the Company prior to the Reorganization. Each of the five operating partnerships which conduct the business of the Company is owned one-half by (a) a corporation wholly-owned by the Karan/Weiss Group (other than Gabrielle Studio, Inc.) (b) a limited partnership wholly-owned by corporations which are wholly-owned by the Takihyo Group (other than Takihyo Inc.) The Donna Karan Company, one of the operating partnerships, also own 30% of Donna Karan Japan K.K.]

  The following chart illustrates the organizational structure of the Company after the Reorganization.



                                [INSERT CHARTS]


[The chart in the printed version of the Registration Statement illustrates the organizational structure of the Company after the Reorganization. Each of the five operating partnerships which conduct the business of the Company are wholly-owned by corporations which are wholly-owned by Donna Karan International Inc. The Donna Karan Company, one of the operating partnerships, also owns 30% of Donna Karan Japan K.K.]

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the Offering, assuming an initial public offering price of $21.50 per share, are estimated to be approximately $213 million (approximately $246 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use such proceeds as follows: (i) to pay approximately $116.0 million to members of the Takihyo Group and of the Karan/Weiss Group in satisfaction of the Distribution Notes previously issued (including accrued interest thereon), representing cumulative undistributed taxable income on which taxes previously have been paid; (ii) to pay approximately $80.0 million to the Company's lenders in satisfaction of the term loans and the revolving line of credit under the Company's Credit Agreement, which amount represents the outstanding balance as of June 10, 1996; (iii) to pay $5.0 million to Stephen L. Ruzow, the President of the Company, representing a one-time payment pursuant to his employment agreement; (iv) to pay approximately $5.0 million to Gabrielle Studio, representing a one-time payment made in connection with the License Agreement (which by its terms will amend previously existing licensing arrangements that in certain circumstances, including the Offering, could provide for higher royalty payments to Gabrielle Studio than those under the License Agreement); and (v) for general corporate purposes. The Company's credit facility matures on December 31, 1998. At March 31, 1996, of the Company's term loans, $23.1 million bears interest at 2.75% above the London Interbank Offered Rate ("LIBOR") (8.063%), and $20.0 million bears interest at 3.25% above LIBOR (8.563%). Amounts outstanding under the Company's revolving line of credit bear interest at a rate of 1.5% over the lead bank's prime rate (9.75%). The Company's average weighted interest cost was 8.9% at March 31, 1996. This indebtedness was used for working capital and capital expenditures. See "Capitalization--Distributions" for a description of the terms of the Distribution Notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the terms of the Company's Credit Agreement, "Management--Compensation Arrangements" for a description of Mr. Ruzow's employment agreement, and "Certain Relationships and Related Transactions--License Agreement for Principal Trademarks" for a description of the License Agreement with Gabrielle Studio. See also "Pro Forma Combined Financial Information."

                                DIVIDEND POLICY

  The Company anticipates that all of its earnings in the foreseeable future will be retained to finance the continued growth and expansion of its business and it has no current intention to pay cash dividends. The Company's future dividend policy will depend on the Company's earnings, capital requirements, financial condition, requirements of the financing agreements to which the Company is a party, and other factors considered relevant by the Board of Directors. The Company's existing credit agreement limits, and it is expected that the credit facility which the Company will enter into shortly following the consummation of the Offering will limit, the amount of cash dividends which the Company may pay to its stockholders. For certain information regarding distributions made by the Company prior to the date hereof, see "Reorganization," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                CAPITALIZATION

  The following table sets forth (i) the capitalization of the Company at March 31, 1996, (ii) the pro forma capitalization of the Company as of such date, as adjusted to give effect to the Reorganization, the issuance of the Distribution Notes, the recording of a deferred tax asset concurrent with becoming subject to Federal and additional state and local income taxes, the recording of additional distributions payable subsequent to March 31, 1996 of $22.8 million to the Principals primarily for taxes to be paid on income earned prior to March 31, 1996, and (iii) the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $21.50 per share, the application of the estimated net proceeds received by the Company therefrom as described under "Use of Proceeds," the non-recurring pre-tax charge of approximately $20.3 million (approximately $11.6 million on an after-tax basis) which the Company expects to accrue immediately following the closing of the Offering, relating to (a) the anticipated consolidation of the Company's warehouse facilities ($5.0 million), (b) a one-time payment to the President of the Company pursuant to his employment agreement ($5.0 million), (c) a one-time payment to Gabrielle Studio in connection with the License Agreement (approximately $5.0 million),
(d) the write-off of deferred financing costs related to the Company's Credit Agreement ($2.7 million) and (e) a one-time charge of approximately $2.7 million in connection with the award of 125,000 shares of Common Stock to certain employees pursuant to the Company's 1996 Stock Incentive Plan. The table should be read in conjunction with the Predecessor Combined Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus. See "Pro Forma Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     MARCH 31, 1996
                                          --------------------------------------
                                                                    PRO FORMA,
                                                                  AS ADJUSTED(3)
                                          ACTUAL(L)  PRO FORMA(2)  (UNAUDITED)
                                          ---------  ------------ --------------
                                                     (IN THOUSANDS)
Current debt:
  Current portion of long-term debt...... $  7,759     $  7,759      $    259
  Distribution Notes.....................      --       114,484           --
  Distributions payable..................      --        22,800        22,800
                                          --------     --------      --------
    Total current debt................... $  7,759     $145,053      $ 23,059
                                          ========     ========      ========
Long-term debt........................... $ 64,965     $ 64,965      $    255
Stockholders' equity and partners'
 capital:
  Preferred stock, $.01 par value;
   1,000,000 shares authorized;
   none issued and outstanding...........      --           --            --
  Common stock, $.01 par value;
   35,000,000 shares authorized;
   21,487,934 shares outstanding
   proforma, as adjusted(4)(5)...........      --           106           214
  Common stock of Intermediate Entities..    1,146          --            --
  Additional paid-in capital.............      --       (30,057)      172,820
  Retained earnings and partners' capital
   (deficit).............................   90,687          --            --
  Cumulative translation adjustment......      (42)         (42)          (42)
                                          --------     --------      --------
    Total stockholders' equity(6)........   91,791      (29,993)      172,992
                                          --------     --------      --------
    Total capitalization................. $156,756     $ 34,972      $173,247
                                          ========     ========      ========

- --------
(1) Reflects the actual short-term and long-term indebtedness and capitalization of the Company without giving effect to the Reorganization or the consummation of the Offering. Prior to the Reorganization, the Company consisted of a related group of S corporations and partnerships. See "Reorganization."

(2) Reflects the pro forma short-term and long-term indebtedness and capitalization of the Company after giving effect to the issuance of the Distribution Notes and to the Reorganization and the recording of a deferred tax asset concurrent with becoming subject to Federal and additional state and local income taxes and the recording of additional distributions payable.
(3) Reflects the pro forma short-term and long-term indebtedness and capitalization of the Company as adjusted for the Reorganization, the issuance of the Distribution Notes, the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $21.50 per share and with no exercise of the Underwriters' over-allotment option, the application of the estimated net proceeds as described under "Use of Proceeds," and the non-recurring charge, deferred tax asset and additional distributions payable described above. Based on the outstanding balance as of June 10, 1996, the Company anticipates using approximately $80.0 million of the proceeds to repay short-term and long-term indebtedness. Shortly following the Offering, the Company expects to enter into a new credit facility, which the Company anticipates will have terms more favorable to the Company than those of its existing credit facility.
(4) Includes 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan on the effective date of the Offering. Excludes an aggregate of 1,475,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock
    Incentive Plan. The Company expects to grant options for     shares of
    Common Stock to certain employees of the Company at an exercise price equal to the initial public offering price on the effective date of the Offering. Also excludes an aggregate of 100,000 shares of Common Stock reserved for issuance under the Company's 1996 Non-Employee Director Stock Option Plan. See "Management--1996 Stock Incentive Plan" and "--1996 Non-Employee Director Stock Option Plan." Excludes 18 shares of Class A Common Stock and two shares of Class B Common Stock held by members of the Karan/Weiss Group and members of the Takihyo Group, respectively, which will be outstanding after the Offering. See "Reorganization" and "Description of Capital Stock."
(5) Excludes an aggregate of 1,612,500 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option.
(6) Actual amounts include partners' capital.

DISTRIBUTIONS

  Prior to the closing date of the Offering, the interests of the Principals in the DK Companies were held through the Intermediate Entities. Each of the Intermediate Entities that is a corporation has been treated for Federal and certain state tax purposes as an S corporation under the Internal Revenue Code and comparable state tax provisions. As a result, the Principals and their affiliates have been obligated to pay Federal and certain state income taxes on their allocable portion of the income of the DK Companies. The DK Companies have made various distributions to the Intermediate Entities which, in turn, have made various payments or distributions to the Principals and their affiliates which have enabled the Principals and their affiliates to pay their income taxes on their allocable portions of the income of the DK Companies. The DK Companies will continue to make distributions to the Intermediate Entities, which will make payments and distributions to provide the Principals and their affiliates with funds to pay income taxes on the taxable income of the DK Companies through the closing date of the Offering. In the second quarter of 1996, the Company made distributions subsequent to March 31, 1996 of $4.7 million with respect to taxes on 1995 and prior years' income which were payable in 1996, $7.7 million with respect to 1996 taxable income, $4.6 million of cash held in Intermediate Entities, and $5.8 million of taxes payable in connection with the sale of 70% of the Company's interest in the operations of Donna Karan Japan, for a total of $22.8 million.

  The Company and certain of the Intermediate Entities issued to Takihyo Inc. and the Principals or their affiliates promissory notes (the "Distribution Notes") on April 16, 1996 in the aggregate principal amount of $114.5 million, which amount was divided equally between certain members of the Takihyo Group, on the one hand, and Ms. Karan, Mr. Weiss, and the KW Trusts, on the other hand. The aggregate principal amount of the Distribution Notes is an estimate of the cumulative undistributed taxable income (on which taxes previously have been paid) of the DK Companies since their inception through the anticipated closing date of the Offering (as computed for Federal income tax purposes). The Distribution Notes bear interest at the rate of 8% per annum. No adjustment will be made if the amount of the Distribution Notes is greater or less than the cumulative undistributed taxable income of the DK Companies (on which taxes previously have been paid) through the closing date of the Offering. By their terms, the Distribution Notes are due and payable on April 9, 2003 (the "Maturity Date"), and cannot be prepaid in whole or in part prior to the Maturity Date without the prior written consent of the lenders under the Company's existing credit facility. Although the lenders have consented to the prepayment of the Distribution Notes on the closing date of the Offering using proceeds of the Offering, such consent is conditioned upon, among other things, the Company's receipt of a minimum amount of net proceeds and certain specified uses of proceeds. See "Use of Proceeds."

                                   DILUTION

  The net tangible book value of the Company at March 31, 1996 was approximately $88.8 million. Although only a nominal number of shares in Donna Karan International Inc. will be outstanding prior to the completion of the Reorganization, for purposes of the computation of dilution, the interests of Ms. Karan, Mr. Weiss, the KW Trusts, and the Takihyo Group in the DK Companies prior to the Reorganization and consummation of the Offering have been deemed to be equivalent to 10,612,934 shares of Common Stock. Assuming such number of shares were outstanding as of March 31, 1996, the net tangible book value of the Company as of such date would have been approximately $8.37 per share. After giving effect to the issuance of the Distribution Notes, the recording of a deferred tax asset concurrent with becoming subject to Federal and additional state and local taxes and the recording of additional distributions, the net tangible book value deficit of the Company at March 31, 1996 would have been ($33.0 million). Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock then outstanding. Without taking into account any changes in net tangible book value attributable to operations after March 31, 1996, after giving effect to the Reorganization, the issuance of the Distribution Notes, the additional distributions, the sale of the Common Stock offered hereby at an assumed initial public offering price of $21.50 per share, the application of the estimated net proceeds as described under "Use of Proceeds," the non-recurring pre-tax charge of approximately $20.3 million (approximately $11.6 million on an after-tax basis) which the Company expects to accrue immediately following the closing of the Offering, and a deferred tax asset of approximately $15.5 million, net of certain state and local deferred tax assets recorded on a historical basis, which the Company will record concurrently with becoming subject to Federal and additional state and local income taxes, the pro forma net tangible book value as adjusted at March 31, 1996 would have been $172.6 million, or $8.03 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value as adjusted of $11.14 per share of Common Stock to existing stockholders and an immediate dilution of $13.47 per share of Common Stock to purchasers of Common Stock in the Offering. The following table illustrates such per share dilution:

Assumed initial public offering price...........................          $21.50
  Net tangible book value per share at March 31, 1996(1)........  $ 8.37
                                                                  ======
  Pro forma net tangible book value deficit per share at March
   31, 1996, after giving effect to the issuance of the
   Distribution Notes, the recording of a deferred tax asset,
   and the recording of additional distributions................   (3.11)
  Increase in net tangible book value per share attributable to
   completion of the Reorganization and the Offering............   11.14
                                                                  ------
Pro forma net tangible book value as adjusted per share after
 giving effect to the Reorganization and the Offering(2)(3)(4)..            8.03
                                                                          ------
Dilution per share to purchasers in the Offering(5).............          $13.47
                                                                          ======

- --------
(1) Net tangible book value per share at March 31, 1996 is determined by dividing net tangible book value of the Company (tangible assets less liabilities), by 10,612,934 shares. Prior to the completion of the Offering, all the equity interests in the Company were ultimately owned one-half by Ms. Karan, Mr. Weiss, and the KW Trusts and one-half by members of the Takihyo Group. Upon completion of the Offering and the consummation of the Reorganization, each of the Karan/Weiss Group and the Takihyo Group will own beneficially 5,306,467 shares of Common Stock.
(2) Pro forma net tangible book value as adjusted per share is determined by dividing net tangible book value of the Company assuming the Reorganization had taken place on March 31, 1996, after giving effect to the receipt of the estimated net proceeds of the Offering and the application of such proceeds as described in "Use of Proceeds," by the number of shares of Common Stock outstanding after giving effect to the Offering.
(3) Reflects an aggregate of 21,487,934 shares of Common Stock that will be outstanding as of the Offering, including 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan on the effective date of the Offering. See "Management--1996 Stock Incentive Plan." Excludes an aggregate of 1,612,500 shares of Common Stock that may be sold by the Company pursuant to the Underwriters' over-allotment option. Also excludes 18 shares of Class A Common Stock and two shares of Class B Common Stock held by members of the Karan/Weiss Group and members of the Takihyo Group, respectively, which will be outstanding after the Offering. See "Reorganization" and "Description of Capital Stock."

(4) Excludes an aggregate of 1,475,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan. The Company
    expects to grant options for      shares of Common Stock to certain
    employees of the Company at an exercise price equal to the initial public offering price on the effective date of the Offering. The exercise of such options would not result in further dilution in book value to purchasers in the Offering. Also excludes an aggregate of 100,000 shares of Common Stock reserved for issuance under the Company's 1996 Non-Employee Director Stock Option Plan. See "Management--1996 Stock Incentive Plan" and "--1996 Non-Employee Director Stock Option Plan."
(5) Dilution is determined by subtracting pro forma net tangible book value per share assuming the Reorganization had taken place on March 31, 1996, and after giving effect to the receipt of the net proceeds of the Offering and the application of such proceeds as described in "Use of Proceeds," from the assumed initial public offering price paid by purchasers in the Offering for a share of Common Stock.

  The following table summarizes on a pro forma basis as of March 31, 1996 the differences between the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by the existing stockholders and by the purchasers of Common Stock in the Offering at an assumed initial public offering price of $21.50 per share.

                            SHARES PURCHASED  TOTAL CONSIDERATION      AVERAGE
                           ------------------ -----------------------   PRICE
                           NUMBER(1)  PERCENT    AMOUNT       PERCENT PER SHARE
                           ---------- ------- ------------    ------- ---------
Existing stockholders..... 10,737,934    50%  $          0(2)     0%   $ 0.00
New investors............. 10,750,000    50%  $231,125,000      100%   $21.50
                           ----------   ---   ------------      ---
    Total................. 21,487,934   100%  $231,125,000      100%
                           ==========   ===   ============      ===

- --------
(1) Includes 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan on the effective date of the Offering. Excludes 18 shares of Class A Common Stock and two shares of Class B Common Stock held by members of the Karan/Weiss Group and members of the Takihyo Group, respectively, which will be outstanding after the Offering. See "Reorganization" and "Description of Capital Stock."
(2) The cash consideration paid by the members of the Karan/Weiss Group and of the Takihyo Group has been reduced by distributions previously made to the members of the Karan/Weiss Group and of the Takihyo Group and certain distributions to be received by the members of the Karan/Weiss Group and of the Takihyo Group out of the net proceeds of the Offering. See "Use of Proceeds."

                   PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information is derived from the Company's Predecessor Combined Financial Statements. The unaudited pro forma combined statement of income gives effect to the Reorganization, the Offering, and certain other adjustments as if they occurred on January 2, 1995. The unaudited pro forma combined balance sheet gives effect to the issuance of the Distribution Notes. The unaudited pro forma combined balance sheet, as adjusted, gives further effect to the Reorganization, the Offering at an assumed initial public offering price of $21.50 per share, the application of the estimated net proceeds received by the Company therefrom as described under "Use of Proceeds," and certain other adjustments as if they had occurred on March 31, 1996 and the recording of certain non-recurring charges and assets as if such charges and assets had been recorded on March 31, 1996. See "Reorganization," "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma combined financial information should be read in conjunction with the Predecessor Combined Financial Statements of the Company and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus. This pro forma combined financial information is provided for informational purposes only and does not purport to be indicative of the results which would have been obtained had the Reorganization, the issuance of the Distribution Notes, the Offering, and the other adjustments been completed on the dates indicated or which may be expected to occur in the future.

                    PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                  FISCAL YEAR ENDED
                                                  DECEMBER 31, 1995
                                          ------------------------------------
                                           ACTUAL     PRO FORMA     PRO FORMA
                                          COMBINED   ADJUSTMENTS     COMBINED
                                          --------  --------------  ----------
                                                    (IN THOUSANDS)
Net revenues............................  $510,126     ($5,521)(a)  $  504,605
Gross profit............................   179,437      (6,814)(a)     159,817
                                                       (12,806)(b)
Selling, general, and administrative
 expenses...............................   136,906      (4,828)(a)     129,761
                                                        (2,317)(c)
                                          --------                  ----------
Operating income........................    42,531                      30,056
Equity in earnings of affiliate.........     2,519         394 (a)       2,913
Interest expense........................    (7,650)      6,237 (d)        (839)
                                                           574 (e)
Gain on sale of interests in affiliate..    18,673     (18,673)(a)         --
                                          --------                  ----------
Income before provision for income
 taxes..................................    56,073                      32,130
Provision for income taxes..............     2,398      11,307 (f)      13,705
                                          --------                  ----------
Net income..............................  $ 53,675                  $   18,425
                                          ========                  ==========
Pro forma per share information(g)......                            $      .88
                                                                    ==========
Number of common shares assumed
 outstanding(g).........................                            16,584,708
                                                                    ==========

- --------
(a) Adjustments to reflect the Company's sale of its 70% interest in the operations of Donna Karan Japan, as if it had occurred on January 2, 1995. Accordingly, a gain of $18.7 million has been excluded, and the Company's combined statement of income has been adjusted to reflect the accounting for the Company's interest in Donna Karan Japan using the equity method of accounting for the period from January 2, 1995 through March 31, 1995, the date of the sale. These adjustments also include (i) a decrease of $5.5 million in net revenues, which reflects the difference between net revenues from Donna Karan Japan to its customers and those net revenues of the Company derived from Donna Karan Japan (as if Donna Karan Japan were a customer of the Company), (ii) a decrease of $6.8 million in gross profits, and (iii) a decrease of $4.8 million in selling, general, and administrative expenses, which included management fee income of $0.3 million from an agreement with Donna Karan Japan. In addition, under the equity method of accounting, $0.4 million of equity in earnings of affiliate has been recorded to reflect the Company's portion of Donna Karan Japan's net income. See Note 9 to Notes to Predecessor Combined Financial Statements.
(b) Royalties of $12.8 million payable to Gabrielle Studio pursuant to the License Agreement. See "Certain Relationships and Related Transactions-- License Agreement for Principal Trademarks."
(c) Decrease in aggregate compensation from $4.3 million to $2.0 million for two of the Company's executives pursuant to their employment agreements. See "Management--Compensation Arrangements."
(d) Reduction in interests costs of $6.2 million assuming the application of up to $75.7 million (which amount represents the maximum amount outstanding during the year) of the proceeds from the Offering to reduce the actual outstanding indebtedness under the Credit Agreement. Shortly following the Offering, the Company will enter into a new credit facility, which the Company anticipates will have terms more favorable to the Company than those of its existing credit facility. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(e) Reduction of $0.6 million in amortization of deferred financing costs, which costs would have been written off in connection with repayment of outstanding indebtedness under the Credit Agreement.
(f) Increase of $11.3 million for income taxes based upon pro forma pre-tax income as if the Company had been subject to Federal and additional state income taxes. See Note 13 to Notes to Predecessor Combined Financial Statements.
(g) Pro forma per share information is based on 10,612,934 shares of Common Stock outstanding prior to the Offering, increased by (i) the sale of 5,846,774 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million in satisfaction of the Distribution Notes, and (ii) 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan on the effective date of the Offering. The net income used in the calculation of pro forma per share information excludes the reduction of interest costs of $6.2 million noted in (d) above and the reduction in amortization of deferred financing costs of $0.6 million noted in (e) above, and the related tax effect of $2.9 million.
  Supplementary pro forma per share information for the year ended December 31, 1995 is $.91 based on 10,612,934 shares of Common Stock outstanding prior to the Offering, increased by (i) the sale of 5,846,774 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million in satisfaction of the Distribution Notes, (ii) the sale of 3,639,113 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to repay approximately $72.2 million, the amount outstanding under the Company's Credit Agreement at March 31, 1996, and (iii) 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan on the effective date of the Offering. The net income used in the calculation of supplementary pro forma per share information is $18.4 million.

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                             QUARTER ENDED MARCH 31, 1996
                                            ----------------------------------
                                             ACTUAL    PRO FORMA    PRO FORMA
                                            COMBINED  ADJUSTMENTS    COMBINED
                                            --------  -----------   ----------
                                                    (IN THOUSANDS)
Net revenues..............................  $159,585                $  159,585
Gross profit..............................    52,861     (4,162)(a)     48,699
Selling, general, and administrative ex-
 penses...................................    39,411       (750)(b)     38,661
                                            --------                ----------
Operating income..........................    13,450                    10,038
Equity in earnings of affiliate...........       988                       988
Interest expense..........................    (2,047)     1,633 (c)        (94)
                                                            320 (d)
                                            --------                ----------
Income before provision for income taxes..    12,391                    10,932
Provision for income taxes................       690      4,031 (e)      4,721
                                            --------                ----------
Net income................................  $ 11,701                $    6,211
                                            ========                ==========
Pro forma per share information(g)........                                $.31
                                                                          ====
Number of common shares assumed
 outstanding(g)...........................                          16,584,708
                                                                    ==========
                                              QUARTER ENDED APRIL 2, 1995
                                            ----------------------------------
                                             ACTUAL    PRO FORMA    PRO FORMA
                                            COMBINED  ADJUSTMENTS    COMBINED
                                            --------  -----------   ----------
                                                    (IN THOUSANDS)
Net revenues..............................  $120,693     (5,521)(f) $  115,172
Gross profit..............................    44,203     (6,814)(f)     34,468
                                                         (2,921)(a)
Selling, general, and administrative ex-
 penses...................................    33,041     (4,828)(f)     27,634
                                                           (579)(b)
                                            --------                ----------
Operating income..........................    11,162                     6,834
Equity in earnings of affiliate...........                  394 (f)        394
Interest expense..........................    (1,701)     1,525 (c)        (32)
                                                            144 (d)
Gain on sale of interests in affiliates...    18,673    (18,673)(f)
                                            --------                ----------
Income before provision for income taxes..    28,134                     7,196
Provision for income taxes................     1,408      1,700 (e)      3,108
                                            --------                ----------
Net income................................  $ 26,726                $    4,088
                                            ========                ==========
Pro forma per share information(g)........                                $.19
                                                                          ====
Number of common shares assumed
 outstanding(g)...........................                          16,584,708
                                                                    ==========

- --------
(a) Royalties of $2.9 million and $4.2 million in 1995 and 1996, respectively, payable to Gabrielle Studio pursuant to the License Agreement.
(b) Decrease in aggregate compensation from $1.1 million to $0.5 million in 1995, and from $1.3 million to $0.5 million in 1996, for two of the Company's executives pursuant to their employment agreements.
(c) Reduction in interest costs of $1.5 million and $1.6 million in 1995 and 1996, respectively, assuming the application of up to $73.2 million and $87.4 million in 1995 and 1996, respectively, (which amounts represent the maximum amount outstanding during the periods) of the proceeds from the Offering to reduce the actual outstanding indebtedness under the Credit Agreement.
(d) Reduction of $0.1 million and $0.3 million in 1995 and 1996, respectively, in amortization of deferred financing costs, which would have been written off in connection with repayment of outstanding indebtedness under the Credit Agreement.
(e) Increase of $1.7 million and $4.0 million in 1995 and 1996, respectively, for income taxes based upon pro-forma pre-tax income as if the Company had been subject to Federal and additional state income taxes.
(f) Adjustments to reflect the Company's sale of its 70% interest in the operations of Donna Karan Japan, as if it had occurred on January 2, 1995. The gain of $18.7 million has been excluded, and, as a result of this sale, the Company's combined statement of income has been adjusted to reflect the accounting for the Company's interest in Donna Karan Japan using the equity method of accounting for the period from January 2, 1995 until March 31, 1995, the date of the sale. Accordingly, net revenues have been decreased by $5.5 million, which reflects the difference between net revenues generated by sales from Donna Karan Japan to its customers and those net revenues of the Company derived from sales to Donna Karan Japan (as if Donna Karan Japan were a customer of the Company); gross profit has been decreased by $6.8 million; and selling, general, and administrative expenses have been decreased by $4.8 million, which included management fee income of $0.3 million from an agreement with Donna Karan Japan. In addition, under the equity method of accounting, $0.4 million of equity in earnings of affiliate has been recorded to reflect the Company's portion of Donna Karan Japan's net income.
(g) Pro forma per share information is based on 10,612,934 shares of Common Stock outstanding prior to the Offering, increased by (i) the sale of 5,846,774 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million in satisfaction of the Distribution Notes, and (ii) 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan on the effective date of the Offering. The net income used in the calculation of pro forma per share information excludes the reduction of interest costs of $1.5 million and $1.6 million in 1995 and 1996, respectively, in (c) above, and the reduction in amortization of deferred financing costs of $0.1 million and $0.3 million in 1995 and 1996, respectively, in (d) above, and the related tax effect of $0.7 million and $0.8 million in 1995 and 1996, respectively.
  Supplementary pro forma per share information for the quarters ended April 2, 1995 and March 31, 1996 is $.20 and $.31, respectively, based on 10,612,934 shares of Common Stock outstanding prior to the Offering, increased by (i) the sale of 5,846,774 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million in satisfaction of the Distribution Notes, (ii) the sale of 3,639,113 shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to repay approximately $72.2 million of the amounts outstanding under the Company's Credit Agreement at March 31, 1996, and (iii) 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's 1996 Stock Incentive Plan. The net income used in the calculation of supplementary pro forma per share information for the quarters ended April 2, 1995 and March 31, 1996 is $4.1 million and $6.2 million, respectively.

                       PRO FORMA COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                 MARCH 31, 1996
                          -----------------------------------------------------------------
                                       ISSUANCE OF
                                      DISTRIBUTION
                                    NOTES, ADDITIONAL
                           ACTUAL   DISTRIBUTIONS AND PRO FORMA                  PRO FORMA
                          COMBINED   REORGANIZATION   COMBINED   ADJUSTMENTS    AS ADJUSTED
                          --------  ----------------- ---------  -----------    -----------
                                                 (IN THOUSANDS)
Current assets:
  Cash..................  $  7,405                    $  7,405    $ 213,380 (b)  $ 22,575
                                                                   (116,000)(c)
                                                                    (72,210)(d)
                                                                    (10,000)(f)
  Accounts receivable...    87,014                      87,014                     87,014
  Inventories...........    82,771                      82,771                     82,771
  Prepaid expenses and
   other current
   assets...............    11,087      $ 12,200 (g)    23,287                     23,287
                          --------      --------      --------    ---------      --------
    Total current as-
     sets...............   188,277        12,200       200,477       15,170       215,647
Property and equipment..    25,338                      25,338                     25,338
Deposits and other
 noncurrent assets......    12,652         3,300 (g)    15,952       (2,660)(h)    13,292
                          --------      --------      --------    ---------      --------
                          $226,267      $ 15,500      $241,767    $  12,510      $254,277
                          ========      ========      ========    =========      ========
Current liabilities:
  Accounts payable......  $ 38,998                    $ 38,998                   $ 38,998
  Accrued expenses and
   other current
   liabilities..........    22,754                      22,754    $   5,000 (i)    18,973
                                                                     (8,781)(j)
  Current portion of
   long-term debt.......     7,759                       7,759       (7,500)(d)       259
  Distribution Notes....                $114,484 (a)   114,484     (114,484)(c)        --
  Distributions Pay-
   able.................                  22,800 (1)    22,800                     22,800
                          --------      --------      --------    ---------      --------
    Total current lia-
     bilities...........    69,511       137,284       206,795     (125,765)       81,030
Long-term debt..........    64,965                      64,965      (64,710)(d)       255
Stockholders' equity and
 partners' capital:
  Common stock of Inter-
   mediate Entities.....     1,146        (1,146)(k)        --                         --
  Common Stock..........        --           106 (k)       106          107 (b)       214
                                                                          1 (e)
  Additional paid-in
   capital..............        --       (23,797)(a)   (30,057)     213,273 (b)   172,820
                                             --                      (8,880)(j)
                                          15,500 (g)                 (1,516)(c)
                                           1,040 (k)
                                         (22,800)(1)
  Retained earnings and
   partners' capital
   (deficit)............    90,687       (90,687)(a)        --                         --
  Cumulative translation
   adjustment...........       (42)                        (42)                       (42)
                          --------      --------      --------    ---------      --------
    Total stockholders'
     equity and part-
     ners'
     capital(f)(l)......    91,791      (121,784)      (29,993)     202,985       172,992
                          --------      --------      --------    ---------      --------
                          $226,267      $ 15,500      $241,767    $  12,510      $254,277
                          ========      ========      ========    =========      ========

- --------
(a) Represents the Distribution Notes issued on April 16, 1996 to Takihyo Inc. and the Principals or their affiliates . The aggregate principal amount of the Distribution Notes is an estimate of the cumulative undistributed taxable income (on which taxes have been previously paid) of the DK Companies through the closing date, net of approximately $1.1 million representing an estimate of cash distributions as may be made from April 16, 1996 through the anticipated closing date of the Offering.
(b) Represents the estimated net proceeds of the sale of shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $21.50 per share.
(c) Represents the repayment of the Distribution Notes, including accrued interest thereon.
(d) Represents the repayment of the term loans under the Company's Credit Agreement and the reduction of the Company's revolving line of credit.
(e) Represents the award of 125,000 shares of Common Stock to certain employees pursuant to the Company's 1996 Stock Incentive Plan on the effective date of the Offering, which will be recorded as a one-time charge of approximately $2.7 million.
(f) Represents a one-time payment of $5 million to the President of the Company, pursuant to his employment, agreement, and a one-time payment to Gabrielle Studio of approximately $5 million in connection with the License Agreement.
(g) Represents a deferred tax asset of approximately $15.5 million, in addition to approximately $1.7 million certain state and local deferred tax assets previously recorded, which the Company will record concurrently with becoming subject to Federal and additional state and local income taxes. The deferred income taxes will reflect the net tax effect of temporary differences, primarily depreciation, allowance for doubtful accounts and other book accruals, between the carrying amounts of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes.
(h) Represents a write-off of deferred financing costs relating to the Company's Credit Agreement
(i) Represents a charge related to the anticipated consolidation of the Company's warehouse facilities.
(j) Represents the tax benefit and the net effect on additional paid-in capital for the adjustments noted in (e), (f), (h), and (i) above.
(k) Represents the issuance of shares of Common Stock in exchange for the common stock of the Intermediate Entities in connection with the Reorganization.

(l) Represents additional distributions subsequent to March 31, 1996 of $4.7 million with respect to taxes on 1995 and prior years' income which were payable in 1996, $7.7 million with respect to 1996 taxable income, $4.6 million of cash held in Intermediate Entities, and $5.8 million of taxes payable in connection with the sale of 70% of the Company's interest in the operations of Donna Karan Japan, for a total of $22.8 million.

                       SELECTED COMBINED FINANCIAL DATA

  The following selected combined financial data should be read in conjunction with the Company's Predecessor Combined Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of income data for the years ended January 2, 1994, January 1, 1995, and December 31, 1995 and the balance sheet data as of January 1, 1995 and December 31, 1995 are derived from the Predecessor Combined Financial Statements of the Company that have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The statement of income data for the years ended December 28, 1991 and January 2, 1993 and the balance sheet data as of December 28, 1991, January 2, 1993, and January 2, 1994, are derived from financial statements of the Company audited by Ernst & Young LLP that are not included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                      FISCAL QUARTER
                                             FISCAL YEAR ENDED                            ENDED
                         ---------------------------------------------------------- -------------------
                         DECEMBER 28, JANUARY 2, JANUARY 2, JANUARY 1, DECEMBER 31, APRIL 2,  MARCH 31,
                           1991(1)       1993       1994       1995        1995       1995      1996
                         ------------ ---------- ---------- ---------- ------------ --------  ---------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
 DATA:
Net revenues............   $196,570    $259,947   $364,705   $420,164    $510,126   $120,693  $159,585
Gross profit............     64,496      92,309    130,475    148,992     179,437     44,203    52,861
Selling, general, and
 administrative
 expenses...............     54,544      63,933    102,748    119,995     136,906     33,041    39,411
                           --------    --------   --------   --------    --------   --------  --------
Operating income........      9,952      28,376     27,727     28,997      42,531     11,162    13,450
Equity in earnings of
 affiliate(2)...........        --          --         --         --        2,519        --        988
Interest expense, net...        (82)       (892)    (4,063)    (8,862)     (7,650)    (1,701)   (2,047)
Other expense(3)........        --          --      (2,980)    (2,651)        --         --        --
Gain on sale of
 interests in
 affiliate(2)...........        --          --         --         --       18,673     18,673       --
                           --------    --------   --------   --------    --------   --------  --------
Income before provision
 for certain state,
 local, and foreign
 income taxes...........      9,870      27,484     20,684     17,484      56,073     28,134    12,391
Provision for certain
 state, local, and
 foreign income taxes...      2,187       3,522      1,312      1,139       2,398      1,408       690
                           --------    --------   --------   --------    --------   --------  --------
Net income..............   $  7,683    $ 23,962   $ 19,372   $ 16,345    $ 53,675   $ 26,726  $ 11,701
                           ========    ========   ========   ========    ========   ========  ========

                          DECEMBER 28, JANUARY 2, JANUARY 2, JANUARY 1, DECEMBER 31, MARCH 31,
                              1991        1993       1994       1995        1995       1996
                          ------------ ---------- ---------- ---------- ------------ ---------
BALANCE SHEET DATA:                              (DOLLARS IN THOUSANDS)
Working capital.........    $   (54)    $25,521    $ 11,592   $52,289     $ 92,635   $118,766
Total assets............     54,739      89,035     137,129   157,004      203,975    226,267
Total long-term debt,
 including current
 portion................        --       17,450       1,044    51,426       53,538     72,724
Stockholders' equity and
 partners' capital......     10,837      30,809      42,329    47,837       80,846     91,791

- --------
(1) Selling, general, and administrative expenses for 1991 included payments of and accruals for consulting fees to the Principals of $14.0 million in addition to amounts paid to certain executives pursuant to their then existing employment arrangements. Excluding these consulting fees, operating income and net income would have been $24.0 million and $21.7 million, respectively.
(2) On March 31, 1995, the Company sold 70% of its interest in the operations of Donna Karan Japan to a nonaffiliated party. The Company recognized a gain on this transaction, net of transaction costs, of $18.7 million. Subsequent to the sale, the Company has accounted for its remaining 30% interest in the operations of Donna Karan Japan using the equity method of accounting. Equity in earnings of affiliate amounted to $2.5 million and $1.0 million for the year ended December 31, 1995 and the quarter ended March 31, 1996, respectively. See Note 9 to Notes to Predecessor Combined Financial Statements.
(3) Other expenses represent charges, primarily legal and other professional fees, related to a proposed initial public offering in 1993 amounting to $3.0 million and a proposed debt offering in 1994 amounting to $2.7 million.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company has generated increased net revenues each year since its inception and has operated profitably each year since 1987. Net revenues increased from $19.0 million in 1986 to $510.1 million in 1995, a compound annual growth rate of 44.1%, and operating income increased from $54,000 in 1986 to $42.5 million in 1995. The Company's growth reflects annual increases in sales of its existing collections, successful extensions of its existing collections, introductions of new collections, and expansion of its domestic and international distribution. The Company intends to continue to grow principally by increasing the number of doors (a "door" is a single retail outlet) through which its products are sold, increasing the number of free-standing retail stores operated by third parties, continuing product segmentation and expansion, broadening its customer base, and selectively granting new licenses.

  As part of its strategy of introducing new products and collections, during the past five years, the Company has expanded its product offerings to include the Donna Karan New York(R) Essentials and DKNY(R) Essentials collections for women, the Donna Karan New York(R) and DKNY(R) collections for men, the DKNY(R) jeans and petite collections for women, DK Men(TM) and Donna Karan New York(TM) men's and women's beauty products, respectively, and DKNY(R) men's and women's shoes. The introduction of new products and collections requires significant investments, such as costs related to advertising, infrastructure, and design, as well as additional inventory requirements. As a result, new products and collections have an adverse impact on the Company's overall operating profit margins until such products and collections achieve a sufficient sales level to offset such costs. For example, the Company's Donna Karan New York(R) men's division, which was established in 1991, did not provide a positive contribution to the Company's operating profit until 1994, and in 1995, this division continued the trend of increased net revenue and operating profitability. From 1992 to 1994, the Donna Karan New York(R) and DKNY(R) men's divisions incurred cumulative losses of $16.1 million. The Company expects that future products and collections may similarly impact the Company's overall operating profitability. In addition, the Beauty Division, which has experienced an increase in net revenues each year since its introduction in 1992, did not provide a positive contribution prior to allocation of corporate expenses until 1995 and it is expected that the Beauty Division will provide a positive contribution prior to allocation of corporate expenses in 1996, although there can be no assurances with respect thereto. However, after such allocations, the Beauty Division has not yet been profitable and it is not expected to be profitable in 1996. From 1992 through 1995, the Beauty Division has incurred cumulative losses of $20.4 million.

  In addition, the Company's strategy of broadening its product offerings has affected and will continue to affect its overall gross margin. For example, the Company's men's collections have slightly lower gross margins than its women's collections. The Company's beauty products have significantly higher gross margins than its apparel collections and significantly higher sales and advertising expenditures.

  The following table sets forth net revenues generated by the Company's collections, beauty products, and outlet stores and licensing.

                                                                  1993 1994 1995
                                                                  ---- ---- ----
                                                                   (DOLLARS IN
                                                                    MILLIONS)
      Donna Karan New York(R) collections for women (1).......... $ 75 $ 79 $ 77
      DKNY(R) collections for women (1)..........................  193  232  271
      Donna Karan New York(R) collections for men (1)............   18   28   40
      DKNY(R) collections for men (1)............................   22   18   37
      Beauty products............................................    8   17   30
      Outlet stores and licensing (2)............................   49   46   55
                                                                  ---- ---- ----
                                                                  $365 $420 $510
                                                                  ==== ==== ====

- --------
(1) Includes apparel, accessory, and shoe collections.
(2) The Company was operating 24, 29, and 31 outlet stores at the end of 1993, 1994, and 1995, respectively. Also includes children's apparel for 1993.

  The Company conducts operations in Japan through Donna Karan Japan. On March 31, 1995, the Company sold 70% of its interest in the operations of Donna Karan Japan to HPL and a corporation owned by a private investor with a substantial interest in HPL, and entered into an agreement with Donna Karan Japan which provides for a management fee payable to the Company based upon net sales of Donna Karan Japan. Subsequent to such sale, the Company has accounted for its remaining 30% interest in the operations of Donna Karan Japan using the equity method of accounting and has included the management fee income as an offset against selling, general, and administrative expenses. See Note 9 to Notes to Predecessor Combined Financial Statements.

  Immediately following the Offering, the Company will accrue a non-recurring pre-tax charge of approximately $20.3 million (approximately $11.6 million on an after-tax basis) relating to (i) the anticipated consolidation of the Company's warehouse facilities ($5.0 million), (ii) a one-time payment to the President of the Company pursuant to his employment agreement ($5.0 million),
(iii) a one-time payment to Gabrielle Studio made in connection with the License Agreement (approximately $5.0 million), (iv) the write-off of deferred financing costs relating to the Company's Credit Agreement (approximately $2.7 million), and (v) the one-time charge of $2.7 million in connection with the award of 125,000 shares of Common Stock to certain employees pursuant to the Company's 1996 Stock Incentive Plan. In addition, the Company will record a deferred tax asset of approximately $15.5 million, net of certain state and local deferred tax assets recorded on a historical basis, concurrent with becoming subject to Federal and additional state and local income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" effective January 3, 1993.

RESULTS OF OPERATIONS

  The following discussion provides information and analysis of the Company's results of operations from 1993 through 1995 and for the first quarters of 1995 and 1996 and its liquidity and capital resources, and should be read in conjunction with the audited Predecessor Combined Financial Statements and notes thereto and Selected Combined Financial Data included elsewhere in this Prospectus. The Company utilizes a 52- or 53- week fiscal year ending on the Sunday nearest December 31. Accordingly, the years 1993, 1994, and 1995 ended January 2, 1994, January 1, 1995, and December 31, 1995, respectively, and the first quarters of 1995 and 1996 ended April 2, 1995 and March 31, 1996, respectively. As used in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Donna Karan New York(R) collections and the DKNY(R) collections each include apparel, accessories, and shoes.

  COMPARISON OF FIRST QUARTER 1996 TO FIRST QUARTER 1995

                                                        1995          1996
                                                    ------------  ------------
                                                      (DOLLARS IN MILLIONS)
   Net revenues.................................... $120.7 100.0% $159.6 100.0%
   Gross profit....................................   44.2  36.6    52.9  33.1
   Selling, general, and administrative expenses...   33.0  27.4    39.4  24.7
   Operating income................................   11.2   9.3    13.5   8.4
   Equity in earnings of affiliate.................    --    --      1.0   0.6
   Net income......................................   26.7  22.1    11.7   7.3

  Net revenues were $159.6 million in the first quarter of 1996, an increase of 32.2% from the net revenues of $120.7 million recorded in the first quarter of 1995. The increase was due primarily to a $19.6 million, or 27.8%, increase in the DKNY (R) women's collections; a $12.3 million, or 185.7%, increase in the DKNY (R) men's collections; a $2.6 million, or 28.8%, increase in the Donna Karan New York (R) collections for men; a $1.3 million, or 39.5%, increase in beauty products; and a $3.0 million, or 28.7%, increase in outlet stores and licensing. Donna Karan New York (R) Collections for women net revenues were unchanged from first quarter 1995. Subsequent to the sale of 70% of the Company's interest in the operations of Donna Karan Japan in March 1995, the Company no longer consolidated Donna Karan Japan, but rather accounted for its 30% interest in Donna Karan Japan using the equity method of accounting. As a result, product sales to Donna Karan Japan are reflected as revenues of the Company's divisions. If the interest in the operations of Donna Karan Japan had been sold at the beginning of 1995, pro forma net revenues for 1995 would have been $115.2 million in the first quarter.

  The increase in the DKNY (R) women's collections resulted from earlier shipments in 1996 relative to 1995 due to earlier production of the collections, and, to a lesser extent, an increase in the number of international doors. The increase in the DKNY (R) men's collections resulted from significant growth in international sales, as well as continued domestic growth. The increase in the Donna Karan New York (R) collections for men primarily resulted from an increase in doors domestically, as well as growth internationally. The increase in the Beauty Division is primarily due to the expanded product offering in 1996 compared to 1995.

  Gross profit as a percent of sales was 33.1% and 36.6% in the first quarter of 1996 and 1995, respectively. The decrease in the gross margin is primarily due to the sale of the operations of Donna Karan Japan in March of 1995. This transaction resulted in a nonrecurring credit of $0.9 million to recognize previously deferred profit in Donna Karan Japan's inventory, as well as a reduction in the consolidated margin in 1996 since Donna Karan Japan was accounted for on the equity basis. Without the nonrecurring credit and accounting for Donna Karan Japan under the equity method of accounting, the 1995 first quarter net revenues would have been $115.2 million, the gross profit would have been $37.4 million, and the gross margin would have been 32.5%. The improvement in the gross margin percentage for the first quarter of 1996 compared with the pro forma gross margin percentage for the first quarter of 1995 was primarily attributable to leveraging relatively fixed production costs for the apparel division as a result of increased sales volume.

  Selling, general, and administrative expenses decreased to 24.7% of net revenues in the first quarter of 1996 from 27.4% of net revenues for the same period of 1995. This decrease is primarily due to the leverage obtained from the increased net revenue base, the $0.5 million of management fees received from Donna Karan Japan, and the difference in the product mix resulting in a lower percentage of beauty products, which have higher selling, general, and administrative expenses as a percent of net revenues.

  Operating income increased to $13.5 million (8.4% of net revenues) in the first quarter of 1996 from $11.2 million (9.3% of net revenues) in the same period in 1995.

  Interest expense increased to $2.0 million in the first quarter of 1996 from $1.7 million in the same period in 1995 primarily due to higher average borrowings.

  Equity in earnings of affiliate/gain on sale of interests in affiliate. The gain on sale of interests in affiliate, net of transaction costs, amounted to $18.7 million in 1995, resulting from the Company's sale of 70% of its interest in the operations of Donna Karan Japan. Subsequent to the sale, the Company has accounted for its remaining 30% interest in the operations of Donna Karan Japan using the equity method. Equity in earnings of Donna Karan Japan was $1.0 million in the first quarter of 1996.

  Provision for certain state, local, and foreign income taxes decreased to $0.7 million in the first quarter of 1996 from $1.4 million in the same period in 1995, primarily due to lower pre-tax income in 1996 compared to 1995.

  Net income decreased to $11.7 million in the first quarter of 1996 from $26.7 million in the same period in 1995 primarily due to the gain on sale of interests in affiliate recognized in first quarter 1995, somewhat offset by higher operating income in the first quarter of 1996 compared to 1995 and other factors as described above.

  COMPARISON OF 1995 TO 1994

                                                        1994          1995
                                                    ------------  ------------
                                                      (DOLLARS IN MILLIONS)
Net revenues....................................... $420.2 100.0% $510.1 100.0%
Gross profit.......................................  149.0  35.5   179.4  35.2
Selling, general, and administrative expenses......  120.0  28.6   136.9  26.8
Operating income...................................   29.0   6.9    42.5   8.3
Equity in earnings of affiliate....................    --    --      2.5   0.5
Net income.........................................   16.3   3.9    53.7  10.5

  Net revenues were $510.1 million in 1995, an increase of 21.4% from the $420.2 million of net revenues recorded in 1994. The increase was due primarily to a $38.1 million, or 16.4%, increase in the DKNY(R) women's collections; a $19.0 million, or 107.8%, increase in the DKNY(R) men's collections; a $12.0 million, or 43.1%, increase in the Donna Karan New York(R) collections for men; and a $13.1 million, or 78.3%, increase in beauty products. These increases were offset in part by a decrease of $2.3 million, or 2.9%, in the Donna Karan New York(R) Collection for women. Subsequent to the sale of 70% of the Company's interest in the operations of Donna Karan Japan in March 1995, the Company no longer consolidates Donna Karan Japan, but rather has accounted for its interest in Donna Karan Japan using the equity method of accounting. As a result, product sales to Donna Karan Japan are reflected as revenues by the Company's divisions. If the interest in the operations of Donna Karan Japan had been sold at the beginning of 1995, pro forma net revenues would have been $504.6 million.

  The increase in the DKNY(R) women's collections resulted from increased penetration of existing domestic doors, and, to a lesser extent, an increase in the number of international doors. Net revenues of DKNY(R) women's collections through free-standing International Retail Stores increased 73.0% to $18.2 million in 1995. The increase in the DKNY(R) men's collections resulted from significant growth in international sales, as the collections were able to leverage the success of the DKNY(R) women's collections' international penetration, as well as to continue its domestic growth. The increase in the Donna Karan New York(R) collections for men primarily resulted from a significant increase in doors domestically, as well as continued growth internationally. The increase in the Beauty Division resulted from continued expansion of the Company's product offerings, primarily a collection of fragrance and grooming products for men which was launched in October 1994, and continued growth of its women's fragrance collection.

  Gross profit as a percentage of sales was 35.2% and 35.5% in 1995 and 1994, respectively. Although gross margin on individual collections may change over time, in the aggregate, consolidated gross margins have remained relatively constant.

  Selling, general, and administrative expenses decreased to 26.8% of net revenues in 1995 from 28.6% of net revenues in 1994. The decrease in selling, general, and administrative expenses as a percent of net revenues in 1995 compared to 1994 is due primarily to the leverage obtained from the increased net revenue base and the $1.1 million of management fees received from Donna Karan Japan. The decrease was offset in part by a $2.0 million increase in bad debt expense relating to bankruptcy proceedings of a significant customer. See "Risk Factors--Changes in the Retail Industry."

  Operating income increased 46.7% to $42.5 million (8.3% of net revenues) in 1995 from $29.0 million (6.9% of net revenues) in 1994. The increase in operating income as a percentage of net revenues is attributable to leveraging costs over higher sales.

  Interest expense decreased to $7.7 million in 1995 from $8.9 million in 1994, primarily due to lower financing fees.

  Other expense was $2.7 million in 1994, consisting primarily of legal and other professional fees related to a proposed debt offering in 1994.

  Equity in earnings of affiliate/gain on sale of interests in affiliate. The gain on sale of interests in affiliate, net of transaction costs, amounted to $18.7 million in 1995, resulting from the Company's sale of 70% of its interest in the operations of Donna Karan Japan. Subsequent to the sale, the Company has accounted for its remaining 30% interest in the operations of Donna Karan Japan using the equity method of accounting resulting in earnings of $2.5 million in 1995.

  Provision for certain state, local, and foreign income taxes increased to $2.4 million in 1995 from $1.1 million in 1994, primarily due to higher pre-tax income in 1995 compared to 1994.

  Net income increased 228.4% to $53.7 million in 1995 from $16.3 million in 1994. This increase was primarily due to higher operating income and the gain on sale of interests in an affiliate.

 COMPARISON OF 1994 TO 1993

                                                        1993          1994
                                                    ------------  ------------
                                                      (DOLLARS IN MILLIONS)
Net revenues....................................... $364.7 100.0% $420.2 100.0%
Gross profit.......................................  130.5  35.8   149.0  35.5
Selling, general, and administrative expenses......  102.7  28.2   120.0  28.6
Operating income...................................   27.7   7.6    29.0   6.9
Net income.........................................   19.4   5.3    16.3   3.9

  Net revenues were $420.2 million in 1994, an increase of 15.2% from $364.7 million of net revenues recorded in 1993. The increase was due to a $39.6 million, or 20.5%, increase in the DKNY(R) women's collections; a $10.3 million, or 58.8%, increase in the Donna Karan New York(R) collections for men; a $9.0 million, or 115.4%, increase in the Company's Beauty Division; and a $4.1 million, or 5.4%, increase in the Donna Karan New York(R) Collection for women. Approximately $18.5 million of the increase in net revenues in the DKNY(R) women's collections resulted from the December 1993 acquisition of the 50% of the Donna Karan Shoe Company which the Company did not previously own. The remainder of the increase was due to growth in international sales. Net revenues for the Donna Karan New York(R) collections for men increased primarily due to higher penetration of its Donna Karan New York(R) collections in new and existing domestic doors. Beauty Division net revenues increased primarily from the increased growth of Bath & Body Mist, which was introduced in the second half of 1993, as well as the introduction of the DK Men(TM) collection of fragrance and grooming products in the second half of 1994. These net revenues increases were offset somewhat by a decrease in net revenues in the Company's DKNY(R) men's collections. During 1994, the Company restructured the DKNY(R) men's collections in order to focus on a more targeted consumer need.

  Gross profit as a percentage of sales was 35.5% and 35.8% in 1994 and 1993, respectively. Although gross margin on individual collections may change over time, in the aggregate, consolidated gross margins have remained relatively constant.

  Selling, general, and administrative expenses increased to $120.0 million (28.6% of revenues) in 1994 from $102.7 million (28.2% of net revenues) in 1993. This increase was primarily due to the investment in the additional infrastructure necessary to support new product introductions and penetration into international markets, particularly Japan. In addition, approximately $3.2 million of the increase was caused by the acquisition of the 50% of the Donna Karan Shoe Company which the Company did not previously own.

  Operating income increased 4.6% to $29.0 million (6.9% of net revenues) in 1994 from $27.7 million (7.6% of net revenues) in 1993.

  Interest expense increased to $8.9 million in 1994 from $4.1 million in 1993, due to higher average borrowings resulting from planned capital expenditures and working capital requirements resulting from increased sales.

  Other expense was $2.7 million in 1994 and $3.0 million in 1993 consisting primarily of legal and other professional fees related to a proposed debt offering in 1994 and a proposed initial public offering in 1993.

  Provision for certain state, local, and foreign income taxes decreased to $1.1 million in 1994 from $1.3 million in 1993.

  Net income decreased 15.6% to $16.3 million in 1994 from $19.4 million in 1993. This decrease was primarily due to increased interest expense attributable to debt incurred for working capital needs to support the Company's growth.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company's principal needs for funds were to finance working capital (principally inventory and receivables), capital expenditures, and investments in the start up of new collections and the extension of existing collections. The Company has relied on cash flow from operations, bank lines of credit, and term loans for its capital requirements.

  Subsequent to the consummation of the Offering the Company's cash flow needs will change as a result of (i) reduced interest costs associated with the application of the net proceeds of the Offering to reduce outstanding indebtedness under the Credit Agreement, (ii) decreased compensation for two of the Company's executives pursuant to their new employment agreements, and (iii) the absence of distributions, primarily for payment of taxes, paid by the Company to the partners and stockholders of the Intermediate Entities. Offsetting such changes will be the need to apply funds to the payment of Federal and additional state and local income taxes and royalties to Gabrielle Studio pursuant to the License Agreement. See "Pro Forma Combined Financial Information." Any net use of cash for such changes is expected to be funded through operations.

  At March 31, 1996, the Company had working capital of $118.8 million, compared to $92.6 million at December 31, 1995. Changes in working capital included an increase in accounts receivable of $24.8 million due to revenue growth which is influenced by seasonality. See "Seasonality of Business" below. This increase was partially offset by lower inventories of $2.9 million. The net increase in current assets of $18.3 million was financed primarily through borrowings of $21.1 million under the Credit Agreement.

  The Company's current credit agreement (the "Credit Agreement"), provides for term loans, of which $43.1 million were outstanding at March 31, 1996, and a revolving line of credit for the issuance of letters of credit, acceptances, or direct borrowings of $105.0 million. Direct borrowings under the revolving line of credit bear interest at 1.5% over the lead bank's prime rate (9.75% at March 31, 1996) and are limited to a borrowing base calculated on eligible accounts receivable, inventory, and letters of credit. The term loan consists of term loan A, term loan B, and term loan C. The Credit Agreement provides for various borrowing rate options including borrowing rates based on a fixed spread over LIBOR. At March 31, 1996, $10.0 million of term loan C bears interest at 2.75% above LIBOR (8.063%), $13.1 million of term loan A bears interest at 2.75% above LIBOR (8.063%), and $20.0 million of term loan B bears interest at 3.25% above LIBOR (8.563%). Both the revolving credit facility and the term loans are secured by accounts receivable, inventory, and intangibles (including an interest in certain licensed trademarks), as well as certain intangibles of an affiliated company. Letters of credit and acceptances outstanding under the Credit Agreement were approximately $22.9 million and $33.9 million at March 31, 1996 and December 31, 1995, respectively. Direct borrowings outstanding under the Credit Agreement were approximately $72.2 million and $53.0 million at March 31, 1996 and December 31, 1995, respectively.

  The Company has received a commitment letter (the "Commitment Letter") from a bank relating to a new $150.0 million, three-year revolving credit facility (the "New Credit Facility"), which includes a $60.0 million subfacility for letters of credit and acceptances and a $30.0 million subfacility for loans in Italian lira to the extent available. Borrowings under the New Credit Facility would bear interest at the lead bank's prime rate (8.25% at March 31, 1996) or, at the option of the Company, at a fixed margin (ranging from 0.5% to 0.75%) over LIBOR. The outstanding balance under the New Credit Facility would be required to be paid down below a specified level for 45 days each year. The Commitment Letter provides that the New Credit Facility would be secured by accounts receivable, inventory, and certain intangibles of the Company. The Commitment Letter provides that the New Credit Facility will be used to repay any remaining amounts outstanding under the Company's existing Credit Agreement, for working capital needs, and for general corporate purposes. See "Use of Proceeds." The Commitment Letter provides that the New Credit Facility will be subject to a number of conditions, and there can be no assurance that the Company will enter into the New Credit Facility on the terms herein described or at all.

  Capital expenditures, primarily for equipment, machinery, computers, office furniture, leasehold improvements, and outlet stores, were approximately $4.1 million, $4.3 million, and $3.4 million in the three months ended March 31, 1996, in fiscal 1995, and in fiscal 1994, respectively. The Company anticipates capital expenditures to support the Company's growth to be approximately $3.9 million for the remainder of 1996. Furthermore, the Company may invest additional amounts in 1996 and 1997 in connection with its planned warehouse consolidation. It is expected that consolidation of the distribution facility will not be completed until 1997 and that the funds needed to accomplish such consolidation, including capital expenditures to improve the new warehouse, will be available from the Company's then existing credit agreement or lease financing arrangements. The Company believes that such consolidation will result in significant cost savings, although there can be no assurance with respect thereto.

  The Company extends credit to its customers including those which have accounted for significant portions of the Company's gross revenues. Accordingly, the Company may have significant exposure for accounts receivable from its customers, or group of customers under common ownership. The Company has credit policies and procedures which it uses to manage its credit risk. To further manage its credit risk, the Company insures its accounts receivable under credit risk insurance policies, subject to certain limitations.

  In January 1996, one of the Company's customers and certain of its affiliated entities, which accounted for 2.3% of the Company's gross revenues in 1995, filed for protection under the Federal bankruptcy laws. The Company has filed a claim with its insurance carrier for recovery and has accrued for its loss, net of expected insurance recovery, in 1995. See "Risk Factors--Changes in the Retail Industry" and Selling, general, and administrative expenses in the "Comparison of 1995 to 1994" and Note 1 of the Notes to Predecessor Combined Financial Statements above.

  The Company enters into forward exchange contracts as hedges relating to identifiable currency positions. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. The Company does not engage in speculation. Historically, gains and losses on foreign exchange contracts have not been material.

  The Company anticipates that it will be able to satisfy its ongoing cash requirements for the foreseeable future, primarily with cash flow from operations, supplemented by borrowings under its then existing credit agreement.

SEASONALITY OF BUSINESS

  The Company's business varies with general seasonal trends that are characteristic of the apparel and beauty industries, and it generally experiences lower net revenues and net income in the first half of each fiscal year as compared to the second half of its fiscal year. Accordingly, the Company's outstanding borrowings under the Credit Agreement, historically, have been lower on or about its fiscal year end. On a quarter to quarter basis, the Company's operations may vary with production and shipping schedules, the introduction of new products, and variations in the timing of certain holidays from year to year. To the extent the Company continues to expand its business, the Company's operating performance may not reflect the typical seasonality of the apparel and beauty industries.

  The Company historically has experienced lower net revenues and operating income in the second quarter than in other quarters due to (i) lower demand among retail customers typical of the apparel industry, and (ii) certain expenses that are constant throughout the year being relatively higher as a percentage of net revenues. As sales of the Company's beauty products increase relative to sales of its other products, the Company's net revenues and operating income will be increasingly influenced by the seasonality of the beauty industry. In general, the fragrance portion of the beauty industry experiences lower net revenues and operating income in the first three quarters and has substantially higher net revenues and operating income in the fourth quarter. Fragrance products are the primary component of the Company's beauty business.

ANTICIPATED SECOND QUARTER RESULTS

  Net revenues in the 1996 second quarter are expected to exceed net revenues in the comparable 1995 quarter. However, the Company does not expect the rate of growth of net revenues to equal the 32% net revenue increase in the first quarter of 1996 over the first quarter of 1995. Early shipments in the first quarter of 1996, the impact of seasonality on the second quarter as discussed above, and an increase in selling, general, and administrative expenses due in large part to an anticipated annual increase in net revenues are expected to increase slightly the operating loss and to increase the net loss in the 1996 second quarter. Net revenues and operating income for the first half of 1996 are expected to exceed the comparable amounts for 1995. Net income for the first half of 1996 is expected to exceed the comparable amount for 1995 (excluding, in 1995, the gain from the sale of 70% of the Company's interest in the operations of Donna Karan Japan).

OTHER MATTERS

  In connection with the Offering, the Company will become subject to Federal and additional state and local income taxes. As discussed in Note 1 of Notes to Predecessor Combined Financial Statements, the Company has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" effective January 3, 1993. Concurrent with becoming subject to Federal and additional state income taxes, the Company will record a deferred tax asset and a corresponding tax benefit in its statement of income in accordance with the provisions of SFAS No. 109. Had such amount been recorded as of December 31, 1995, the effect would have been approximately $17.3 million inclusive of certain state and local deferred tax assets recorded on a historical basis. See Note 13 of Notes to Predecessor Combined Financial Statements.

                                   BUSINESS

GENERAL

  Donna Karan International Inc. is one of the world's leading international fashion design houses. The Company designs, contracts for the production of, markets, and distributes "designer" and "bridge" collections of men's and women's clothing, sportswear, accessories, and shoes under the Donna Karan New York(R) and DKNY(R) brand names, respectively. The Company also develops, contracts for the production of, markets, and distributes collections of men's and women's fragrance, bath and body, and treatment products under the DK Men(TM) and Donna Karan New York(TM) brand names, respectively. In addition, the Company selectively has granted licenses for the manufacture and distribution of certain other products under the Donna Karan New York(R) and DKNY(R) brand names, including hosiery, intimate apparel, eyewear, and, most recently, a license for children's apparel under the DKNY(R) brand name in Europe and the Middle East. In 1995, the Company's net revenues were $510.1 million and its operating income was $42.5 million, representing a 21.4% and 46.7% increase, respectively, over 1994 net revenues and operating income. The Company's net income in 1995 was $53.7 million. On a pro forma basis, after giving effect to the Reorganization, the Offering, and certain other adjustments, the Company's net revenues were $504.6 million, its operating income was $30.1 million, and its net income was $18.4 million for 1995. The Company's products have significant international appeal, and in 1995, approximately 33.9% of the Company's net revenues (excluding net revenues generated from outlet stores and licensing) were to customers in international markets.

OPERATING STRATEGY

  The Company has achieved its success through the implementation of the following operating strategies:

  . BUILDING GLOBAL NAME AND IMAGE. The Company has employed a strategy of building the global name recognition and distinctive brand image of Donna Karan New York(R) in the exclusive designer market and the DKNY(R) brand in the larger bridge market. The Company has in turn been able to capitalize on its fashion leadership in both of these segments through additional product introductions.

  . BRAND LEVERAGING. The Company has employed a strategy of establishing successful designer collections and then leveraging the success of those collections and the depth of its design talent in the larger bridge market. The Company first utilized this approach with its DKNY(R) women's apparel division to successfully address the market opportunity afforded by the larger bridge market thereby increasing its customer base and range of products. Subsequently, the Company has successfully implemented this approach in the men's apparel division and the shoe division and intends to implement this same approach in the beauty division.

  . WORLDWIDE GROWTH. Since its inception, the Company has been expanding on a worldwide basis, including in the United States, Europe and the Middle East, Japan, and other parts of Asia. Due to the global recognition of the Donna Karan New York(R) and DKNY(R) brands, the Company has been able to expand its sales internationally through its commitment to developing the necessary infrastructure to support the increase in sales and through the further licensing of free-standing retail stores in international markets.

  . MAINTAINING BRAND EXCLUSIVITY. The Company maintains the exclusivity of its brand image through coordinated global advertising and marketing, selective licensing arrangements, and controlled retail distribution. All worldwide advertising, public relations, and marketing programs are managed on a centralized basis through the Company's Creative Services and Public Relations Departments in New York, which promote a consistent global image. To reinforce its exclusive image and appeal, the Company sells through a limited number of stores, including better department and large specialty stores, such as Bloomingdale's, Macy's, Saks Fifth Avenue, Neiman Marcus, and Nordstrom, and better boutiques catering to fashion-conscious customers. Consistent with its operating philosophy, the Company has been very selective in pursuing licensing opportunities and has maintained strict control over design, quality, advertising, marketing, and distribution in its five existing product licensing arrangements.

  . ""HEAD-TO-TOE" DRESSING. The Company offers a "head-to-toe" assortment of complementary luxury product categories designed to satisfy the lifestyle needs of its customers. During the past five years, the Company has expanded its product offerings to include the Donna Karan New York(R) Essentials and DKNY(R) Essentials collections for women, the Donna Karan New York(R) Signature collection for men, the DKNY(R) jeans and petite collections for women, DK Men(TM) and Donna Karan New York(TM) men's and women's beauty products, respectively, as well as DKNY(R) men's and women's shoes.

GROWTH STRATEGY

  The Company's goals are to continue to leverage its strong brand name and image by expanding its current product offerings and to increase its presence in domestic and international markets. The principal elements of the Company's growth strategy are to:

  . INCREASE NUMBER OF DOORS. During 1996, the Company expects selectively to increase the number of domestic doors through which its more recently-introduced products, including its beauty products and men's apparel, will be sold and to increase the number of international doors through which the Company's products are sold. One of the Company's goals is to approximately double the 1995 sales generated by its DKNY(R) menswear business in 1996, although there can be no assurance that the Company will be successful in attaining this goal.

  . INCREASE NUMBER OF FREE-STANDING RETAIL STORES. The Company anticipates that 10 additional free-standing International Retail Stores will be opened in 1996 (including five stores to be opened under the Retail Agreement with HPL) and currently is considering a strategy for the opening of full-price, free-standing retail stores by or in arrangements with third parties in select locations in the United States.

  . CONTINUE PRODUCT SEGMENTATION AND EXPANSION. By continuing to segment and expand its collections, the Company provides a greater "head-to-toe" product assortment to better satisfy the lifestyle needs of existing customers and to appeal to new customers. The Company intends to launch a new women's fragrance under the Donna Karan New York(R) brand name in the second half of 1996, to add casual sportswear to its Donna Karan New York(R) men's collection, and to expand the range of the current activewear offerings included within its DKNY(R) women's collection for spring 1997. As a result of this expansion, the Company is considering the establishment of a new DKNY(R) activewear division. In addition, the Company intends to increase the product range of its Donna Karan New York(R) Essentials collection for women under its new Donna Karan New York(R) Signature label for spring 1997.

  . BROADEN CUSTOMER BASE. The Company plans to target broader market opportunities at lower prices than its apparel products with additional luxury products in categories such as beauty and accessories.

  . EXPAND LICENSING EFFORTS. Having successfully established its brands worldwide, the Company now intends to expand its licensing efforts through the selective granting of new product licenses, which may include licenses relating to jeanswear and related apparel, swimwear, DKNY(R) underwear, watches, and home furnishings. There can be no assurances that the Company will enter into such licenses or of the terms thereof.

PRODUCTS

  The apparel products sold by the Company are organized into two broad categories: fashion-forward designer apparel sold under the Donna Karan New York(R) brand name, and bridge apparel sold under the DKNY(R) brand name. The women's ready-to-wear apparel market in the United States is divided into five price levels, ranging from lowest to highest, as follows: "budget," "moderate," "better," "bridge," and "designer".

  The approximate suggested retail price ranges for the Company's apparel products set forth below are indicative of individual item price ranges:

                                                                  DRESSES
                                        SKIRTS AND  SHIRTS AND  (OTHER THAN
WOMEN'S                      JACKETS       PANTS    BODYSUITS  EVENING WEAR)
- -------                    ------------ ----------- ---------- -------------
Donna Karan New York(R)
  Collection.............. $1,200-1,800   $400-900   $300-600   $650-1,200
  Essentials..............    750-1,100    300-600    200-400      500-950
DKNY(R)...................    265-1,250    125-600     85-725      200-550
MEN'S                         SUITS     SPORTSCOATS  TROUSERS
- -----                      ------------ ----------- ----------
Donna Karan New York(R)
  Collection ("black la-
   bel").................. $1,100-1,750 $950-1,750   $300-400
  Signature ("gold la-
   bel")..................      875-995    595-750    225-275
DKNY(R)...................    550-1,200    250-450     65-290

  The Company sells collections of men's and women's fragrance, bath and body, and treatment products under the DK Men(TM) and Donna Karan New York(TM) brand names, respectively. The beauty products generally have retail prices in the $15 to $375 range, although most products are priced in the $85 and under range. In addition, the Company sells collections of women's accessories and men's and women's shoes under both of its brand names. Accessories for women marketed under the Donna Karan New York(R) brand name generally have retail price ranges from $350 to $850 for handbags, $80 to $250 for belts, $200 to $800 for jewelry, and $75 to $200 for small leather goods. Accessories for women marketed under the DKNY(R) brand name generally have retail price ranges from $30 to $575 for handbags, $15 to $175 for hats, and $15 to $150 for small leather goods. Shoes marketed under the Donna Karan New York(R) and DKNY(R) brand names generally have retail price ranges from $110 to $700 and $50 to $400, respectively, for women's shoes, and from $275 to $600 and $75 to $295, respectively, for men's shoes.

  Net revenues represented by each of the Company's major operating units for each of the last three years are set forth below:

                                                              1993(2) 1994 1995
                                                              ------- ---- ----
                                                                (IN MILLIONS)
Donna Karan New York(R)(1)...................................   $93   $107 $117
DKNY(R)(1)...................................................   215    250  308
Beauty products..............................................     8     17   30
Outlet stores and licensing(3)...............................    49     46   55
                                                               ----   ---- ----
                                                               $365   $420 $510
                                                               ====   ==== ====

- --------
(1) Includes apparel, accessory, and shoe collections.
(2) Revenues of the Company's shoe collections (the "Shoe Division") were combined with the Company's sales commencing December 1993, at which time the Company bought out its then joint venture partner.
(3) The Company was operating 24, 29, and 31 outlet stores, respectively, at the end of each of 1993, 1994, and 1995. Also includes children's apparel for 1993.

 DONNA KARAN NEW YORK(R) DESIGNER COLLECTIONS

  The Donna Karan New York(R) designer collections include men's and women's apparel, women's accessories, and men's and women's shoes (the "Designer Collections").

  WOMEN'S APPAREL

  Since its inception, a primary focus of the Company has been to establish and maintain itself as an internationally recognized fashion design house. To this end, the Company has established two designer collections of women's apparel under the Donna Karan New York(R) brand name:
Collection and Essentials. The original Donna Karan New York(R) Collection for women was based upon Ms. Karan's concept of "seven easy pieces"--a collection of bodysuits and tights, dresses, skirts, blouses, jackets, pants, and accessories that when layered in combinations achieved a varied, but consistent, high fashion look, with an emphasis on comfort and fit. The Donna Karan New York(R) Collection for women represents high fashion apparel, made primarily with exclusively-developed, luxury fabrics and designed with an emphasis on comfort and fit. Today, the Donna Karan New York(R) Collection for women is recognized worldwide as one of the premier women's designer collections. Each of the spring and fall collections is introduced at major fashion shows which generate extensive press coverage in the domestic and international fashion press, as well as in the general media.

  The Donna Karan New York(R) Essentials collection focuses on the lifestyle of the working woman and provides a modern, sensual, yet classic, collection of apparel for all aspects of a woman's life. The Donna Karan New York(R) Essentials collection, introduced in 1992, includes updated and redesigned versions of the Company's most successful silhouettes (styles), as well as newly-designed, classic, signature styles of Ms. Karan and her design teams. As a result, the Donna Karan New York(R) Essentials collection is fashionable while maintaining consistent and timeless qualities.

  As part of its growth strategy, the Company intends to increase its offerings of its Donna Karan New York(R) Essentials collection of products under its new Donna Karan New York(R) Signature label, geared to the executive woman's lifestyle. The Donna Karan New York(R) Signature collection will be introduced in fall 1996 for delivery in spring 1997 at slightly lower prices than the current Donna Karan New York(R) Essentials collection to appeal to a wider group of consumers. The Company intends to convert all of its Donna Karan New York(TM) Essentials doors and certain of its existing Donna Karan New York(R) Collection doors to Donna Karan New York(R) Signature doors. The Donna Karan New York(R) Collection will be offered for limited distribution in key markets to retailers which the Company considers to be high-end, luxury retailers. In addition, the Company intends to increase the number of doors in which the Donna Karan New York(R) Signature collection products will be sold, including international doors.

  The following table sets forth certain information concerning the approximate number and location of doors through which the Company's Designer Collections of women's apparel were sold as of December 31, 1995 and are expected to be sold by the end of 1996:

                                             APPROXIMATE NUMBER OF DOORS
                         -------------------------------------------------------------------
                                       1995                              1996
                         --------------------------------- ---------------------------------
                         UNITED STATES INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
                         ------------- ------------- ----- ------------- ------------- -----
Donna Karan New York(R)
 Collection.............      102           117       219       103           112       215
Donna Karan New York(R)
 Essentials.............      124            73       197       133            55       188

  MEN'S APPAREL

  Consistent with its operating philosophy and leveraging its name recognition and its strengths in design, sourcing, and distribution, the Company established two designer collections of men's apparel: Donna Karan New York(R) (black label) and Donna Karan New York(R) Signature (gold label). The introduction of the men's collections expanded the Company's customer base and increased its opportunities for additional product lines. Additionally, the men's collections increased the Company's in-store visibility by adding more departments within each store that carries the Company's products. The Donna Karan New York(R) black label collection was introduced in fall 1991 at one specialty store in New York where it was sold on an exclusive basis through fall 1992, at which time the Company expanded distribution to approximately 75 doors. In recognition of the Donna Karan New York(R) black label collection, Ms. Karan received the Council of Fashion Designers of America's Menswear Designer of the Year Award for 1992. In 1994, Ms. Karan became the first American fashion designer to be invited to show the Company's men's collection at one of the premier European menswear fashion shows in Florence, Italy.

  The Donna Karan New York(R) black label collection is marketed in three categories: Donna Karan New York(R) Couture, Donna Karan New York(R) Sartoriale, and Donna Karan New York(R). The Donna Karan New York(R) Couture category provides hand-tailored clothing made in the United States, using a limited range of fabrications and new silhouettes for select distribution. The Donna Karan New York(R) Sartoriale category provides hand-made garments made in Italy using a variety of exclusively-developed fabrications and specially-designed silhouettes for the European and Asian markets. The Donna Karan New York(R) category provides a full collection of suits, sportscoats, trousers, sportswear, and furnishings made from luxury fabrics primarily in the United States and Italy and is more widely distributed than the other categories of the black label collection.

  The Donna Karan New York(R) Signature collection (gold label), was introduced in fall 1993 as the Company's second designer collection of men's apparel and includes designer suits, sportscoats, trousers, sportswear, outerwear, and furnishings. Targeting a broader audience, this collection is priced below the Donna Karan New York(R) black label collection but maintains a similar dedication to quality and design, while using lower cost fabrications and more commercial production techniques. The Donna Karan New York(R) Signature collection is comprised of the basic, essential pieces of a man's wardrobe for the more conservative yet modern man, in styles similar to the styles of the Company's Donna Karan New York(R) black label collection. By having both collections, the Company competes in two distinct market segments.

  Net revenues of the men's division increased 43.1% from 1994 to 1995. The following table sets forth certain information concerning the approximate number and location of doors through which the Company's Designer Collections of men's apparel were sold as of December 31, 1995 and are expected to be sold by the end of 1996:

                                             APPROXIMATE NUMBER OF DOORS
                         -------------------------------------------------------------------
                                       1995                              1996
                         --------------------------------- ---------------------------------
                         UNITED STATES INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
                         ------------- ------------- ----- ------------- ------------- -----
Donna Karan New York(R)
 black label
 collection.............      104           106       210       113           127       240
Donna Karan New York(R)
 Signature collection...      158            98       256       221           134       355

  ACCESSORIES

  The designer collection of women's accessories marketed under the Donna Karan New York(R) brand name includes handbags, belts, jewelry, small leather goods, hats, gloves, and scarves. In accordance with its strategy of controlling distribution, the Company designs, contracts for the production of, and controls the distribution of its accessories.

  The Company is in the process of refocusing its Donna Karan New York(R) accessory business from a collection-coordinated accessory line to a more expanded "main floor" accessory line which reflects the taste and sophistication of the Designer Collections of women's apparel. As part of this strategy, the Company expects to begin implementing the accessory concept through a more select group of retailers than its current accessory distribution. The Company also intends to launch a separate collection of Donna Karan New York(R) men's accessories in the fourth quarter of 1996. This collection initially is expected to consist primarily of belts retailing from $80 to $500 and small leather goods retailing from $75 to $200.

  The following table sets forth certain information concerning the approximate number and location of doors through which the Company's women's accessories collection was sold as of December 31, 1995 and is expected to be sold by the end of 1996:

                         APPROXIMATE NUMBER OF DOORS
     -------------------------------------------------------------------
                   1995                              1996
     --------------------------------- ---------------------------------
     UNITED STATES INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
     ------------- ------------- ----- ------------- ------------- -----
          147           147       294       124           134       258

  SHOES

  The Donna Karan New York(R) collections of men's and women's shoes are high priced, sophisticated collections of shoes, made with luxurious and expensive materials. The women's collection includes sport and dress shoes, boots, and sandals, casual shoes, and evening shoes. The limited men's collection includes sport and classic dress shoes and boots and casual shoes. Segments of the Donna Karan New York(R) shoe collections are designed to complement the Donna Karan New York(R) apparel collections.

  In 1995, the Company conducted a test program to expand its distribution of women's shoes to additional department store doors and specialty shops emphasizing ready-to-wear apparel. Consistent with the strategy for the Donna Karan New York(R) Collection for women, in 1996 the Donna Karan New York(R) women's shoe collection will be offered to select retailers for limited distribution in key markets.

  The following table sets forth certain information concerning the approximate number and location of doors through which the Company's Donna Karan New York(R) men's and women's shoe collections were sold as of December 31, 1995 and are expected to be sold by the end of 1996:

                                             APPROXIMATE NUMBER OF DOORS
                         -------------------------------------------------------------------
                                       1995                              1996
                         --------------------------------- ---------------------------------
                         UNITED STATES INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
                         ------------- ------------- ----- ------------- ------------- -----
Donna Karan New York(R)
 women's shoe
 collection............       144            78       222       106            72       178
Donna Karan New York(R)
 men's shoe
 collection*...........        30            14        44        21            14        35

- --------
* Introduced in spring 1995.

  OVERVIEW OF DESIGNER MARKET

  In the designer segment of the apparel market, competitors of the Donna Karan New York(R) Collection for women include Armani Borgonuovo, Jil Sander, and Escada, and competitors of the Donna Karan New York(R) Essentials collections for women include Armani Le Collezione, Calvin Klein, and Michael Kors. The Donna Karan New York(R) black label and the Donna Karan New York(R) Signature collections for men compete with Giorgio Armani, Hugo Boss, Calvin Klein, Valentino, Vestimenta, and Ermenegildo Zegna. Competitors of the Donna Karan New York(R) women's accessories collection include Prada, Bottega Veneta, and Calvin Klein. The Donna Karan New York(R) women's shoe collection competes with Giorgio Armani, Gucci, Prada, Calvin Klein, and Robert Clergerie, and the Donna Karan New York(R) men's shoe collection competes with Dolce & Gabbana, Giorgio Armani, Gucci, Fenestria, and Ralph Lauren.

 DKNY(R) COLLECTIONS

  The DKNY(R) collections include men's and women's apparel, women's accessories, and men's and women's shoes.

  WOMEN'S APPAREL

  The initial success of the Donna Karan New York(R) Collection for women made possible the launch of the DKNY(R) bridge collection of women's apparel and accessories in 1989. DKNY(R) was established as a separate brand name to create a distinct and more casual fashion identity at lower prices while retaining an association with the Donna Karan New York(R) designer image. Moreover, the Company was able to significantly leverage the depth within its design team, as well as its sourcing capabilities and distribution strength to successfully address the market opportunity afforded in the larger bridge market, thereby increasing its customer base and range of products. The designs of the DKNY(R) brand can be considered on the "cutting edge" within the bridge market. Today, the women's apparel, accessory, and shoe collections sold under the DKNY(R) brand name constitute the Company's largest division, representing 53.1% of net revenues in 1995.

  To increase its sales to existing doors, the Company has segmented its DKNY(R) women's apparel collection into three lines, which are often sold to or through different departments. The DKNY(R) women's collection is a spirited, lifestyle, and item-driven collection of skirts, blouses, bodysuits, dresses, jackets, vests, pants, jeans, denimwear, outerwear, and activewear which complements all aspects of a woman's lifestyle. As part of the DKNY(R) women's collection, the Company markets a collection of women's apparel under the DKNY(R) Essentials label which offers a collection of core pieces, from jackets to underpinnings. The DKNY(R) Essentials collection addresses all aspects of a woman's lifestyle, from casual to work, and provides women with pieces that easily can be used to update and replenish their wardrobes.

  The Company has further increased its consumer base by addressing consumer demand for casual clothing through its DKNY(R) jeans division. The DKNY(R) jeans division, which the Company established in 1991, addresses the consumer demand for more casualwear. The DKNY(R) jeans division offers a collection of jeans, activewear, outerwear, and related sportswear under the DKNY(R) brand name, made from a variety of fabrications. During 1995, the DKNY(R) jeans division accounted for approximately 43.2% of the net revenues of the DKNY(R) women's apparel division. The Company is currently engaged in negotiations to license its jeanswear business and related apparel products to third parties. There can be no assurance that a license will be executed or as to the terms of such license if executed.

  The Company's DKNY(R) petite division, which was established in 1994 as part of the Company's strategy of expanding its existing collections, offers a selection of styles from those offered by the DKNY(R) women's apparel division, but the garments are sized for the petite woman. Approximately 30% of the DKNY(R) women's apparel styles are offered in petite sizing.

  The following table sets forth certain information concerning the approximate number and location of doors through which the Company's DKNY(R) women's apparel collections were sold as of December 31, 1995 and are expected to be sold by the end of 1996:

                                              APPROXIMATE NUMBER OF DOORS
                          -------------------------------------------------------------------
                                        1995                              1996
                          --------------------------------- ---------------------------------
                          UNITED STATES INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
                          ------------- ------------- ----- ------------- ------------- -----
DKNY(R) apparel
 collections (other than
 the jeans and petite
 collections)...........       413           277       690       392           347       739
DKNY(R) jeans collec-
 tion...................       522           289       811       554           358       912
DKNY(R) petite collec-
 tion...................       114           --        114       145           --        145

  MEN'S APPAREL

  In 1992, the Company introduced a limited selection of men's apparel under the DKNY(R) brand name. In 1994, the Company determined it could expand upon its opportunities in menswear by focusing its DKNY(R) men's collection on a more targeted consumer need. As a result, the DKNY(R) men's collection changed from a more casual collection of apparel to a more modern, sophisticated, yet youthful, lifestyle collection. The DKNY(R) men's collection is an innovative, but not overly designed, collection of shirts, pants, jackets, jeans, sweaters, outerwear, activewear, and furnishings made of modern, lightweight, tactile fabrics. Approximately 30% of the DKNY(R) men's collection consists of new, modern basic styles which are available on a reorderable basis.

  The following table sets forth certain information concerning the approximate number and location of doors through which the Company's DKNY(R) men's collection was sold as of December 31, 1995 and is expected to be sold by the end of 1996:

                          APPROXIMATE NUMBER OF DOORS
      ---------------------------------------------------------------------
                    1995                                1996
      ---------------------------------------------------------------------
      UNITED STATES   INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
      -------------   ------------- ----- ------------- ------------- -----
       256                 132       388       271           212       483

  ACCESSORIES

  The collection of women's accessories marketed under the DKNY(R) brand name includes handbags, belts, fashion jewelry, small leather goods, hats, belts, gloves, scarves, and umbrellas. Consistent with its operating strategy, the Company designs, contracts for the production of, and controls the distribution of its accessories.

  The following table sets forth certain information concerning the approximate number and location of doors through which the Company's DKNY(R) women's accessories collection was sold as of December 31, 1995 and is expected to be sold by the end of 1996:

                          APPROXIMATE NUMBER OF DOORS
      ---------------------------------------------------------------------
                    1995                                1996
      ---------------------------------------------------------------------
      UNITED STATES   INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
      -------------   ------------- ----- ------------- ------------- -----
        706                281       987       712           344      1,056

  SHOES

  The collections of men's and women's shoes marketed under the DKNY(R) brand name offer lower-priced, trendier, sportier, and more casual shoes than the Donna Karan New York(R) shoe collections, in a wider range of styles and constructions. The DKNY(R) women's shoe collection includes sport and dress shoes and boots, weather shoes and boots, sneakers (fashion and athletic), and casual shoes. The limited men's collection includes sport and classic dress shoes, boots, and sandals, weatherboots, and sneakers (fashion and athletic). Segments of the DKNY(R) shoe collections are designed to complement the DKNY(R) apparel collections.

  The following table sets forth certain information concerning the approximate number and location of doors through which the Company's DKNY(R) men's and women's shoe collections were sold as of December 31, 1995 and are expected to be sold by the end of 1996:

                                             APPROXIMATE NUMBER OF DOORS
                         -------------------------------------------------------------------
                                       1995                              1996
                         --------------------------------- ---------------------------------
                         UNITED STATES INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
                         ------------- ------------- ----- ------------- ------------- -----
DKNY(R) women's shoe
 collection.............      350           196       546       348           241       589
DKNY(R) men's shoe
 collection*............       18            20        38        34            37        71

- --------
* Introduced in fall 1995.

  OVERVIEW OF BRIDGE MARKET

  In the bridge segment of the apparel market, the DKNY(R) women's apparel collections compete with CK by Calvin Klein, Polo/Ralph Lauren, Dana Buchman, Ellen Tracy, Emmanuel, and Anne Klein II. The DKNY(R) men's collection competes with labels such as CK by Calvin Klein, Guess, Mondo, Nautica, Polo/Ralph Lauren, Tommy Hilfiger, and Versace Classic V2. Competitors of the DKNY(R) women's accessories collection include By Paloma, Coach, Dooney & Bourke, and Ferragamo. The DKNY(R) women's shoe collection competes with Anne Klein II, Bis (Charles Jourdan), Freelance, Polo/Ralph Lauren, and VS (Via Spiga), as well as certain private labels, and the DKNY(R) men's shoe collection competes with Cole Haan, Kenneth Cole, Paraboot, and Polo/Ralph Lauren.

BEAUTY DIVISION

  To further leverage its strong brand name and image, the Company created its Beauty Division in 1992 to provide consumers with beauty products consistent with the Donna Karan New York(R) "head-to-toe" philosophy. To ensure that its beauty products are of the highest quality and to best manage the brand, the Company controls all aspects of its Beauty Division, including product development, package design, production, marketing, and distribution. By developing its Beauty Division, the Company has positioned itself to benefit from the higher gross margins associated with the beauty business, as well as its comparative stability relative to the apparel business. In turn, the Beauty Division has benefited considerably from the advertising and promotion efforts associated with the building of the Donna Karan New York(R) apparel brand franchise. The success of the Company's Beauty Division is illustrated by the division's compounded annual growth in sales of 96% from $8 million in 1993 to $30 million in 1995.

  In September 1992, the Company launched the Donna Karan New York(R) collection of women's fragrance products. Packaged in distinctive bottles and dispensers, the fragrance collection was introduced in select

Bloomingdale's stores. The Donna Karan New York(R) fragrance products currently consist of a perfume in 1/2 oz. and 1 oz. bottles, an eau de parfum in 50 ml. and 100 ml. spray dispensers, a 100 ml. splash, and a 1/2 oz. purser. The Beauty Division products were expanded in 1993 to include a variety of bath and body and treatment products, including a cleansing lotion, body cream, body lotion, talc, and bar soap. A second fragrance for women called "Bath & Body Mist" was introduced in the second half of 1993. The success of the Company's fragrance products is evidenced by the continued annual sales growth of each such product since its launch.

  In 1994, the Company launched DK Men(TM), a collection of fragrance and grooming products for men. The collection includes 2.5 oz. colognes in spray and pour, 4 oz. after shave skin conditioner, a combination antiperspirant/deodorant, soap, and hair and body shampoo. Following the successful launch of DK Men(TM), the Company launched "Unleaded(TM)," a version of the DK Men(TM) fragrance, as a light after shower overall spray product.

  In 1992, the Company won the "Best Women's Fragrance in Exclusive Distribution" and "Best Women's Advertising Campaign" Awards at the Fragrance Foundation Awards for its Donna Karan New York(R) women's fragrance. In 1994, the Company won the "Best Men's Fragrance in Exclusive Distribution" for its DK Men(TM) fragrance at the Fragrance Foundation Awards.

  Part of the Company's long-term strategy is to increase its consumer base by expanding its limited product offerings through the introduction of new products and collections. New beauty products under the Donna Karan New York(TM) brand name are expected to include a new women's fragrance in 1996, new treatment products in 1996 and 1997, and a limited number of color products in 1996 and 1997. Furthermore, the Company anticipates launching new collections of women's and men's beauty products in 1998 and 1999, respectively, under the DKNY(TM) brand name which are intended to be carried in significantly more stores than the Donna Karan New York(TM) collections of beauty products.

  The Company has been able to leverage the success of its apparel business and the brand recognition created through its advertising and marketing programs to obtain better positioning in the stores in which its beauty products are distributed. The Company believes that its Beauty Division products, taken as a whole, are currently in the top 10 selling brands of beauty products sold by stores in which Beauty Division products are distributed. Competitors of the Company's Beauty Division include Chanel, Calvin Klein, Giorgio Armani, Boucheron, Issey Miyake, and Tiffany.

  The Company distributes its Beauty Division products directly in the United States. To build its international distribution network, as of March 1, 1996, the Company had entered into 10 agreements for the distribution of its Beauty Division products in certain locations in Europe, Asia, the Middle East, Central America, South America, and Australia. The Company's distribution agreements require its distributors to make substantial investments in advertising and marketing. Generally, the distributor agrees to spend on advertising and marketing during each year an amount equal to a stated percentage of its sales during that year, with a minimum advertising and marketing obligation based upon that same percentage of its minimum sales requirement for that year.

  Certain of the Company's Beauty Division products are packaged in bottles designed by Stephan Weiss. Upon the closing of the Offering, Mr. Weiss will grant to the Company, an exclusive royalty-free worldwide license on the use of the designs for the bottles and a non-exclusive, royalty free worldwide license for the use of the utility patents for the bottles. For additional information regarding the license, see "Certain Relationships and Related Transactions--License Agreement for Perfume Bottles."

  The following table sets forth certain information concerning the approximate number and location of doors through which the Company's Donna Karan New York(R) beauty products were sold as of December 31, 1995 and are expected to be sold by the end of 1996:

                          APPROXIMATE NUMBER OF DOORS
      ---------------------------------------------------------------------
                    1995                                1996
      ---------------------------------------------------------------------
      UNITED STATES   INTERNATIONAL TOTAL UNITED STATES INTERNATIONAL TOTAL
      -------------   ------------- ----- ------------- ------------- -----
           617            2,079     2,696      752          2,624     3,376

LICENSED PRODUCTS

  A principal goal of the Company is to maintain the integrity of the trademarks under which it markets its products. The Company strives to provide the consumer with high quality products and to maintain a consistent image in all its advertising and marketing programs. The Company, from time to time, selectively has entered into license or joint venture agreements with third parties. In entering into such arrangements, the Company seeks to preserve the integrity of the brand names by controlling the design and quality of the products manufactured by the licensees. In addition, the Company seeks to control the manner in which such products are advertised, marketed, and distributed and, in most cases, obtains from the licensee or joint venture partner a commitment for a minimum level of sales and advertising. To ensure that products sold by its licensees meet the Company's design and quality standards, the Company takes an active role in the design, quality control, advertising, marketing, and distribution of each licensed product.

  To profit further from the Company's brand recognition and the quality and design standards which it successfully has established over the past 10 years, in addition to those material arrangements which currently are in place (described below), the Company is now more aggressively pursuing licensing as a way to continue to grow its brands with products for which it does not wish to develop the expertise in manufacturing and distribution. The Company intends to enter into other licensing or joint venture arrangements when it believes such arrangements will allow products sold under its brands to be manufactured with the highest quality and marketed and distributed most effectively. In determining whether to bring a new product to market on its own or through a joint venture or license, the Company considers various factors, including the Company's desire to bring a product to market at a particular time, the potential profit to be earned, and the capital and management resources available to the Company at such time.

  The Company currently has license agreements with the following licensees providing for the manufacture and distribution of the categories of products listed below under the trademarks and in the territories specified:

       LICENSEE                  PRODUCTS              LICENSED MARKS          TERRITORY
       --------                  --------              --------------          ---------
Hanes Hosiery, a         Women's pantyhose, knee- Donna Karan New York(TM) Worldwide
 division of Sara Lee    high stockings, tights,  DKNY(R)
 Corp.                   and socks
Wacoal America, Inc.     Women's intimate apparel Donna Karan New York(TM) United States and
                                                                           Canada (1)
The Lantis Corporation   Sunglasses, optical      Donna Karan New York(TM) Worldwide
                         frames, magnifiers, and  DKNY(R)
                         eyewear accessories
Albert S.A.              Children's apparel       DKNY(R)                  Europe and
                                                  DKNY(R) KIDS             the Middle East
Butterick Company, Inc.  Paper patterns and       Donna Karan New York(TM) Worldwide
 (Vogue Patterns)        knitting patterns        DKNY(R)

- --------
(1) This license provides that the licensee may sell its products to customers of the Company outside of the United States and Canada under certain circumstances.

  Effective in late 1995, the Company granted a license for the manufacture and distribution of children's apparel under the DKNY(R) brand name to Albert S.A. The Company previously test marketed children's apparel in 1992 in a limited number of doors in the United States. The Company subsequently determined that it would be more profitable to enter into a license for children's apparel with a licensee that had greater experience in manufacturing children's apparel. The Company has retained the right to manufacture and distribute, or license the right to manufacture and distribute, DKNY(R) children's apparel in all markets outside Europe and the Middle East. The Company currently is negotiating a non-exclusive supply agreement with Albert S.A. with respect to the supply of DKNY(R) children's apparel for those markets. The Company plans to begin distribution in certain territories outside of Europe and the Middle East in 1997. The Company also plans to introduce a full range of home furnishings starting in 1997.

DESIGN

  The Company was founded upon the marketing and design talents of Ms. Donna Karan, and its success to date is largely attributable to her vision and creative talent. The Company believes that its future success will depend in substantial part on its ability to continue to originate and define fashion trends, as well as to anticipate and react to changing consumer demands in a timely manner. Ms. Karan, who has been designing high fashion apparel for over 25 years, ultimately is responsible for the Company's creative inspiration, strategic planning, marketing, and overall fashion direction. In addition to Ms. Karan, as of May 8, 1996, the Company employed a design staff of 115 people, several of whom have assumed substantial design responsibilities under Ms. Karan's supervision. The Company has 11 design teams, each with a head designer, responsible for the creation, development, and coordination of the fabrications and silhouettes of the Company's collections. The Company encourages originality in its designers, and management believes that one of the keys to the growth of the Company has been not only Ms. Karan's individual talents, but also her willingness to delegate design responsibility to the various design teams and the ability of such teams to respond with creative and innovative designs.

  In recognition of the importance of maintaining a staff of highly qualified designers, Ms. Karan and other head designers constantly review the designs of independent young designers to find new talent. One element of the search for qualified designers is Ms. Karan's service as a member of the Board of Governors of the Parsons School of Design, a division of The New School.

  The Company's design teams constantly monitor fashion trends and search for new inspiration. The Company seeks to assist its designers in developing new ideas through various means. These include frequent meetings of the design teams to discuss current fashion trends, review of the fashion library, which includes over 94,000 items from the Company's past collections and antique garments and accessories assembled by the Company, and installation of a computer-aided design system which allows a designer to view and modify two- and three-dimensional images of a new design on a computer screen. See "Management Information Systems; Inventory and Credit Control" below in this section.

INTERNATIONAL BUSINESS

  During 1995, 66.1% of the Company's net revenues (excluding net revenues generated from outlet stores and licensing) were derived from within the United States and 33.9% were derived from outside the United States. The Company views international distribution as a major opportunity for future sales growth of the Company's products. To service an international clientele, the Company has established a separate international division staffed by a multilingual sales and customer service staff in its New York headquarters and in its customer service and distribution centers in Hong Kong, Tokyo, The Netherlands, Toronto, and New Jersey. As an added convenience for its customers, the majority of the Company's products sold internationally are sold at prices which include all shipping and handling charges and duties. See "Warehouse and Distribution Centers" below in this section.

  The following table shows the net revenues derived by the Company in each of the geographic areas listed below during each of the past five years:

                                                    1991 1992 1993 1994 1995
                                                    ---- ---- ---- ---- ----
                                                     (DOLLARS IN MILLIONS)
United States(1)................................... $158 $195 $260 $268 $301
Japan..............................................   17   16   31   51   64(2)
Europe and Middle East.............................    4   10   20   38   57
Asia (excluding Japan).............................    4    7   11   16   23
Other markets......................................    2    3    5    5   10

- --------
(1) Excludes in the United States $12 million, $29 million, $38 million, $42 million, and $55 million of net revenues from outlet stores and licensing for 1991, 1992, 1993, 1994, and 1995, respectively.
(2) As of March 31, 1995, the Company sold 70% of its interest in the operations of Donna Karan Japan. After the first quarter, sales are reflected as made from the Company's divisions directly to Donna Karan Japan.

 DISTRIBUTION ARRANGEMENTS

  The Company sells its products in Japan through Donna Karan Japan, a Japanese corporation in which the Company has a 30% equity interest. In March 1995, the Company sold 52.5% of its interest in the operations of Donna Karan Japan to HPL and 17.5% of its interest in the operations of Donna Karan Japan to a corporation owned by a private investor with a substantial interest in HPL. In connection with the sale to HPL, the Company entered into an agreement with HPL and the private investor which provides that Donna Karan Japan will be the exclusive distributor of the Company's products in Japan, subject to certain limited exceptions. The agreement also provides that the Company, for a management fee based on the net sales of Donna Karan Japan, will manage the day-to-day operations of Donna Karan Japan, for an initial term through December 31, 2000. The term is renewed automatically for successive five-year terms thereafter, subject to certain conditions. The Company believes that by selling its products in Japan through Donna Karan Japan, it can provide its Japanese customers with a higher level of customer service than that provided by the distributors of its competitors' products and can maintain greater control over its distribution policies and expenses. To reinforce its exclusive image and the uniqueness and appeal of its products, the Company's products are distributed in Japan only through better department stores and specialty stores. In addition, the Company plans to distribute products in Japan through four free-standing International Retail Stores which are scheduled to be opened by HPL by the year 1999 in accordance with the Retail Agreement (as defined herein). See below in this section for a description of the Company's Retail Agreement with HPL.

 FREE-STANDING INTERNATIONAL RETAIL STORES

  As part of the Company's growth strategy, the Company has entered into license arrangements and strategic alliances for the opening of free-standing International Retail Stores in a number of international markets under the Donna Karan New York(TM), DKNY(TM), or Donna Karan(TM) names. The free-standing International Retail Stores operated under these names carry the corresponding product lines exclusively. As of March 1, 1996, there were 29 free-standing International Retail Stores owned by third parties unaffiliated with the Company operating under the following names and located in the following countries:

DONNA KARAN NEW YORK(TM)*                 DKNY(TM)*                   DONNA KARAN(TM)*
- -------------------------  -----------------------------------------  -----------------
Israel(1)                  Belgium(1)         The Philippines(1)      Saudi Arabia(2)**
Malaysia(1)                England(1)         Singapore(1)
Singapore(1)               Greece(2)          Switzerland(3)
Switzerland(2)             Hong Kong(5)       Taiwan(1)
United Arab Emir-
 ates(1)                   Indonesia(1)       Thailand(1)
                           Malaysia(1)        Turkey(1)
                           The Netherlands(1) United Arab Emirates(1)

- --------
 * The numbers in parentheses indicate the number of stores opened in the particular country. Each Donna Karan New York(TM) free-standing International Retail Store exclusively carries Donna Karan New York(R) brand name products and each DKNY(TM) free-standing International Retail Store exclusively carries DKNY (R) brand name products.
** In Saudi Arabia there are two stores which carry only women's products under both of the Company's brand names.

  The Company anticipates that 10 additional free-standing International Retail Stores will be opened in 1996 (including five stores to be opened under the Retail Agreement with HPL). These stores are anticipated to be located in England (including London), Hong Kong, Indonesia, South Korea, Lebanon, Norway, Saudi Arabia, and Taiwan.

  As part of the Company's strategy of opening additional, free-standing International Retail Stores, in March 1995, the Company entered into a retail agreement (the "Retail Agreement") with HPL and a corporation owned by the Ong family, which also has a substantial interest in HPL, providing for the establishment by HPL of an aggregate minimum, subject to certain exceptions, of 29 free-standing International Retail Stores in Hong Kong, The People's Republic of China, The Philippines, South Korea, Taiwan, and Japan (the "Territories") by

December 31, 2000. The first free-standing International Retail Store under the Retail Agreement was opened in Hong Kong in January 1996, and the Company anticipates that approximately five additional, free-standing International Retail Stores will be opened in accordance with the Retail Agreement by the end of 1996. The Retail Agreement, which has an initial term through December 31, 2005, provides for minimum purchases by HPL of the Company's products. HPL has the right to sell all apparel, accessories, and shoes which are manufactured by the Company at the time of sale in its free-standing International Retail Stores in the Territories. If the Company enters into a license for the distribution of any of its products or determines to distribute shoes or non-apparel products, HPL may have certain distribution rights in the Territories with respect to those products. During the term of the Retail Agreement, except under limited circumstances, the Company is not entitled to distribute or sell its products (other than its beauty products) in the Territories (other than Japan) except through the free-standing International Retail Stores in the Territories.

  The Company intends to enter into additional licenses or strategic alliances with corporate partners for the opening of additional, free-standing International Retail Stores. It is the Company's goal to have 40 free-standing International Retail Stores in the Far East by December 31, 2000 (including those to be opened pursuant to the Retail Agreement), although there can be no assurance with respect thereto. The Company believes that this strategy will enable it to penetrate the international market more effectively, particularly in Europe, where most of the retail apparel business is conducted through smaller retail boutiques.

FREE-STANDING DOMESTIC RETAIL STORES

  The Company currently does not have any free-standing domestic retail stores (other than outlet stores--see "Outlet Stores" below in this section). The Company is considering a strategy for the opening of full-price, free-standing retail stores in select locations in the United States under a license or franchise program, joint venture, or other arrangement. The Company believes that free-standing retail stores will provide a retail environment, fully coordinated with the Company's brand image and apparel collections. The Company is currently engaged in negotiations with an affiliate of HPL to enter into a joint venture for approximately seven retail stores in certain cities in the United States. There can be no assurance that such a joint venture will be formed or as to the terms of such joint venture if formed.

CUSTOMERS

  The Company's customers consist of a limited number of better department and large specialty stores, including Bloomingdale's, Macy's, Saks Fifth Avenue, Neiman Marcus, Bergdorf Goodman, and Nordstrom, Donna Karan Japan, the Company's 30%-owned distributor in Japan, free-standing International Retail Stores, and boutiques.

  Certain of the Company's customers, including some under common ownership, have accounted for significant portions of the Company's gross revenues. During 1995, Bloomingdale's, Macy's, and affiliated stores, owned by Federated Department Stores, together accounted for approximately 12.3% of the Company's gross revenues. Saks Fifth Avenue stores accounted for approximately 9.8% of gross revenues; Neiman Marcus stores and Bergdorf Goodman stores, owned by The Neiman Marcus Group, Inc., together accounted for approximately 7.8% of the Company's gross revenues; and Nordstrom stores accounted for approximately 7.1% of the Company's gross revenues. Sales to entities affiliated with HPL, including Donna Karan Japan, the Company's 30%-owned distributor in Japan, and certain free-standing International Retail Stores, accounted for approximately 11.1% of the Company's gross revenues for 1995. The Company's 10 largest customers accounted for approximately 60.8% of the Company's gross revenues during 1995.

  The Company has entered into license arrangements and strategic alliances for the opening of free-standing International Retail Stores. See
"International Business" above in this section.

OUTLET STORES

  As of May 1, 1996, the Company operated 34 outlet stores in 21 states: six in California; four in Florida; three in New York; two each in Maine, New Jersey, and Pennsylvania; and one each in Colorado, Georgia, Hawaii, Indiana, Massachusetts, Michigan, New Hampshire, New Mexico, Ohio, South Carolina, Texas,

Vermont, Virginia, Washington, and Wisconsin. The Company established its outlet stores to dispose of the excess inventory in a manner which does not adversely impact upon its department and specialty store customers. The outlet stores also carry a limited amount of the Company's licensed products. The Company's policy has been to make a style available in its outlet stores after its customers have taken their first markdown on that style. Sales in the Company's outlet stores accounted for approximately 9.6% of the Company's net revenues for 1995. The Company currently anticipates that it will have approximately 36 outlet stores in operation by the end of 1996.

SALES

  As of May 8, 1996, the Company had a sales force of 117 people, all of whom were based in the Company's New York showrooms. Each division employs a separate sales force, managed by a vice president of sales. All sales personnel are salaried, other than the Beauty Division sales personnel who receive commissions. Each spring and fall season's men's and women's Designer Collections and DKNY(R) collections are introduced first to the press and retailers at fashion shows which generally are held three to six months in advance of shipping of the spring and fall merchandise.

  The Company maintains a staff of 18 apparel merchandise coordinators and 25 Beauty Division account executives who service the stores carrying its collections, as well as three Beauty Division regional managers who supervise the Beauty Division account executives. Merchandise coordinators visit each of the stores carrying the Company's products several times a year, depending on the store's volume, to provide assistance in displaying the products, as well as conducting training seminars. The Beauty Division account executives call on all doors at least once every 30 days to train, motivate, schedule, and execute in-store events, hire rotators (sell-through personnel), and write orders. Beauty Division account executives also coordinate in-store training and events with all other Company product lines carried in each store.

DISTRIBUTION

  The Company has sought to maintain the uniqueness of, and consumer demand for, its products by distributing its products through better department and specialty stores and boutiques, and more recently through the free-standing International Retail Stores operated under the Donna Karan New York(TM), DKNY(TM), or Donna Karan(TM) brand name, all of which cater to fashion-conscious consumers, and by being attuned to its consumers' desires through an interactive, consumer-responsive approach to the design and quality of its products. The Company seeks to assist its retail customers to achieve a high sell-through of products at full price by limiting the number of stores that carry its products and working closely with its retail accounts to determine the mix and quantity of products in its orders, and by providing retailers with the services of the Company's account executives, who interact with the store's staff and assist the retailer's customers. The Company also constantly targets its retail customer base with various marketing programs and material, including outreach programs, trunk shows, mailers, and catalogs. In addition, the Company believes that its strategies of creating different brands positioned to appeal to different segments of the market and creating new products within existing brands support its marketing efforts, attract new customers, and generate additional sales.

  Each retail customer that carries one or more of the Company's collections was selected on the basis of its ability to display and promote those collections effectively. Retailers carrying the Company's collections stock and display the merchandise in accordance with the Company's standards, which may include creating a dedicated boutique within the store, or providing special signs, display cases, and display racks, depending on the collection. The Company believes that the profitability of the Company's collections for its retail customers encourages them to locate the Company's products in high traffic areas within their stores and to provide attractive displays for the Company's products. It also enables the Company to work closely with the store buyers to ensure that each store carries a representative cross-section of the complete collection for each season.

  When the Company launches a new collection, it typically does so at either a single retail store or at a limited group of retail stores. For example, the Donna Karan New York(R) Collection for men initially was sold exclusively at one specialty store in New York for an entire year, and the Donna Karan New York(R) women's fragrance was launched only in select Bloomingdale's stores during the third and fourth quarters of 1992. The Company's experience has demonstrated that limiting the initial distribution of a collection encourages active promotional participation by the retailers involved in the launch and increases consumer demand for the product. The Company believes that, as a result of the success which its department and specialty store customers have experienced in selling the Company's products, it has received significant support for each of the new collections it has introduced.

ADVERTISING, PUBLIC RELATIONS, AND MARKETING

  All worldwide advertising, public relations programs, and marketing programs are managed on a centralized basis through the Company's Creative Services and Public Relations Departments located in New York. Centralization of the Company's advertising, public relations, and marketing programs enables the Company to promote a consistent global image for the Company and its products. In addition to expenditures by its product licensees, expenditures by the Company on advertising, public relations, and marketing totaled $33.8 million in 1995 (and cumulatively, $101.8 million since 1993).

 ADVERTISING

  The Company supports the marketing of its products with extensive image advertising designed to appeal to a specific target group of customers. The Donna Karan New York(R) brand focuses on the international sophistication and urban lifestyle of affluent customers with an appreciation for luxury products, and the DKNY(R) brand focuses on customers who have a more casual, relaxed, and active lifestyle. The Company advertises principally in print and outdoor advertising media, but also makes extensive use of video for point-of-purchase displays, as well as mailers and catalogs. The Company's advertising efforts, as well as the efforts of its licensees, are coordinated through the Company's Creative Services Department which it established in 1993. The Company believes that having its own Creative Services Department enables it better to control advertising, media placement, and production costs.

  The Company's Creative Services Department is responsible for the worldwide consistency of and the creation of the advertising campaigns, mailers, and catalogs for the Company and its licensees. The Creative Services Department also is responsible for the media placement of such advertising, and is available to assist each division of the Company with a variety of projects, including the design and production of fashion shows, corporate presentations, and archival maintenance. Additionally, the Creative Services Department assists the other divisions of the Company with the marketing, graphic design, and production of collateral materials, such as point-of-purchase displays, in-store video displays, and boutique design. The Creative Services Department maintains constant contact with the Company's divisions which enables it to anticipate the advertising needs of each of the divisions. To assist its Creative Services Department in performing its various functions, the Company has provided it with a state-of-the-art computer-aided design system in its New York headquarters which can be used to create two-dimensional graphics and three-dimensional images for use in creating advertising and marketing pieces. The system is also used by the Company's designers in the development of new products. Additionally, when appropriate, the Creative Services Department utilizes specialized computer-aided design systems, such as stereolithography. As of May 8, 1996, the Company's Creative Services Department consisted of 27 full-time personnel.

 PUBLIC RELATIONS

  The Company's Public Relations Department is responsible for the worldwide coordination and communication for each of the Company's divisions with the industry and general press and media and offers up-to-date information on the Company's products and activities. The Public Relations Department consisted of 30 full-time employees as of May 8, 1996.

 MARKETING

  Ms. Karan, the Company's Chief Designer, is an integral part of the marketing process. As a result of her professional accomplishments, she enjoys celebrity status and garners international recognition. Furthermore, she has been the subject of numerous newspaper and magazine articles and has appeared frequently on broadcast media. Ms. Karan's personal appearances, done for key store launches, "trunk shows," and major events, and her in-store videos in which she communicates with the consumer about the Company's seasonal fashion point-of-view, and her other appearances in public and the media, serve to support and institutionalize all the Company's brands. See "Risk Factors--Dependence on Key Personnel."

  The Company utilizes various means of advertising and marketing, such as corporate mailers, videos, catalogues, newsletters, and consumer awareness programs. For example, the Company markets its Donna Karan New York(R) brand name and image through its Woman to Woman(TM) newsletter which is a dialogue between the Company, the designer, and the consumers. The Woman to Woman(TM) newsletter offers a toll-free number to answer consumer questions and open dialogue with consumers and to improve and focus the Company's marketing programs; informs consumers of new products in all areas of the Company; and discusses new fashion trends, among other topics.

  The Company further strengthens awareness by sponsoring special events, such as its sponsorship of two drivers of a racing car team for the 1996 Indy Car race season, and through the House of Donna Karan which can be accessed through the Company's Internet site on the World Wide Web.

SOURCING AND PRODUCT DEVELOPMENT

  The Company sources products through its established relationships with leading contractors. The Company seeks to achieve the most efficient means for the timely delivery of its high quality products. The Company continues to rebalance its sourcing by region in response to increasing demand within each region.

  The Company works with fabric mills in the United States, Europe, and the Far East to develop woven and knitted fabrics that enhance the comfort, design, and look of its products. The Company employs fabric specialists in the United States, Italy, and Hong Kong who perform this function.

  The lead times for the various stages of the Company's operations from sourcing to delivery of finished goods differ for each of the Company's divisions and for the various selling seasons. Fabric acquisition for a substantial portion of the Company's apparel products takes place generally four to five months prior to the corresponding selling season, although the Company may begin to acquire fabric for certain products up to a year in advance of the corresponding selling season. Apparel production (cut, manufacture, and trim) generally begins after the Company has received customer orders, approximately 90 to 120 days prior to delivery of finished goods to customers.

  The Company engages both domestic and foreign contractors for the production of its products. During 1995, approximately 46.6% of direct purchases of raw materials, labor, and finished goods in its apparel, accessories, shoes, and beauty products were produced in Hong Kong, Taiwan, South Korea, and other Asian countries, approximately 28.1% were produced in the United States, approximately 22.9% were produced in Europe, and approximately 2.4% were produced elsewhere. The production and sourcing staff in New York oversees all aspects of fabric acquisition, apparel manufacturing, quality control, and production, as well as researching and developing new sources of supply. The Company operates product sourcing and quality control offices in Hong Kong and Milan. Approximately 150 people are employed in Hong Kong and approximately 40 people are employed in Milan, Italy. Finished goods production, quality control, and delivery are monitored through an exclusive agent in Seoul, South Korea and fabric production, quality control, and delivery are monitored through an exclusive agent in Prato, Italy.

  The Company does not own any production facilities. The Company's apparel products are produced for the Company by approximately 500 different contractors. None of the contractors engaged by the Company accounted for more than 10% of the Company's total production during 1995. Although the Company has a written agreement with only one of its contractors, it has had long-term relationships with many of them. The Company uses a variety of raw materials, principally consisting of woven and knitted fabrics and yarns. During 1995, approximately 35% of the Company's raw materials were purchased by the Company directly from suppliers and sent to contractors to be cut and sewn or assembled. The rest of the raw materials used in the Company's products were purchased by contractors from mills designated by the Company. In some cases, the Company must commit to purchase fabric from a mill before it will begin production. Although the Company must make commitments for a portion of its fabric purchases well in advance of sales, the Company's risk is not material, because the Company cuts the majority of its garments only to fill actual customer orders. If the Company overestimates the demand for a particular fabric or yarn, it frequently can utilize the excess in garments made for subsequent seasons or made into past season's silhouettes for distribution in its outlet stores. See "Outlet Stores" above in this section.

QUALITY CONTROL

  The Company monitors the quality of its fabrics prior to the production of garments and inspects prototypes of each product before production runs are commenced. The Company also performs random in-line quality control checks during and after production before the garments leave the contractor. Final random inspections occur when the garments are received in the Company's distribution centers. The Company currently has 19 full-time personnel engaged in quality control located in its Hong Kong office, 14 located in New Jersey/New York, nine located in South Korea, and six Donna Karan Japan personnel in Japan. The Company believes that its policy of inspecting its products at its distribution centers and at the contractors' facilities is important in maintaining the quality and reputation that its garments enjoy.

  The Company permits defective garments to be authorized for return for credit by the purchasers. Less than one percent of the garments shipped by the Company during each of the last three years has been returned under this policy.

WAREHOUSE AND DISTRIBUTION CENTERS

  To facilitate the distribution of its apparel products, the Company utilizes distribution centers at five strategically located sites. Two of the distribution centers are operated by the Company and three are operated by independent contractors. Distribution of the Company's apparel and accessory products in the United States is centralized in a Carlstadt, New Jersey facility operated by the Company. The Company also operates a distribution center in Hong Kong, which services the Pacific rim, other than Japan. The Company utilizes a warehouse operator in The Netherlands that services the European market and a warehouse operator in Toronto that services the Canadian market, and Donna Karan Japan utilizes an independent warehouse operator in Tokyo, Japan that services the Japanese market.

  To facilitate the distribution of the Beauty Division products, the Company utilizes the services of a public warehouse located in New Jersey. This facility is used to distribute the Company's products throughout the United States, and to consolidate and ship its products internationally. All administrative functions associated with distribution are performed at the Company's Carlstadt warehouse facility.

  The Company currently intends to close most of its operations at the buildings comprising its Carlstadt facility and to relocate its apparel and shoe operations to a single facility in another location. The Company anticipates that such relocation will not be complete until the first half of 1997 at the earliest. Immediately following the closing of the Offering, the Company will accrue a non-recurring pre-tax charge of approximately $5.0 million, representing the anticipated costs of the relocation of its warehouse facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  To try to ensure that each of its retail customers receives the merchandise ordered in satisfactory condition, substantially all apparel and accessories produced for the Company are processed through one of the Company's distribution centers before delivery to the retail customer. In general, merchandise is not drop shipped directly from the contractor to the customer. Each customer is assigned to one of the Company's distribution centers, depending on the customer's geographical location. Products are shipped to the customer from the assigned distribution center on hangers or in cartons. The Company's distribution centers are linked by computer to the Company's executive offices, enabling the Company to maintain up-to-date information on the availability of merchandise at all locations.

MANAGEMENT INFORMATION SYSTEMS; INVENTORY AND CREDIT CONTROL

  The Company believes that advanced information processing is important to maintain its competitive position. Consequently, the Company has invested in computer mainframe and network systems and software (i) to enhance the speed and efficiency of certain aspects of its business, such as product design, order entry, distribution, product control, and financial reporting, (ii) to improve the efficiency and integration of its international operations, and
(iii) to provide timely inventory information. All the Company's international and domestic operations are networked to provide the Company with worldwide customer service, production and inventory control, and electronic mail capabilities. The Company's worldwide information processing system operates 24 hours a day.

  The Company's Creative Services Department has an advanced computer-aided design system. The Company also has invested in a computerized marker and grading system which can be used by its personnel in New York to print patterns and markers locally and to transmit them electronically to its international offices for delivery to contractors to improve the Company's fabric utilization ratio and maintain the quality of its garments.

  The Company has a retail management software system which is used in all of its outlet stores. The system is used for point-of-sale transactions and information, as well as office management, including inventory control. The Company also has both a financial information software management system and an apparel company management software system. The Company's inventory is reviewed on an ongoing basis, and the division presidents constantly review their divisions' inventory positions, production, receiving, and shipping schedules to ensure that all orders are filled timely. Senior management also reviews the Company's inventory positions, open order positions, and production and shipping schedules at biweekly operations meetings. To date, it has been the Company's policy to dispose of all seasonal items, either through sale through its outlet stores or, if necessary, off-price retailers, once its major department store customers have marked down such items.

  The Company manages all its own credit and collection functions. The Company does not factor its accounts receivable and maintains credit insurance to manage the risk of bad debts. The Company's bad debt write-offs were less than 1% of sales for 1995. In January 1996, Barneys commenced bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code. Barneys accounted for 2.3% of the Company's gross revenues during 1995, and the Company estimates that its maximum uninsured loss as a result of Barneys' bankruptcy will be approximately $2.0 million, which amount has been reserved for at December 31, 1995. The Company does not believe that Barneys' bankruptcy will have a material adverse effect on the Company.

COMPETITION

  Competition is strong in the segments of the fashion industry in which the Company operates. The Company competes with numerous designers and manufacturers, domestic and foreign, none of which accounts for a significant percentage of total industry sales, but some of which are significantly larger and have substantially greater resources than the Company. Further, with sufficient financial backing, talented designers can become competitors within several years of establishing a new label. See "Products" above in this section for the Company's competitors.

  The Company competes primarily on the basis of fashion, quality, and service. The Company's business depends on its ability to shape and stimulate consumer tastes and demands by producing innovative, attractive, and exciting fashion products, as well as on its ability to remain competitive in the areas of quality and price. The Company believes that retailer and consumer acceptance and support of its products depends to a great extent on its well-recognized designer name and proprietary labels. The Company believes that future growth will be achieved by utilizing the high consumer recognition of its brand names and designer image to expand its existing business into international markets and by adding other collections and brands in those markets in which the Company is established and successful.

BACKLOG

  The Company generally receives orders for apparel, accessory, and shoe products approximately three to five months prior to the time the products are delivered to stores. All such orders are subject to cancellation for late delivery. At March 31, 1996 backlog was $158.0 million, as compared to $145.9 million at April 2, 1995. The Company's backlog depends upon a number of factors, including the timing of the market weeks for each of the Donna Karan New York(R) and DKNY(R) brand seasons, during which a significant percentage of the Company's orders are received. As a consequence, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual shipments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TRADEMARKS

  The principal trademarks used by the Company to distinguish its brands are Donna Karan New York(R) and DKNY(R). Under these brands the Company also uses the following trademarks: DK(R), Donna Karan(R), DK Men(TM), a logo consisting of the block letters DKNY and the words Donna Karan New York (with dots below each word), DKNY Jeans and design graphics(R), and DKNY Coverings and design graphics(R). In connection with the Reorganization and upon the closing of the Offering, Gabrielle Studio will grant to the Company an exclusive worldwide license in perpetuity to use and sublicense the right to use the Licensed Marks, and to use and sublicense the right to use the name and likeness of Ms. Karan, in connection with the sale of all products and store services, other than those products and specified services for which Gabrielle Studio has retained the right to use or license such trademarks. See "Certain Relationships and Related Transactions--License Agreement for Principal Trademarks" for a more complete description of the terms of this license and the royalties payable thereunder.

  These trademarks are the subject of registrations and pending applications throughout the world filed by the Company on behalf of Ms. Karan, for use on a variety of items of apparel, apparel-related products, and beauty products, as well as in connection with retail services, and the Company continues to expand its worldwide usage and registration of related trademarks. The Company regards the license to use the trademarks and its other proprietary rights in and to the trademarks as valuable assets in the marketing of its products, and on a worldwide basis, vigorously seeks to protect them against infringement.

EMPLOYEES

  As of May 8, 1996, the Company had approximately 1,570 employees, including 1,310 in the United States and 260 in foreign countries. Of the total, approximately 310 employees hold executive and administrative positions, 115 are engaged in design, 210 are engaged in production, 460 are engaged in sales (including the equivalent of 275 full-time sales personnel at the various retail outlet stores), 285 are engaged in distribution, 130 are engaged in merchandising activities, and 60 are engaged in creative services, media, and public relations. Approximately 245 of the Company's United States production, design, and distribution employees are members of three locals of the Union of Needletrades, Industrial & Textile Employees, which operates under a collective bargaining agreement. The Company considers its relations with its employees to be satisfactory and has not experienced any job actions or labor stoppages since its inception.

PROPERTIES

  Certain information concerning the Company's principal facilities, all of which are leased, is set forth below:

                                                            APPROXIMATE AREA IN
 LOCATION                               USE                     SQUARE FEET
 --------                               ---                 -------------------
 550 Seventh Avenue
  New York, New York.... Principal executive and                   67,000
                         administrative offices; Designer
                         Collections design facilities,
                         sales offices, and showrooms;
                         menswear, accessories, beauty,
                         and shoe division offices
 240 West 40th Street
 250 West 40th Street
  New York, New York.... DKNY(R) executive and                    150,000
                         administrative offices,
                         including its design facilities,
                         sales offices, showrooms, and
                         the Company's library of design
                         items
 Carlstadt, New Jersey.. Distribution and warehouse               351,000
                         facility; management information
                         systems and credit, and finance
                         operations
 Kowloon, Hong Kong..... Distribution and warehouse                63,000
                         facility; production control,
                         sourcing, and quality control
 Milan, Italy........... Production control, sourcing,              4,500
                         and quality control

  The leases for these offices expire between 1996 and 2008. The leases for the Company's New York offices provide for aggregate annual rentals of $5.4 million in 1996. The leases for the Company's other facilities provide for aggregate annual rentals of $2.8 million in 1996. The Company anticipates that it will be able to extend those leases which expire in the near future on terms satisfactory to the Company or, if necessary, locate substitute facilities on acceptable terms. In addition, the Company intends to close most of its operations at the seven buildings comprising its Carlstadt, New Jersey facility and to relocate its apparel and shoe operations to a single facility in another location. The Company anticipates that such relocation will not be complete until the first half of 1997 at the earliest. As to a related non-recurring pre-tax charge, see "Warehouse and Distribution Centers" above in this section. The Company also has engaged a consultant to conduct a cost/benefit analysis of consolidating its New York City facilities.

  As of May 1, 1996, the Company operated 34 retail outlet stores in leased premises. See "Outlet Stores" above in this section. The outlet stores range in size from approximately 2,100 square feet to 7,200 square feet. The leases for these stores expire between 1996 and 2006 and provide for aggregate minimum-guaranteed annual rentals of approximately $2.7 million in 1996, as well as an additional amount based upon the aggregate annual sales of such stores. The Company expects to renew, for the applicable renewal option period, those leases which expire in 1996.

  The Company believes that its existing facilities are well maintained and in good operating condition and are adequate for its present level of operations.

GOVERNMENT REGULATIONS

  The Company and its products are subject to regulation by the Federal Trade Commission in the United States, and its Beauty Division products also are subject to regulation by the Food and Drug Administration, as well as various other federal, state, local, and foreign regulatory authorities. Such regulations relate principally to the labelling of the Company's products and the ingredients, labelling, packaging, and marketing of the Company's Beauty Division products. The Company believes that it is in substantial compliance with such regulations, as well as applicable federal, state, local, and foreign rules and regulations governing the discharge of materials hazardous to the environment. There are no significant capital expenditures for environmental control matters either estimated in the current year or expected in the near future.

LEGAL PROCEEDINGS

  The Company is involved from time to time in routine legal matters incidental to its business. In the opinion of the Company's management, the resolution of such matters will not have a material effect on its financial position or results of operations. The Company is currently subject to a New York State sales tax audit and an Internal Revenue Service audit relating to the classification of workers as independent contractors. The Company believes that neither of these audits will have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The names of the directors and executive officers of the Company and their respective ages and positions are as follows:

NAME                     AGE                              POSITION
- ----                     ---                              --------
Donna Karan.............  47 Chairman of the Board, Chief Designer, and Chief Executive Officer
Stephan Weiss...........  57 Vice Chairman and Director
Stephen L. Ruzow........  52 President, Chief Operating Officer, and Director
Tomio Taki..............  61 Director
Frank R. Mori...........  55 Director
Lee Goldenberg..........  45 Executive Vice President--Operations
Joseph B. Parsons.......  43 Executive Vice President, Chief Financial Officer, and Treasurer
Louis Praino............  52 Executive Vice President--Worldwide Production
Julius Stern............  71 Executive Vice President
David L. Bressman.......  45 Vice President, General Counsel, and Secretary

  Donna Karan founded the Company along with Stephan Weiss, Tomio Taki, Frank Mori, and Takihyo Inc. in 1984. Ms. Karan has served as Chief Designer and Chief Executive Officer of the Company from the date of its formation. Immediately prior to the formation of the Company, Ms. Karan was the head of design at Anne Klein & Company. Ms. Karan is a member of the Board of Directors of the Council of Fashion Designers of America ("CFDA"), the Design Industries Foundation for AIDS, and the Martha Graham Center of Contemporary Dance. Ms. Karan also serves as a member of the Board of Governors of the Parsons School of Design, a division of The New School. Ms. Karan was honored as the CFDA's Designer of the Year in 1985 and 1990 and as its Menswear Designer of the Year in 1992. Ms. Karan has served on the Board of Directors of the Company since April 15, 1996, and, upon the completion of the Reorganization, will serve as Chairman of the Board, Chief Executive Officer, and Chief Designer of the Company.

  Stephan Weiss served as the Operating Principal of the Company from 1985 to 1992. Mr. Weiss has served the Company in various capacities, including having direct supervisory responsibility for the legal department, licensing, new business ventures, such as the Beauty Division and the Shoe Division, and developing the Creative Services Department. Mr. Weiss has been receiving compensation for his services with the Company since 1989. Mr. Weiss served as Co-Chief Executive Officer of the Company from 1993 to December 31, 1995. Mr. Weiss has served on the Board of Directors since April 15, 1996, and, upon the completion of the Reorganization, will serve as Vice Chairman. Mr. Weiss will consult with the Chief Executive Officer on strategic planning and will be responsible for the Company's Beauty Division and legal department. Mr. Weiss' office will not necessarily be a full-time position, but he will spend a substantial amount of time as Vice Chairman.

  Stephen L. Ruzow has served as President and Chief Operating Officer of the Company since April 1989, and has served on the Board of Directors of the Company since April 15, 1996. Prior to joining the Company, Mr. Ruzow was employed by Warnaco Inc., a publicly-traded apparel company, as the President and Chief Executive Officer of its Activewear Division from November 1987 to July 1988 and as President and Chief Executive Officer of its Activewear and Women's Wear Divisions from July 1988 to April 1989.

  Tomio Taki, one of the founders of the Company, has served as Chairman of Takihyo Inc. since 1986. From 1973 to 1985, Mr. Taki served as President of Takihyo Inc., an affiliate of Anne Klein & Company. Mr. Taki has served on the Board of Directors of the Company since April 15, 1996. Mr. Taki is a member of the Board of Directors of Issey Miyake USA Corp. and Wacoal U.S.A. Corp. and is a member of the Board of the Parsons School of Design, a division of The New School. Immediately prior to the closing of the Offering, Mr. Taki will resign from the Board of Directors. See "Board of Directors" below in this section and "Certain Relationships and Related Transactions."

  Frank R. Mori has served as President of Takihyo Inc. since 1986. Mr. Mori was one of the founders of the Company and has served on the Board of Directors of the Company since April 15, 1996. From 1975 until 1986, Mr. Mori served as President and Chief Executive Officer of Anne Klein & Co., an affiliate of Takihyo Inc. Mr.

Mori has served on the Educational Foundation of the Fashion Institute of Technology, and as a board member of The Young Playwrights Inc., the Purnell School, and The Stride Rite Corporation. Immediately prior to the closing of the Offering, Mr. Mori will resign from the Board of Directors. See "Board of Directors" below in this section and "Certain Relationships and Related Transactions."

  Lee Goldenberg has been employed by the Company since April 1993 and has been Executive Vice President--Operations of the Company since November 1995. From April 1993 to November 1995, Mr. Goldenberg held increasingly responsible positions with the Company, such as Senior Vice President and Chief Information and Logistics Officer. From 1985 to April 1993, Mr. Goldenberg was employed in various management positions at Bernard Chaus Inc., most recently as Vice President--Management Information Systems.

  Joseph B. Parsons has served as Executive Vice President and Chief Financial Officer of the Company since February 1996 and as Treasurer of the Company since June 1996. From January 1993 to February 1996, Mr. Parsons held various financial positions with the Company, most recently as Vice President-- Finance. From June 1990 through December 1992, Mr. Parsons was Assistant Controller at Crystal Brands, Inc., an apparel manufacturer.

  Louis Praino has been Executive Vice President--Worldwide Production of the Company since November 1995. Since joining the Company in October 1990 until November 1995, Mr. Praino was Senior Vice President--Worldwide Production.

  Julius Stern has been Executive Vice President of the Company since October 1992. From 1985 to October 1992 he served as President of the Donna Karan New York(R) designer collection division.

  David L. Bressman has served as Vice President and General Counsel to the Company since April 1994 and as Secretary of the Company since June 1996. From 1984 to 1994, Mr. Bressman was a member of the New York law firm of Phillips, Nizer, Benjamin, Krim & Ballon.

  Donna Karan and Stephan Weiss are married. There are no other family relationships among the directors and executive officers.

DIVISION PRESIDENTS

  George Ackerman, 46, became President of the DKNY(R) men's division in January 1994. From April 1990 to November 1993, Mr. Ackerman was President of Ellesse U.S.A. Inc.

  Angela Ahrendts, 35, has been employed by the Company since April 1992 and has been President of the Donna Karan New York(R) designer collections for women since October 1992. From August 1989 to October 1991, she was President of Carmelo Pomodoro Company.

  Anna Bakst, 34, has been employed by the Company since January 1990 and has been President of the Shoe Division since September 1994. From December 1992 to September 1994, Ms. Bakst was Managing Director of the Shoe Division. Prior to December 1992, Ms. Bakst was the Company's Director of Licensing.

  Linda Beauchamp, 49, became President of the Donna Karan New York(R) designer collections, men's division, in June 1991. From 1985 to June 1991, Ms. Beauchamp was employed by Saks Fifth Avenue as Vice President, Product Development and Fashion Merchandising.

  Sonja Caproni, 53, has been President of Home Furnishings Development since January 1996 and was President of the Donna Karan New York(R) accessory division from May 1989 through December 1995.

  Betty Ende, 50, became President of the Company's outlet store division in December 1995. From 1990 to December 1995, Ms. Ende was Vice President of such division.

  Peter Macri, 46, became President of the Donna Karan New York(R) accessory division in January 1996. From 1988 to 1995, Mr. Macri was President of the United States subsidiary of DeVecchi S.r.l., an Italian luxury, leather, fashion accessory company.

  Rosella Pedretti, 42, has been employed by the Company since 1991 and has been President of the DKNY(R) accessories division since December 1995. From 1991 to December 1995, Ms. Pedretti held increasingly responsible management positions in the DKNY(R) accessories division.

  Jane Terker, 42, became President of the Beauty Division in May 1992. From 1989 to May 1992, Ms. Terker was President of JTP Associates, a marketing and management consulting company. From 1984 to May 1989, Ms. Terker was Vice President, Marketing at Cosmair, Inc. Ms. Terker is on the Executive Committee of the Fragrance Foundation and the Board of Directors of Cosmetic Executive Women, an industry organization.

  Mary Wang, 41, became President of the DKNY(R) women's division in February 1995. From February 1994 to February 1995, Ms. Wang was Vice President-- Divisional Merchandising Manager for contemporary and junior sportswear at Bloomingdale's. Ms. Wang was Vice President--DKNY(R) Merchandising from October 1989 to February 1994.

BOARD OF DIRECTORS

  The Company intends to establish a Board of Directors of nine persons. Upon the closing of the Offering, Messrs. Taki and Mori will resign as members of the Board of Directors, upon the advice of counsel, to avoid the appearance of a conflict of interest due to their associations with the Company and Anne Klein & Company, an affiliate of Takihyo Inc. At such time, the Board will consist of three members and will have six vacancies.

  To fill the vacancies on the Board of Directors, the Board of Directors of the Company intends to appoint two directors who are neither officers nor employees of the Company or its affiliates, within three months following the closing of the Offering. As described below, the two members of the Board of Directors first designated by the Takihyo Group shall become directors concurrent with the appointment of the fifth member of the Board. Thereafter, the Board of Directors intends to appoint two additional directors within six months following the Offering, one designated by the Karan/Weiss Group, as described below, and one appointed by the Board of Directors of the Company.

  Pursuant to a stockholders agreement, the Karan/Weiss Group will be entitled to designate one member to the Board of Directors of the Company (in addition to themselves) as long as the combined ownership of the shares of Common Stock held by members of the Karan/Weiss Group is not less than 20% of the then outstanding Common Stock. The Takihyo Group will be entitled to designate (a) two members of the Board of Directors until such time after the closing of the Offering as the Takihyo Group sells any shares of Common Stock owned by it (other than shares distributed to stockholders of Takihyo) and (b) thereafter, one member of the Board of Directors as long as the Takihyo Group owns not less than 10% of the then outstanding Common Stock, except that if either Mr. Taki or Mr. Mori is otherwise able to serve, and is serving, as the one designee of the Takihyo Group, then such person shall be entitled to continue to serve as a director as long as the Takihyo Group continues to own not less than 5% of the then outstanding Common Stock. Pursuant to the stockholders agreement, the Karan/Weiss Group, on the one hand, and the Takihyo Group, on the other hand, have agreed to vote the shares of Common Stock owned by them for each other's designees (and, in the case of the Takihyo Group, for Ms. Karan and Mr. Weiss) as directors. The designees to the Board of Directors of Ms. Karan and Mr. Weiss and of the Takihyo Group (other than Messrs. Taki or
Mori) must be reasonably satisfactory to the Company's Board of Directors.

  The Company's Board of Directors is divided into three classes. Directors of each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years. The first class, whose term will expire at the first annual meeting after the Offering, currently consists of Mr. Ruzow; the second class, whose term will expire at the second annual meeting after the Offering, currently consists of Mr. Weiss and Mr. Mori; and the third class, whose term will expire at the third annual meeting after the Offering, currently consists of Ms. Karan and Mr. Taki. For further information on the effect of the classified Board of Directors, see "Description of Capital Stock--Certain Anti-Takeover Provisions of the Company's Certificate of Incorporation and Bylaws." Messrs. Taki and Mori will resign as members of the Board of Directors upon the closing of the Offering.

  Directors who are employees of the Company will receive no compensation, as such, for service as members of the Board or its Committees. It is expected that directors who are not employees of the Company will receive stock options under the 1996 Non-Employee Director Stock Option Plan. All directors are reimbursed for expenses incurred in connection with attendance at meetings. See "Management--1996 Non-Employee Director Stock Option Plan."

COMMITTEES OF THE BOARD OF DIRECTORS

  Upon appointment of the first two additional directors, the Board of Directors will establish an Audit Committee and a Compensation Committee. The functions of the Audit Committee will be to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review in advance the scope and the fees of the annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with existing major accounting and financial reporting policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relating to the adequacy of the Company's internal accounting controls and compliance with applicable laws relating to accounting practices.

  The functions of the Compensation Committee will be to review and approve annual salaries, bonuses, and grants of stock options pursuant to the Company's 1996 Stock Incentive Plan for all executive officers and key members of the Company's design teams and management staff, and to review and approve the terms and conditions of all employee benefit plans or changes thereto.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors does not currently have a compensation committee but anticipates establishing one within 90 days of the closing of the Offering. Prior to the Offering, the Company's principals and senior management were directly involved in setting compensation for the Company's executives.

EXECUTIVE COMPENSATION

  The following table sets forth, for the year ended December 31, 1995, the cash compensation paid to Ms. Karan and the Company's four most highly-paid executive officers for services rendered in all capacities in which they served during such year:

                          SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION
                                  ------------------------------------------
                                      SALARY/
                                  CONSULTING FEES  BONUS     OTHER ANNUAL          OTHER
NAME AND PRINCIPAL POSITION             ($)         ($)   COMPENSATION($)(1) COMPENSATION($)(2)
- ---------------------------       --------------- ------- ------------------ ------------------
Donna Karan..............    1995    2,734,330        --           --                 --
 Chairman of the Board,
  Chief Executive
  Officer, and Chief
  Designer
Stephan Weiss............    1995    1,583,333        --           --                 --
 Vice Chairman
Stephen L. Ruzow.........    1995      744,230    750,000       58,485(3)           4,620
 President and Chief
  Operating Officer
Patrick Spainhour........    1995      359,327    190,000       18,946(3)         146,459
 Executive Vice President
  and Chief Financial
  Officer(4)
Louis Praino.............    1995      357,307    150,000       23,603(3)           2,214
 Executive Vice
  President--Worldwide
  Production

- --------
(1) Represents the dollar value of annual compensation not properly categorized as salary or bonus awarded to, earned by, or paid to the persons listed for services rendered to the Company during 1995.
(2) Includes matching contributions under the Company's 401(k) Plan in respect of Mr. Ruzow, Mr. Spainhour, and Mr. Praino in the amounts of $4,620, $4,065, and $2,214, respectively, which contributions vest over a five-year period.
(3) Includes for Mr. Ruzow and Mr. Praino, $18,000 and $14,400, respectively, for an annual automobile allowance, for Mr. Spainhour, $12,000 for an annual travel allowance, and for Mr. Ruzow, Mr. Spainhour, and Mr. Praino, $40,485, $6,946, and $9,203, respectively, for an annual clothing allowance.
(4) As of February 1996, Mr. Spainhour resigned from the Company. Included under Other Compensation for Mr. Spainhour was $142,394 for reimbursement of certain relocation expenses.

COMPENSATION ARRANGEMENTS

  Effective upon consummation of the Offering, the Company will enter into an agreement with Ms. Karan for her employment as Chairman of the Board of Directors, Chief Executive Officer, and Chief Designer. The agreement has an initial three-year term which is automatically renewable for successive three-year terms, unless otherwise terminated. The employment agreement provides for an annual base salary of $500,000, as adjusted annually for the Consumer Price Index, and an annual bonus of up to 100% of base salary based on the pre-tax profits of the Company.

  During the initial three-year term of the employment agreement, Ms. Karan may terminate her employment as Chief Executive Officer without reason, and after such initial three-year term, Ms. Karan may terminate her employment as Chairman of the Board of Directors, Chief Executive Officer, and Chief Designer without reason, in each case with at least four months' notice. The employment agreement also may be terminated at any time without notice by Ms. Karan for "good reason" if (i) Ms. Karan (without her prior written consent) is no longer Chairman of the Board, the sole Chief Executive Officer, and the sole Chief Designer; (ii) Ms. Karan is assigned duties and responsibilities inconsistent with the employment agreement (without her prior written consent); (iii) the Company fails to pay to Ms. Karan all amounts required under the employment agreement; (iv) there is a material breach of the employment agreement by the Company; (v) there is a Change in Control (as defined in the Glossary), including certain changes in ownership of voting securities, acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and changes in the composition of the Board of Directors; (vi) there is any fundamental change to the business or operations of the Company which are material (without her prior written consent); or (vii) a physician of recognized skill confirms to the Board of Directors in writing that Ms. Karan's continued employment with the Company would have a material adverse impact on her health or have an adverse effect on her ability to perform her duties to the Company. The employment agreement may be terminated by the Company only for "cause."

  If Ms. Karan terminates her employment with the Company for "good reason" or upon termination as a result of Ms. Karan's death or disability, the Company will pay to Ms. Karan (or her estate), a lump sum cash payment equal to the sum of her current base salary and incentive bonus from the prior year for the greater of one year or the remaining term of the employment agreement.

  The employment agreement provides that for a period of one year following the termination of Ms. Karan's agreement, Ms. Karan shall not participate or engage in, either directly or indirectly, any business activity that is directly competitive with the Company's then current principal product lines and price points and could reasonably be expected to have a material adverse effect on the Company. The employment agreement further provides that Ms. Karan will have no obligation to mitigate the Company's financial obligations in the event of her termination.

  During the term of the employment agreement, Ms. Karan is obligated to devote substantially all her business time and attention to the Company and, except with regard to Gabrielle Studio, may not have an interest in or perform any service that is in direct competition with the Company's principal product lines and price points, which activity could reasonably be expected to have a material adverse effect on the Company. Subject to the foregoing and provided there is no interference with Ms. Karan's primary obligations to the Company, Ms. Karan may engage in certain activities for her own personal benefit, such as personal endorsements and appearances; motion pictures; television; writing; speaking and teaching engagements; photography; the fine arts; designing for stage, film, and other media; architectural, industrial, and interior design (exclusive of home furnishings) and sales of limited edition products based on such designs; and consulting services in connection with the foregoing.

  Effective upon consummation of the Offering, the Company will enter into an agreement with Mr. Weiss for his employment as Vice Chairman of the Board of Directors. The agreement has an initial one-year term which is automatically renewable for successive one-year terms, unless otherwise terminated. The employment agreement provides for an annual base salary of $500,000, as adjusted annually for the Consumer Price Index, and an annual bonus of up to 100% of base salary based on the pre-tax profits of the Company. Under the employment agreement, Mr. Weiss shall have principal executive responsibility for strategic planning, for the operations of the Beauty Division, and supervising the Company's legal matters. While Mr. Weiss' office will not necessarily be a full-time position, he will spend a substantial amount of time as Vice Chairman. Mr. Weiss' employment agreement is in other material respects relating to termination and non-competition similar to the employment agreement of Ms. Karan described above.

  Mr. Ruzow entered into an employment agreement, dated as of December 12, 1995, providing for his employment as President and Chief Operating Officer of the Company until December 31, 2000. Pursuant to his employment agreement, Mr. Ruzow will be entitled to receive an annual base salary of $800,000, $850,000, $900,000, $950,000, and $1,000,000 in 1996, 1997, 1998, 1999, and 2000,
respectively. Mr. Ruzow shall also be entitled to a maximum cash bonus each year of up to 100% of his then current base salary which shall be based on specified performance criteria, with a minimum cash bonus in years 1996 through 1999, of 25% of his then current base salary. In addition, Mr. Ruzow shall be entitled to participate in the Company's benefit plans, and the Company has agreed to maintain a term life insurance policy on the life of Mr. Ruzow in the amount of $5,000,000, payable to Mr. Ruzow's beneficiaries.

  In connection with the Offering, Mr. Ruzow shall also be entitled pursuant to his employment agreement to the largest initial grant of options under the Company's 1996 Stock Incentive Plan on the same terms and conditions as those options provided to the other senior executive officers of the Company and its subsidiaries. In addition, upon the closing of the Offering, Mr. Ruzow shall be entitled to receive in cash an amount equal to $5.0 million.

  The employment agreement with Mr. Ruzow requires six months' notice of intent to terminate by Mr. Ruzow and three months' notice of intent to terminate by the Company in the event Mr. Ruzow is terminated "without cause" (as defined therein) (or a shorter period of time if terminated for "cause" (as defined therein)). Mr. Ruzow has also agreed not to compete with the business of the Company for a period of one year following termination of his employment with the Company. In the event that Mr. Ruzow is terminated by the Company "without cause," his employment terminates because he is disabled, or he terminates the agreement for "good reason" (as defined therein), Mr. Ruzow shall be entitled to a severance payment in the amount of $1,000,000.

INCENTIVE COMPENSATION PLAN

  The purpose of the 1996 Incentive Compensation Plan is to enable dedicated and productive employees to share in the Company's financial growth. The plan is administered by a Committee designated by the Company's Chief Executive Officer, which committee includes the Company's Chief Operating Officer, Chief Financial Officer, and Vice President of Human Resources. The committee has the exclusive power to designate which officers and employees of the Company participate in the plan. Participants in the plan are awarded incentive compensation under the plan based on their achievement of performance criteria established by the committee at the beginning of the calendar year. There are approximately 100 employees currently subject to the plan, including executive officers (other than Ms. Karan and Mr. Weiss), Division Presidents, Vice Presidents, and certain other key employees.

1996 STOCK INCENTIVE PLAN

  The Company has adopted the 1996 Stock Incentive Plan (the "Plan") for the benefit of certain employees (primarily executive officers and Vice Presidents) of the Company and its subsidiaries. The purpose of the Plan is to attract and retain executives and other key employees who are important to the success and growth of the Company and to create a long-term mutuality of interest between such persons and the stockholders of the Company.

  Under the Plan, options to purchase an aggregate of up to 1,475,000 shares of Common Stock (subject to certain adjustments) and awards of up to 125,000 shares of Common Stock may be granted to employees, officers, advisors, and independent consultants of the Company or any of its subsidiaries or, as determined by the Committee (as defined herein), any other entity in which the Company has a direct or indirect ownership interest. Ms. Karan, Mr. Weiss, Mr. Mori, Mr. Taki, and non-employee directors of the Company or its affiliates are not entitled to participate in the Plan.

  The Plan provides for the grant of incentive stock options ("ISOs") to employees and nonqualified stock options ("NQSOs") to employees, advisors and independent consultants. In the case of ISOs, the exercise price of an option may not be less than 100% of the fair market value of a share of Common Stock at the time of grant (or 110% of such fair market value if the optionee owns more than 10% of the shares of Common Stock outstanding at the time of grant). In the case of NQSOs, the exercise price of an option may not be less than 100% of the fair market value of a share of Common Stock at the time of grant.

  Options will be exercisable for a term determined by the Committee. Unless otherwise provided in the applicable option agreement, all options granted and not previously exercised will become vested and immediately exercisable upon a change in control of the Company (as defined in the Plan). In general, if options are for any reason cancelled, or expire or terminate unexercised, the shares covered by such options shall again be available for the grant of options. No options may be granted after 10 years from the effective date of
the Plan. It is anticipated that options held by        key employees to
purchase an aggregate of            shares of Common Stock at an exercise
price equal to the initial public offering price will be outstanding on the closing date of the Offering.

  The Plan provides for the grant of awards of Common Stock ("Awards") to participants determined by the Committee, which Awards may be subject to certain restrictions or the achievement of certain goals as determined by the Committee. Shares subject to an Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period provided in the participant's Award agreement. Unless otherwise provided in the applicable Award agreement, the restrictions, if any, on an Award shall lapse upon a change in control of the Company (as defined in the Plan). In addition to the grants of stock options described above, it is anticipated that an aggregate of up to 125,000 shares
of Common Stock will be awarded to approximately    additional employees on
the effective date of the Offering.

  The Plan will be administered and interpreted by a committee (the "Committee") appointed by the Company's Board of Directors consisting of two or more members of the Company's Board of Directors, each of whom is intended to be a "disinterested person" under Section 16(b) of the Securities Exchange Act of 1934 (to the extent then required). The Committee generally is empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements and Award agreements, amend them (in certain cases only with the consent of the participant), determine the individuals to whom options or Awards are to be granted, determine the number of shares subject to each option and the exercise price thereto, and take all actions in connection with the Plan and the options and Awards thereunder as the Committee, in its sole discretion, deems necessary or desirable. The Committee may modify, suspend, or terminate the Plan; provided, however, that certain material modifications affecting the Plan must be approved by the stockholders, and any change in the Plan that may adversely affect a participant's rights under an option or Award previously granted under the Plan requires the consent of the participant.

1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The Company will adopt the 1996 Non-Employee Director Stock Option Plan (the "Directors' Plan") which provides for the granting of nonqualified options to purchase shares of Common Stock to any director of the Company who is not an active employee or officer of the Company or a subsidiary thereof and who is not an officer, director or employee of certain affiliates of the Company (each, an "Eligible Director"). Neither Ms. Karan or Mr. Weiss (nor Mr. Mori or Mr. Taki, if either of them is serving as a director) is eligible to receive options under the Directors' Plan. The Directors' Plan is designed to provide a means of giving Eligible Directors an increased opportunity to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company's Board of Directors and stimulating their efforts on the Company's behalf.

  The Directors' Plan authorizes the issuance of up to 100,000 shares of Common Stock, subject to adjustments in certain circumstances. No options may be granted 10 years from the effective date of the Directors' Plan.

  Eligible Directors are eligible to receive options under the Directors' Plan in accordance with the terms thereof. Each Eligible Director, on the initial grant date (as defined in the Directors' Plan), will be granted NQSOs to
purchase           shares of Common Stock. Each year, other than with respect to the year in which an Eligible Director receives an initial grant of options, as of the first day of the month following the Annual Meeting of Stockholders, each Eligible Director will receive a nonqualified option to
purchase            shares of Common Stock. Upon the exercise of an option,
the purchase price paid by an Eligible Director will be 100% of the fair market value of such share at the time of the grant of the option, or the par value of the share, whichever is greater.

  The options to purchase shares of Common Stock described above will be exercisable on or after the first anniversary of the date of grant. In addition, options granted and not previously exercisable will become vested and fully exercisable immediately upon a change in control (as defined in the Directors' Plan).

  Each option will expire upon the tenth anniversary of the date of grant. Subject to the number of shares authorized for issuance under the Directors' Plan and the term of the Directors' Plan, the Directors' Plan shall continue in effect without limit unless and until the Board of Directors otherwise determines.

  If an Eligible Director terminates his or her service on the Board of Directors for any reason, including disability, death, resignation, or failure to stand for reelection, any exercisable option which has not expired may be exercised with respect to the number of shares of Common Stock which were exercisable on the date the Eligible Director terminated his or her service with the Company at any time during the earlier of (i) the one-year period following such date, or (ii) the remaining term of the option. Any unexpired but unexercisable option shall terminate and become null and void as of the date the Eligible Director terminates his or her service with the Company.

  The Directors' Plan is administered by the Board of Directors or a duly appointed committee of the Board which has the full and final authority to interpret the Directors' Plan and to adopt and amend such rules and regulations for the administration of the Directors' Plan as the Board may deem desirable. In addition, the Board of Directors has the right to amend or terminate the Directors' Plan in certain circumstances; provided, however, that unless first duly approved by the holders of Common Stock entitled to vote thereon, no amendment or change may be made in the Directors' Plan: (i) to increase the number of shares available for grant under the Directors' Plan; (ii) to reduce the minimum exercise price at which any option may be exercised; (iii) to change the requirements as to eligibility for participation under the Directors' Plan; (iv) to change the number of options to be granted or the date on which such options are to be granted; or (v) to increase the benefits accruing to participants under the Directors' Plan.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LICENSE AGREEMENT FOR PRINCIPAL TRADEMARKS

  In connection with the Reorganization and upon the closing of the Offering, Gabrielle Studio (with respect to the License Agreement, the "Licensor"), a corporation wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trusts, will enter into a license agreement (the "License Agreement"), which will amend in its entirety the licensing arrangements previously existing between the Company and Gabrielle Studio, the terms of which could, in certain circumstances, including the Offering, provide for higher royalty payments to Licensor than those under the License Agreement. The License Agreement provides for the grant of an exclusive license throughout the world to use, and to sublicense the right to use, the trademarks "Donna Karan," "Donna Karan New York," "DKNY," "DK," and, in addition, all variations thereof (collectively, the "Licensed Marks") and to use and to sublicense the right to use the name, signature and likeness of Ms. Karan (the "Name") in connection with the design, manufacture, distribution, sale (both at retail and at wholesale), advertising, marketing and promotion of products of any kind, nature, or description except for certain products and other matters, such as food products, restaurants, toys, and games and in connection with the provision of certain store services, all of which Gabrielle Studio has licensed to Ms. Karan.

  The term of the License Agreement will commence on the closing of the Offering and will continue in perpetuity unless earlier terminated as provided in the License Agreement. The License Agreement will provide that it may be terminated by Gabrielle Studio upon the failure of the Company to pay any amount due within 60 days of receipt of notice of such failure, or if the Company violates the quality control provisions of the License Agreement and fails to initiate and thereafter pursue appropriate corrective action within 60 days after a final unappealable determination by an arbitration tribunal or court of competent jurisdiction that such violation has occurred. The License Agreement may be terminated by the Licensor upon the occurrence of, among other events, a Change in Control, which includes certain changes in ownership of voting securities, an acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and changes in the composition of the Board of Directors. See the Glossary for a complete description of Change in Control. All costs in connection with the transfer of record ownership of the Licensed Marks to Licensor will be paid by the Company.

  The License Agreement will, among other things, impose certain obligations on the Company with respect to the use of sales materials, protection of the Licensed Marks, indemnification of the Licensor, the maintenance of public liability insurance, and quality control of products bearing the Licensed Marks or the Name. The License Agreement will limit the use of the Licensed Marks in certain circumstances and in general will prohibit any transfer or assignment of the rights under the License Agreement. The licensee will be wholly-owned by Donna Karan International Inc., and its obligations under the License Agreement will be guaranteed by Donna Karan International Inc.

  The License Agreement provides that, commencing as of the closing date of the Offering, the Company shall pay to Licensor an annual royalty equal to 1.75% of the first $250 million of net sales (as defined in the License Agreement, which includes products and store services) for such year, plus 2.5% of the next $500 million of net sales for such year, plus 3% of the next $750 million of net sales for such year, plus 3.5% of all net sales for such year in excess of $1.5 billion. The royalty payable under the License Agreement for the period from the closing of the Offering to the end of 1996 shall be calculated based on the net sales commencing as of the closing of the Offering through the end of 1996. For purposes of computing the annual royalty, "net sales" includes sales by the Company, its affiliates, its subsidiaries, and its sublicensees of products bearing any of the Licensed Marks or the Name. If the royalty paid with respect to any year is less than an amount equal to the greater of (a) $3.0 million as adjusted for inflation during the term of the License Agreement plus 25% of the average annual sales royalty payable to Licensor for the prior three years as adjusted for inflation or (b) one-third of the average annual sales royalty payable to Licensor over the prior three years as adjusted for inflation, Licensor may terminate the License Agreement unless the Company pays to Licensor the amount of such deficiency within 60 days of demand therefor. If the License Agreement had been in effect as of the commencement of 1995, the royalties which would have been payable for 1995 would have been $12.8 million. Out of the proceeds of the Offering, the Company will make a one-time payment of approximately $5.0 million to Licensor in connection with the License Agreement.

LICENSE AGREEMENT FOR PERFUME BOTTLES

  Mr. Stephan Weiss is the owner of the designs and utility patents relating to the bottles in which the Company's Beauty Division products are packaged. Upon the closing of the Offering, Mr. Weiss will grant to the Company, an exclusive, royalty-free worldwide license in perpetuity on the use of the designs for the bottles and a non-exclusive, royalty-free worldwide license in perpetuity for the use of the utility patents for the bottles developed by Mr. Weiss. Such license does not provide for sublicenses to independent third parties. Additionally, this license agreement may be terminated by licensor for material breaches of the agreement which remain uncured for a period of 180 days after notice. Mr. Weiss will receive approximately $400,000, representing his out-of-pocket costs incurred in the development of the bottles and the issuance of the patents thereon, upon the grant of these licenses to the Company. Such expenses are comprised substantially of outside legal fees incurred in connection with the registration and maintenance of such patents around the world.

ANNE KLEIN & COMPANY

  Anne Klein & Company is an affiliated business of Takihyo Inc. The Company had from time to time purchased certain insurance policies jointly with Anne Klein & Company or its affiliates, including Takihyo Inc. (collectively, "Anne Klein"), which policies expired in 1994.

  The Company had a lease agreement with Anne Klein for approximately 47,000 square feet of warehouse space from August 1993 through March 1994 and paid Anne Klein $200,000 in connection therewith. In the opinion of the Company's management, the rent and other terms and conditions of the sublease were comparable to those which could have been obtained from a third party. The Company does not have and does not expect to have any joint purchasing arrangements with Anne Klein and does not purchase or expect to purchase goods or services from Anne Klein.

REGISTRATION RIGHTS AGREEMENT

  Simultaneously with the closing of the Offering, the Company, members of the Takihyo Group, Ms. Karan, Mr. Weiss, the KW Trusts, and Gabrielle Studio will enter into a Registration Rights Agreement. All shares of Common Stock owned by Gabrielle Studio are beneficially owned by Ms. Karan, Mr. Weiss, and the KW Trusts. References in this Prospectus to the shares of Common Stock of Ms. Karan, Mr. Weiss, and the KW Trusts are deemed to include the shares held by Gabrielle Studio. The Registration Rights Agreement will grant to members of the Takihyo Group the right to demand on an aggregate of two occasions (the first of which shall not be earlier than six months after the Effective Date and the second of which shall not be earlier than 12 months after the effective date of the registration statement pertaining to any other offering of the Company's securities under the Securities Act) that the Company, at its expense, register all or a portion of the shares which they own upon completion of the Offering, subject to a minimum demand of 5% of the then outstanding shares of Common Stock. Upon receipt of a demand from a member of the Takihyo Group for the registration of the Company's shares, the Company (or its designee) shall have the option of purchasing the shares at the average of their closing market prices during the 10 trading days before and the 10 trading days after the demand. The Registration Rights Agreement will also grant to the Karan/Weiss Group the right to request on one occasion (which cannot be earlier than the first anniversary of the Effective Date) that the Company, at its expense, register all or a portion of the shares which the members of the Karan/Weiss Group own. In addition, the Takihyo Group and, in certain circumstances the Karan/Weiss Group, will have the right to join ("piggyback") in any registration statement filed by the Company with respect to an offering of any of its securities by it or on behalf of any of its securityholders.

  Pursuant to the Registration Rights Agreement, if the Takihyo Group makes a demand for the registration of any of the Company's shares at any time prior to the first anniversary of the Effective Date, the Company may not include in such offering any of the Company's shares or any shares owned by any other securityholder of the Company if, in the good faith judgment of the managing underwriter of such offering, the inclusion of such shares would adversely affect the success of such offering or interfere with the successful marketing of, or require the exclusion of any portion of, the shares to be registered pursuant to the Takihyo Group's demand. If the Takihyo Group makes a demand for the registration of its shares on or after the first anniversary of the

Effective Date, the Company may elect to proceed with an offering of the Company's own shares. In such event, the demand of the Takihyo Group shall be deemed to be a request to exercise their "piggyback" rights and they, together with the members of the Karan/Weiss Group, will be permitted to register and sell such number of shares (to be apportioned between the Takihyo Group and the Karan/Weiss Group pursuant to certain agreed-upon allocations) as the underwriter of the Company's offering determines can be sold without adversely affecting the Company's offering. If the Company does not so elect, the members of the Karan/Weiss Group may elect to include certain of their shares in the Takihyo Group's offering, subject to certain limitations. If, more than one year after the Effective Date, a member of the Karan/Weiss Group requests that the Company register shares owned by the Karan/Weiss Group, the Company may (but is not obligated to) elect to distribute its own shares to the public, in which event the members of the Karan/Weiss Group , together with the members of the Takihyo Group, may elect to include certain of their shares in the Company's offering, subject to certain limitations. If the Company does not so elect, the Company may (but is not obligated to) permit the members of the Karan/Weiss Group to proceed with an offering of certain of their shares, in which event the members of the Takihyo Group may elect to include certain of their shares in the offering of the Karan/Weiss Group, subject to certain limitations.

RELEASE OF SECURITY INTEREST

  The Company's existing credit facility is secured by, among other collateral, a lien on the license agreement between Gabrielle Studio and the Company, a lien on the license agreement from Ms. Karan to Gabrielle Studio and a lien on the ownership interests in Donna Karan Studio, one of the DK Companies.

  A portion of the net proceeds of the Offering is to be paid to the lenders to reduce the amount outstanding under the Company's Credit Agreement. See "Use of Proceeds." The lenders have agreed that upon receipt of such repayment they will release their liens on the license agreement between Gabrielle Studio and the Company, the license agreement from Ms. Karan to Gabrielle Studio and on the ownership interests in Donna Karan Studio, one of the DK Companies. The release of such liens may be considered a benefit to Ms. Karan, Mr. Weiss, and the KW Trusts.

OTHER AGREEMENTS AND TRANSACTIONS

  For a discussion of the voting arrangement between the members of Karan/Weiss Group and members of the Takihyo Group, see "Management--Board of Directors." For a discussion of the agreement between the Company and the shareholders of Gabrielle Studio, see "Risk Factors--Dependence on Licensed Intellectual Property Rights."

                            PRINCIPAL STOCKHOLDERS

  Prior to the consummation of the Reorganization and the closing of the Offering, Donna Karan International Inc. will have outstanding only a nominal number of shares of Common Stock, all of which will ultimately be owned one-half by Ms. Karan and Mr. Weiss and one-half by certain members of the Takihyo Group. The following table sets forth certain information with respect to beneficial ownership of Common Stock of Donna Karan International Inc. adjusted to reflect the sale of the shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), by (i) each stockholder who is known by the Company to beneficially own in excess of five percent of the outstanding shares of Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, and
(iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to shares beneficially owned by such person.

                                                         BENEFICIAL OWNERSHIP
                                                           AFTER OFFERING(1)
                                                         ---------------------
         NAME AND ADDRESS                                SHARES(2)  PERCENT(3)
         ----------------                                ---------- ----------
Donna Karan(4)(5).......................................  5,306,467    24.7%
Stephan Weiss(4)(5).....................................  5,306,467    24.7%
Frank Mori(6)...........................................  4,245,174    19.8%
Tomio Taki(6)...........................................  4,245,174    19.8%
Takihyo Inc.(6).........................................  3,183,881    14.8%
Stephen L. Ruzow........................................        --      --
Louis Praino............................................        --      --
Patrick Spainhour(7)....................................        --      --
All directors and executive officers as a group (10
 persons)(4)(8)......................................... 10,612,934    49.4%

- --------
(1) Beneficial ownership prior to the Offering has not been included since prior to the consummation of the Reorganization and the closing of the Offering, there were outstanding only a nominal number of shares of Common Stock. Prior to the consummation of the Reorganization and the closing of the Offering, Donna Karan International Inc. had outstanding only a nominal number of shares of Common Stock, which consisted of nine shares of Class A Common Stock held by Ms. Karan, nine shares of Class A Common Stock held by Mr. Weiss, one share of Class B Common Stock held by Mr. Taki, and one share of Class B Common Stock held by Mr. Mori. See "Description of Capital Stock."
(2) Assuming no exercise of the Underwriters' over-allotment option.
(3) Includes an aggregate of 125,000 shares of Common Stock which the Company expects to award to certain employees of the Company pursuant to the 1996 Stock Incentive Plan on the effective date of the Offering. Excludes an aggregate of 1,475,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan. The Company expects to grant
    options for     shares of Common Stock to certain employees of the Company at the initial public offering price on the effective date of the Offering. Also excludes an aggregate of 100,000 shares of Common Stock reserved for issuance under the Company's 1996 Non-Employee Director Stock Option Plan.
(4) The business address of Ms. Karan and Mr. Weiss is 550 Seventh Avenue, New York, New York 10018. Ms. Karan and Mr. Weiss are married.
(5) The shares attributed to Ms. Karan include shares held of record by Mr. Weiss, the KW Trusts, and Gabrielle Studio. The shares attributed to Mr. Weiss include shares held of record by Ms. Karan, the KW Trusts, and Gabrielle Studio. Beneficial ownership after the Offering does not include the nine shares of Class A Common Stock held by Ms. Karan and the nine shares of Class A Common Stock held by Mr. Weiss, all of which will remain outstanding after the Offering. The rights of the holders of the Class A Common Stock are identical to the holders of the Common Stock.
(6) The shares attributed to Messrs. Taki and Mori include the shares shown as owned by Takihyo Inc. Each of Messrs. Taki and Mori has a pecuniary interest in only a portion of such shares, and each disclaims beneficial ownership except to the extent of such interest. The shares attributed to Mr. Mori also include the shares owned by Christopher Mori and Heather Mori, which shares do not exceed one percent of the amount outstanding. Mr. Mori disclaims beneficial ownership of such shares. The business address of Mr. Taki, Mr. Mori, and Takihyo Inc. is 205 West 39th Street, New York, New York 10018. Beneficial ownership after the Offering does not include the one share of Class B Common Stock held by Mr. Taki and one share of Class B Common Stock held by Mr. Mori, all of which will remain outstanding after the Offering. The rights of the holders of the Class B Common Stock are identical to the holders of the Common Stock, except the holders of Class B Common Stock are entitled to nine votes per share.
(7) As of February 1996, Mr. Spainhour resigned from the Company.
(8) Includes or excludes, as the case may be, the shares described in the preceding footnotes.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock currently consists of twenty shares of common stock, par value $.01 per share, divided into two classes, Class A Common Stock and Class B Common Stock, of which 18 shares of Class A Common Stock and two shares of Class B Common Stock are outstanding. The rights of the holders of such common stock are identical, except that the holders of Class A Common Stock are entitled to one vote per share for the election of directors and on all other stockholder matters and the holders of Class B Common Stock are entitled to nine votes per share for the election of directors and on all other stockholder matters. Effective as of the closing date of the Offering, the Company's Certificate of Incorporation shall be amended to also provide for authorized capital stock of 35,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). See "Principal Stockholders." The rights of holders of Common Stock, Class A Common Stock and Class B Common Stock are identical, except that the holders of Class B Common Stock are entitled to nine votes per share for the election of directors and on all other stockholder matters. The Company has no plans to issue any additional shares of Class A Common Stock and Class B Common Stock or any Preferred Stock at the present time. The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Charter") and Bylaws (the "Bylaws") is a summary and is qualified in its entirety by the provisions of the Company's Charter and Bylaws, to become effective as of the closing date of the Offering, copies of which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

COMMON STOCK

  Holders of Common Stock are entitled to one vote per share for the election of directors and on all other matters requiring stockholder action. Subject to the rights of the holders of any series of Preferred Stock having a preference over the Common Stock, holders of Common Stock are entitled to dividends, when, as, and if declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." Upon any liquidation, dissolution, or winding up of the Company, subject to the prior liquidation rights of the holders of Preferred Stock, if any, the net assets of the Company remaining after payment of creditors will be distributed pro rata to the holders of Common Stock in proportion to their interests. Holders of Common Stock are not entitled to vote cumulatively for the election of directors (which means that the holder or holders of a simple majority of the shares entitled to vote can elect all of the directors--see "Risk Factors"), and have no conversion rights, preemptive rights, or rights to subscribe for or purchase additional shares or other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby by the Company when issued and paid for will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors of the Company is authorized to issue the shares of Preferred Stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a class or series on particular matters), dividend rates and preferences, and rights and terms of redemption, including redemption through operation of a sinking fund and liquidation preferences. The Board of Directors may increase or decrease the number of shares constituting any such series subsequent to the issuance of shares of such series (but not below the number of shares of such series then outstanding).

  The Board of Directors could issue a series of Preferred Stock with dividend and liquidation rights more favorable than those pertaining to the Common Stock and with voting and conversion rights that could adversely affect the voting power and dilute the book value of the Common Stock. The issuance of Preferred Stock with such rights and preferences could have an adverse effect on holders of Common Stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult, or imposing restrictions on the payment of dividends and other distributions to the holders of Common Stock.

DELAWARE ANTI-TAKEOVER LAW

  Under Section 203 of the Delaware General Corporation Law (the "Delaware Anti-Takeover law"), certain "business combinations" are prohibited between a Delaware corporation, the stock of which is generally publicly-traded or held of record by more than 2,000 stockholders, and an "interested stockholder" of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware Anti-Takeover law (the Company has not made such an election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder,
(iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who becomes an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock.

CERTAIN ANTI-TAKEOVER PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

  The Company's Charter and Bylaws contain several provisions that may be deemed to have the effect of making more difficult the acquisition of control of the Company by means of a hostile tender offer, open market purchases, a proxy contest, or otherwise.

  The provisions of the Company's Charter and Bylaws discussed below are designed to help ensure that holders of Common Stock are treated fairly and equally in a multi-step acquisition. In addition, they are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's Board of Directors. The Company's Charter and Bylaws may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be economically beneficial to the Company and its stockholders. In addition, because the Company's Charter and Bylaws are designed to discourage the accumulation of large blocks of the voting shares of the Company by purchasers whose objective it is to have such stock repurchased by the Company at a premium, the anti-takeover provisions of the Company's Charter and Bylaws could tend to reduce the price of the voting shares of the Company caused by such accumulations. In addition, these provisions may also have the effect of precluding a contest for the election of directors.

  Classified Board of Directors. The Company's Board of Directors is divided into three classes of directors serving staggered terms. One class of directors will be elected at each annual meeting of stockholders for a three-year term. See "Management--Board of Directors." At least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Company's Board of Directors.

  Stockholder Meetings. Subject only to the rights of holders of preferred stock, only a majority of the Company's Board of Directors (excluding those directors affiliated with or elected by an interested stockholder), the Chairman, Vice Chairman, or the Chief Executive Officer or a Co-Chief Executive Officer will be able to call an annual or special meeting of stockholders. In addition, subject only to the rights of holders of preferred stock, stockholders may not take any action by written consent.

  Restrictions on Certain Business Combinations. The Company's Charter provides that certain business combinations, such as mergers and stock and asset sales, with an interested stockholder (typically a beneficial owner of more than 15% of the outstanding voting shares of the Company's capital stock, excluding certain persons, including Ms. Karan, Mr. Weiss, their lineal descendants, affiliates, and associates, or trusts for their benefit), be approved by (i) the holders of 80% or more of the voting power of the then outstanding voting shares, voting together as a single class, and
(ii) at least a majority of the voting power of the then outstanding voting shares, voting as a single class, which are not owned beneficially, directly or indirectly, by the interested stockholder, unless the transaction is approved by a majority of certain directors or meets certain fair price provisions.

  Requirements for Advance Notification of Stockholder Nomination and Proposals. The Company's Charter and the Company's Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors.

  Vote Required to Amend or Repeal Certain Provisions of the Company's Charter and Bylaws. The Company's Charter establishes certain supermajority voting requirements to amend or repeal certain provisions of the Company's Charter or Bylaws.

OTHER ANTI-TAKEOVER PROVISIONS

  The Company has included provisions in certain of its material agreements which could have the effect of discouraging a third party from pursuing a non-negotiated takeover of the Company and preventing certain changes in control of the Company. The Company's License Agreement with Gabrielle Studio and the Company's employment agreement with Ms. Karan may be terminated by the Licensor and Ms. Karan, respectively, upon a Change in Control, which includes certain changes in the ownership of voting securities, an acquisition by a third party of 30% of the voting securities of the Company, mergers, sales of assets, and changes in the composition of the Board of Directors. In addition, the Company's 1996 Stock Incentive Plan and 1996 Non-Employee Director Stock Option Plan provide for accelerated vesting of stock options upon a "change in control" of the Company. See the Glossary for a complete description of Change in Control.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company has included in its Charter provisions to limit the personal liability of its officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. The Charter provides that directors of the Company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability
(i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Bylaws of the Company also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company has also entered into an agreement with a director and executive officer providing for his indemnification in his capacity as a director and executive officer.

  In addition, in the Contribution Agreement the Company has agreed to indemnify the Principals for (i) acts or omissions taken or made by any of them (a) at or prior to the date of closing under the Contribution Agreement based on an allegation that such person was acting as an officer or director of the Company or its predecessors with respect to acts or omissions that are of a nature customarily performed by officers or directors of a Company, and
(b) after the date of closing under the Contribution Agreement based on an allegation that such person was a director of the Company, whether or not he or she was in fact a director of the Company at the time of the alleged act or omission, in each case assuming such person seeking indemnification had acted properly, (ii) any breaches of representations or warranties made by it in the Contribution Agreement, and (iii) any New York State and New York City real estate transfer taxes and New York State real estate gains taxes incurred in connection with the Reorganization. In addition, the Principals have agreed to indemnify the Company for any breaches of representations or warranties made by them in the Contribution Agreement;

provided, however, that the indemnification obligations of the Principals to the Company are limited in the case of breaches of certain tax-related warranties.

  Each of the employment agreements between the Company and Ms. Karan and Mr. Weiss provides that the Company will indemnify Ms. Karan or Mr. Weiss (as the case may be) against all charges and expenses in connection with any act or proceeding to which he or she is made a party by reason of being an employee, officer, or director of the Company.

  The License Agreement between the Company and Gabrielle Studio provides that the Company will indemnify Gabrielle and Ms. Karan against losses arising out of the Company's use of the Licensed Marks other than in accordance with the terms of the License Agreement.

  The license agreement between the Company and Stephen Weiss pursuant to which Mr. Weiss will grant to the Company a license to use designs and utility patents for the bottles in which the Beauty Division products are packaged provides that the Company will indemnify Mr. Weiss from losses arising out of claims by third parties relating to the use by the Company of the bottles or patents.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Immediately prior to the Offering, there has been no established public trading market for the Common Stock and no predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. In addition, there can be no assurance that a regular trading market will develop in the Common Stock. Sales of the Common Stock in the public market could have an adverse impact on the market price. All of the shares of Common Stock outstanding immediately prior to Offering are deemed to be "restricted securities," as that term is defined in Rule 144, in that such shares were issued in private transactions not involving a public offering. None of such shares will be eligible for sale under Rule 144 prior to the second anniversary of the closing of the Offering.

  In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, in brokerage transactions within any three-month period, a number of shares (including non-restricted shares of the same class) equal to the greater of one percent of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years (or such shorter period as may be required under Rule 144) is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

  Upon completion of the Offering, each of the Karan/Weiss Group and the Takihyo Group will beneficially own 5,306,467 shares of restricted Common Stock. The Company has granted to members of the Takihyo Group the right on an aggregate of two occasions to demand registration under the Securities Act at the Company's expense of all or a portion the shares of which they or their affiliates have beneficial ownership upon completion of the Offering. The Company has the option of purchasing at their then fair market value any shares which are the subject of a demand for registration. See "Certain Relationships and Related Transactions."

  All existing stockholders of the Company have entered into lock-up agreements with the Representatives wherein they have agreed not to sell any of their shares within 180 days after the date of the Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters. See "Underwriters" and "Certain Relationships and Related Transactions."

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                 TO NON-UNITED STATES HOLDERS OF COMMON STOCK

GENERAL

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder who is not a United States person (a "Non-U.S. Holder"), and who acquires and owns such Common Stock as a capital asset within the meaning of Section 1221 of the Internal revenue Code of 1986, as amended (the "Code"). For this purpose, the term "Non-U.S. Holder" is defined as any person other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate or trust whose income is includible in gross income for United States federal income tax purposes, regardless of its source. This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, and local consequences and United States federal gift taxes that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Further, it does not discuss the rules applicable to Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including but not limited to, banks and insurance companies, dealers in securities, and holders of securities held as part of a "straddle," "hedge," or "conversion transaction." Furthermore, this discussion is based on current provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis. In addition, officials of the Treasury Department have recently stated that they intend to issue proposed regulations that will revise the rules which deal with withholding on payments to foreign persons. Each prospective purchaser of Common Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding, and disposing of Common Stock.

  Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the United States taxation of dividends paid to a Non-United States Holder on Common Stock. The Proposed Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

  An individual may, among other ways, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting, for such purposes, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal income tax as if they were United States citizens.

DIVIDENDS

  In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States ("United States trade or business income"). If the dividend is United States trade or business income, the dividend would be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates and would be exempt from the 30% withholding tax described above. Any such dividends that are United States trade or business income received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the United States trade or business income exemption discussed above.

  Under current United States Treasury regulations, dividends paid to a stockholder at an address in a foreign country are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate, unless an applicable tax treaty requires some other method for determining a stockholder's residence.

  Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a Non-United States Holder would generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-United States Holder's entitlement to benefits under a treaty. The Proposed Regulations would also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-United States Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

  A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to a tax treaty or whose dividends have otherwise been subjected to withholding in an amount which exceeds such holder's United States federal income tax liability, may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "Service").

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to provisions of United States tax law that apply to certain expatriates, or (iv) under certain circumstances if the Company is or has been during certain time periods a "U.S. real property holding corporation" for United States federal income tax purposes. The Company is not and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

  If an individual Non-U.S. Holder falls under clause (i) above, such person will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates. If the individual falls under clause
(ii) above, such person will be subject to a flat 30% tax on such person's United States source capital gains for the taxable year which may be offset by United States source capital losses for such year (notwithstanding the fact that he is not considered a resident of the United States). Thus, Non-U.S. Holders who spend 183 days or more in the United States in the taxable year in which they contemplate a sale of the Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

  If the Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain on a net income basis at applicable graduated corporate rates and, in addition, may be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

  Periodically, legislation has been introduced in Congress pursuant to which the gain from the sale of stock of a domestic corporation by a foreign corporation or a non-resident alien individual would be considered to be effectively connected income, if such person owns 10% or more (by vote or value) of the domestic corporation at any time during the previous five years. It is not known whether such or similar legislation will be enacted.

FEDERAL ESTATE TAXES

  Common Stock that is owned, or treated as owned, by a non-resident alien individual (as specifically determined under residence rules for United States federal estate tax purposes) at the time of death or that has been the subject of certain lifetime transfers will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to such holder and any tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable treaty or agreement, to the tax authorities in the country in which such holder resides.

  United States backup withholding tax (which generally is a withholding tax imposed at the rate of thirty-one percent (31%) on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States. Except as provided below, Non-U.S. Holders will not be subject to backup withholding with respect to the payment of proceeds from the disposition of Common Stock effected by the foreign office of a broker; except that if the broker is a United States person or a "U.S. related person", information reporting (but not backup withholding) is required with respect to the payment, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the collection or payment of such proceeds (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business. The payment of the proceeds of a sale of shares of Common Stock to or through a United States office of a broker is subject to information reporting and possible backup withholding unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the Service.

  The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-United States Holder would be subject to backup withholding in the absence of the required certification.

  THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT WITH HIS TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX AND FEDERAL ESTATE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAXING JURISDICTION.

                                 UNDERWRITERS

  Under the terms and subject to the conditions in the Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Company has agreed to sell 10,750,000 shares of Common Stock and the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Smith Barney Inc. are serving as U.S. Representatives, have severally agreed to purchase, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Bear, Stearns, International Limited, Merrill Lynch International, and Smith Barney Inc. are serving as International Representatives, have severally agreed to purchase, the respective number of shares of Common Stock set forth opposite their names below:

                                                                      NUMBER OF
   NAME                                                                 SHARES
   ----                                                               ----------
   U.S. Underwriters:
     Morgan Stanley & Co. Incorporated..............................
     Bear, Stearns & Co. Inc........................................
     Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..............................................
     Smith Barney Inc...............................................
                                                                      ----------
       Subtotal.....................................................   7,525,000
                                                                      ==========
   International Underwriters:
     Morgan Stanley & Co. International Limited.....................
     Bear, Stearns International Limited............................
     Merrill Lynch International....................................
     Smith Barney Inc...............................................
                                                                      ----------
       Subtotal.....................................................   3,225,000
                                                                      ----------
       Total........................................................  10,750,000
                                                                      ==========

  The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby if any such shares are taken.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any U.S. Shares (as defined below) being sold by it for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any International Shares (as defined below) being sold by it for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter shall apply only to shares purchased by it in its capacity as a U.S. Underwriter,
(ii) made by it
in its capacity as an International Underwriter shall apply only to shares purchased by it in its capacity as an International Underwriter, and (iii) do not restrict its ability to distribute any prospectus relating to the shares of Common Stock to any person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing, or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters under the Underwriting Agreement are referred to herein as the "U.S. Shares" and the "International Shares," respectively.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares so sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such shares of Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares of Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares of Common Stock a notice to the foregoing effect.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each International Underwriter has represented and agreed that
(a) it has not offered or sold, during the period of six months from the date hereof, and will not offer or sell any shares of Common Stock in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations (1995) (the "Regulations"); (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from, or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock, if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom such document may lawfully be issued or passed on.

  Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the shares of Common Stock acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and any other relevant laws and regulations of Japan. Each International Underwriter further agrees to send to any dealer who purchases from it any of the shares of Common Stock a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell any of such shares, directly or indirectly in Japan or to or for the account of any resident thereof except for offers or sales to Japanese Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer whom it sells any of such shares of Common Stock a notice containing substantially the same statement as contained in the foregoing.

  The Underwriters propose to offer part of the shares of Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a concession
not in excess of $    a share below the public offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $    a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Underwriters.

  Representatives of the Underwriters have informed the Company that the Underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them and that such sales will not be executed without the prior written approval of the customer.

  At the request of the Company, the Underwriters have reserved for sale, at the initial public offering price, up to (i) 537,500 shares offered hereby for directors, officers, employees, business associates, and related persons of the Company and (ii) 215,000 shares for each of a principal of HPL and for LVMH Moet Hennessy Louis Vuitton. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Pursuant to the Underwriting Agreement, the Company has granted the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,612,500 additional shares of Common Stock at the Price to Public set forth on the cover page hereof, less Underwriting Discounts and Commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby.

  The Company, all of the Company's executive officers and directors, and all existing stockholders of the Company, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by such stockholder or acquired after the date of the Prospectus), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than the sale to the Underwriters of any shares of Common Stock pursuant to the Underwriting Agreements.

  The Offering will be made in compliance with the requirements of Schedule E to the By-Laws of the NASD regarding an NASD member firm's participation in distributing securities of an affiliate. In accordance with such requirements, Bear, Stearns & Co. Inc. has agreed to serve as a "qualified independent underwriter," as such term is defined in Schedule E of the By-Laws of the NASD, and has conducted due diligence and will recommend a maximum price for the Common Stock.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF OFFERING

  Prior to the Offering, there has been no public market for the shares of Common Stock of the Company. Consequently, the initial public offering price was determined by negotiation among the Company, the Principals, and the Representatives. Among the factors considered in determining the initial public offering price were the Company's record of operations, the Company's current financial condition and future prospects, the experience of its management, the economics of the industry in general, the general condition of the equity securities market, and the market prices of similar securities of companies considered comparable to the Company. There can be no assurance that a regular trading market for the shares of Common Stock will develop after the Offering or, if developed, that a public trading market can be sustained. There can be no assurance that the prices at which the Common Stock will sell in the public market after the Offering will not be lower than the price at which it is issued by the Underwriters in the Offering.

                                 LEGAL MATTERS

  The legality of the Common Stock offered hereby will be passed upon for the Company by Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036. The wife of a partner in that firm expects to purchase shares in the Offering. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell.

                                    EXPERTS

  The predecessor combined financial statements and schedule of Donna Karan International Inc. at December 31, 1995 and January 1, 1995, and for each of the three fiscal years in the period ended December 31, 1995, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules, and exhibits filed as a part thereof. The Registration Statement, including all schedules and exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec. gov.

  Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise with the Commission, each such statement being qualified in all respects by such reference.

  The Company intends to furnish its stockholders with an annual report containing consolidated financial statements certified by its independent auditors and with quarterly reports for each of the first three quarters of each fiscal year containing unaudited consolidated financial information.

                                   GLOSSARY

  "Change in Control." For purposes of the employment agreements with Ms. Karan and Mr.Weiss and the License Agreement, the acquisition (i) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a person who is a stockholder of the Company on the Effective Date of the Offering (an "Initial Stockholder") of 30% or more of the voting power of securities of the Company over and above that owned immediately after the closing date of the Offering, or (ii) the acquisition by an Initial Stockholder other than members of the Karan/Weiss Group (and excluding any such acquisition resulting from a purchase, sale or transfer of Takihyo Inc. stock by and between any of the current stockholders of Takihyo Inc.) of an additional 5% of the voting power of securities of the Company over and above that owned immediately after the Closing Date of the Offering; any merger or sale of substantially all of the assets of the Company under circumstances where the holders of 20% or more of the equity securities of the surviving entity of such transaction were not holders of the Common Stock of the Company immediately prior to the consummation of such transaction; or any change in the composition of the Board of Directors of the Company not approved by (i) a majority of the Board of Directors of the Company prior to such change and (ii) by not less than two directors of the Company who were directors prior to the time any "person" who was not an Initial Stockholder acquired 30% or more of the voting power of securities of the Company.

  "Company." For purposes of this Prospectus, references to the "Company" mean the DK Companies, as of dates and periods prior to the closing date of the Offering, and, thereafter, collectively, Donna Karan International Inc. and its subsidiaries.

  "Contribution Agreement." The contribution agreement to be entered into by the Company, Ms. Donna Karan, Mr. Stephan Weiss, the KW Trusts, Gabrielle Studio, Mr. Frank R. Mori, Mr. Mori's children, Mr. Tomio Taki, and Takihyo Inc., simultaneously with the closing of the Offering, effecting the Reorganization.

  "Designer Collections." The designer collections of men's and women's clothing, sportswear, accessories, and shoes marketed under the Donna Karan New York(R) brand name.

  "Distribution Notes." Promissory notes, bearing interest at the rate of 8% per annum, in the aggregate principal amount of approximately $114.5 million.

  "DK Companies." The partnerships and corporations, including The Donna Karan Company, engaged in various aspects of the Company's business prior to the Reorganization, each of which is ultimately owned one-half by Ms. Karan, Mr. Weiss, and the KW Trusts and one-half by certain members of the Takihyo Group.

  "Donna Karan Japan." Donna Karan Japan K.K., a Japanese corporation in which the Company has a 30% equity interest.

  "Door." A single retail outlet; a "store" refers to one or more retail outlets operated under the same name.

  "Effective Date." The effective date of the Offering.

  "Gabrielle Studio." Gabrielle Studio, Inc., a New York corporation wholly-owned by Ms. Karan, Mr. Weiss, and the KW Trusts.

  "HPL." Hotel Properties Limited, a Singapore public company.

  "Intermediate Entities." The various partnerships and corporations through which the interests of the Principals in the DK Companies are held.

  "International Offering." The public offering outside the United States of an aggregate of 3,225,000 shares of Common Stock.

  "International Retail Stores." Full-price, free-standing retail stores licensed to third parties under the brand names Donna Karan New York(TM), DKNY(TM), and Donna Karan(TM) in international markets.

  "International Underwriters." The several underwriters of the International Offering, for whom Morgan Stanley & Co. International Limited, Bear, Stearns International Limited, Merrill Lynch International, and Smith Barney Inc. are acting as representatives.

  "Karan/Weiss Group." Ms. Donna Karan, Mr. Stephan Weiss, the KW Trusts, and Gabrielle Studio, as a group.

  "KW Trusts." Trusts established for the benefit of Ms. Karan and for the benefit of Ms. Karan's and Mr. Weiss' children.

  "License Agreement." The license agreement between Gabrielle Studio and the Company to be entered into simultaneously with the closing of the Offering.

  "Licensed Marks." The trademarks "Donna Karan(R)," "Donna Karan New York(R)," "DKNY(R)," "DK(R)," and all variations thereof.

  "Licensor." Gabrielle Studio, with respect to the License Agreement.

  "Offering." The U.S. Offering and the International Offering.

  "Principals." Ms. Karan, Mr. Weiss, Mr. Taki, and Mr. Mori.

  "Reorganization." The contribution by Ms. Karan, Mr. Weiss, the KW Trusts, Gabrielle Studio, Mr. Mori, Mr. Taki, and Takihyo Inc. and certain of their affiliates to Donna Karan International Inc. of all of the outstanding stock of and partnership interests in the DK Companies and the various entities which hold their interests in the DK Companies, in exchange for various combinations of Common Stock and cash, pursuant to the Contribution Agreement.

  "Representatives." The representatives of the several U.S. Underwriters and International Underwriters. Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Smith Barney Inc. are the Representatives of the U.S. Underwriters and Morgan Stanley & Co. International Limited, Bear, Stearns International Limited, Merrill Lynch International, and Smith Barney Inc. are the Representatives of the International Underwriters.

  "Retail Agreement." The agreement entered into in March 1995 by the Company, HPL, and a corporation owned by a private investor with a majority interest in HPL, providing for the establishment of an aggregate of 29 free-standing International Retail Stores by HPL in the Territories by December 31, 2000.

  "Shoe Division." The Company's shoe collections.

  "Takihyo Group." Mr. Tomio Taki, Mr. Frank R. Mori, Takihyo Inc., and certain affiliates of Messrs. Taki and Mori, as a group.

  "Territories." Hong Kong, The People's Republic of China, The Philippines, South Korea, Taiwan, and Japan.

  "U.S. Offering." The public offering in the United States of an aggregate of 7,525,000 shares of Common Stock.

  "U.S. Underwriters." The several underwriters of the U.S. Offering, for whom Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Smith Barney Inc. are acting as representatives.

  "Underwriters." The U.S. Underwriters and the International Underwriters.

  "Underwriting Agreement." The Underwriting Agreement between the Company, the U.S. Underwriters, and the International Underwriters.

                        DONNA KARAN INTERNATIONAL INC.

              INDEX TO PREDECESSOR COMBINED FINANCIAL STATEMENTS

      YEARS ENDED JANUARY 2, 1994, JANUARY 1, 1995, AND DECEMBER 31, 1995

                                                                           PAGE
                                                                           ----
Report of Independent Auditors...........................................   F-2
Predecessor Combined Statements of Income for the years ended January 2,
 1994, January 1, 1995, and December 31, 1995............................   F-3
Predecessor Combined Balance Sheets as of January 1, 1995 and December
 31, 1995................................................................   F-4
Predecessor Combined Statements of Stockholders' Equity and Partners'
 Capital for the years ended January 2, 1994, January 1, 1995, and
 December 31, 1995.......................................................   F-5
Predecessor Combined Statements of Cash Flows for the years ended January
 2, 1994, January 1, 1995, and December 31, 1995.........................   F-6
Notes to Predecessor Combined Financial Statements.......................   F-7
         QUARTERS ENDED APRIL 2, 1995 AND MARCH 31, 1996 (UNAUDITED)
Predecessor Combined Statements of Income for the quarters ended April 2,
 1995 and
 March 31, 1996..........................................................  F-19
Predecessor Combined Balance Sheet as of March 31, 1996..................  F-20
Predecessor Combined Statements of Stockholders' Equity and Partners'
 Capital for the quarters ended April 2, 1995 and March 31, 1996.........  F-21
Predecessor Combined Statements of Cash Flows for the quarters ended
 April 2, 1995 and
 March 31, 1996..........................................................  F-22
Notes to Predecessor Combined Financial Statements.......................  F-23

The balance sheet of Donna Karan International Inc., which was formed in April 1996, has not been included because the amounts are immaterial.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
Donna Karan International Inc.

  We have audited the accompanying predecessor combined balance sheets of Donna Karan International Inc. (the "Company") as of January 1, 1995 and December 31, 1995, and the related predecessor combined statements of income, stockholders' equity and partners' capital and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Donna Karan International Inc. at January 1, 1995 and December 31, 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                       Ernst & Young LLP
New York, New York
April 16, 1996

                         DONNA KARAN INTERNATIONAL INC.

                   PREDECESSOR COMBINED STATEMENTS OF INCOME

                                                        YEAR ENDED
                                            ----------------------------------
                                            JANUARY 2, JANUARY 1, DECEMBER 31,
                                               1994       1995        1995
                                            ---------- ---------- ------------
                                                      (IN THOUSANDS)
Net revenues...............................  $364,705   $420,164   $  510,126
Cost of sales..............................   234,230    271,172      330,689
                                             --------   --------   ----------
Gross profit...............................   130,475    148,992      179,437
Selling, general, and administrative
 expenses (Notes 1, 6, 7, and 12)..........   102,748    119,995      136,906
                                             --------   --------   ----------
Operating income...........................    27,727     28,997       42,531
Other income (expense):
  Equity in earnings of affiliate (Note
   9)......................................        --         --        2,519
  Interest expense (Note 4)................    (4,147)    (8,862)      (7,650)
  Interest income..........................        84         --           --
  Other expense (Note 10)..................    (2,980)    (2,651)          --
  Gain on sale of interests in affiliates
   (Note 9)................................        --         --       18,673
                                             --------   --------   ----------
Income before income taxes.................    20,684     17,484       56,073
Provision for income taxes (Note 1)........     1,312      1,139        2,398
                                             --------   --------   ----------
Net income.................................  $ 19,372   $ 16,345   $   53,675
                                             ========   ========   ==========
Pro forma (Notes 1 and 13)--unaudited
Historical income before income taxes......                        $   56,073
Pro forma adjustments other than income
 taxes.....................................                            23,943
                                                                   ----------
Pro forma income before income taxes.......                            32,130
Pro forma provision for income taxes (Note
 13).......................................                            13,705
                                                                   ----------
Pro forma net income.......................                        $   18,425
                                                                   ==========
Pro forma per share information............                        $      .88
                                                                   ==========
Pro forma common shares outstanding........                        16,584,708
                                                                   ==========


            See notes to predecessor combined financial statements.

                         DONNA KARAN INTERNATIONAL INC.

                      PREDECESSOR COMBINED BALANCE SHEETS

                                                        JANUARY 1, DECEMBER 31,
                                                           1995        1995
                                                        ---------- ------------
                                                            (IN THOUSANDS)
                        ASSETS
Current assets:
  Cash.................................................  $  3,728    $ 12,153
  Accounts receivable, net of allowances of $22,507 at
   December 31,1995 and $15,013 at January 1, 1995
   (Note 4)............................................    49,879      62,231
  Inventories (Notes 1, 2, and 4)......................    63,606      85,655
  Prepaid expenses and other current assets............     8,241       9,946
                                                         --------    --------
    Total current assets...............................   125,454     169,985
Property and equipment, at cost--net (Note 3)..........    24,467      22,505
Deposits and other noncurrent assets (Notes 4 and 9)...     7,083      11,485
                                                         --------    --------
                                                         $157,004    $203,975
                                                         ========    ========
       LIABILITIES AND STOCKHOLDERS' EQUITY AND
                   PARTNERS' CAPITAL
Current liabilities:
  Short-term borrowings under revolving credit facility
   (Note 4)............................................  $ 11,214    $    --
  Accounts payable.....................................    29,153      53,825
  Accrued expenses and other current liabilities (Note
   5)..................................................    17,374      15,766
  Current portion of long-term debt....................    15,424       7,759
                                                         --------    --------
    Total current liabilities..........................    73,165      77,350
Long-term debt (Note 4)................................    36,002      45,779
Commitments and contingencies (Notes 4, 6, 7, and 12)
Stockholders' equity and partners' capital (Note 1):
  Common Stock.........................................     1,146       1,146
  Retained earnings and partners' capital..............    46,886      79,748
  Cumulative translation adjustment....................      (195)        (48)
                                                         --------    --------
    Total stockholders' equity and partners' capital...    47,837      80,846
                                                         --------    --------
                                                         $157,004    $203,975
                                                         ========    ========


            See notes to predecessor combined financial statements.

                         DONNA KARAN INTERNATIONAL INC.

 PREDECESSOR COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                                                RETAINED
                                                EARNINGS
                                                   AND     CUMULATIVE
                                        COMMON  PARTNERS'  TRANSLATION
                                         STOCK   CAPITAL   ADJUSTMENT   TOTAL
                                        ------- ---------  ----------- --------
                                                    (IN THOUSANDS)
Balance at January 2, 1993............. $ 1,146 $ 29,649      $  14    $ 30,809
Net income.............................      --   19,372         --      19,372
Translation adjustment.................      --       --       (142)       (142)
Less distributions to partners.........      --   (7,710)        --      (7,710)
                                        ------- --------      -----    --------
Balance at January 2, 1994.............   1,146   41,311       (128)     42,329
Net income.............................      --   16,345         --      16,345
Translation adjustment.................      --       --        (67)        (67)
Less distributions to partners.........      --  (10,770)        --     (10,770)
                                        ------- --------      -----    --------
Balance at January 1, 1995.............   1,146   46,886       (195)     47,837
Net income.............................      --   53,675         --      53,675
Translation adjustment.................      --       --        147         147
Less distributions to partners.........      --  (20,813)        --     (20,813)
                                        ------- --------      -----    --------
Balance at December 31, 1995........... $ 1,146 $ 79,748      $ (48)   $ 80,846
                                        ======= ========      =====    ========


            See notes to predecessor combined financial statements.

                         DONNA KARAN INTERNATIONAL INC.

                 PREDECESSOR COMBINED STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED
                                             ----------------------------------
                                             JANUARY 2, JANUARY 1, DECEMBER 31,
                                                1994       1995        1995
                                             ---------- ---------- ------------
                                                       (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................  $ 19,372   $ 16,345    $ 53,675
Adjustments to reconcile net income to net
 cash (used in) provided by operating
 activities, as adjusted for effect of sale
 of Donna Karan Japan:
  Depreciation and amortization.............     5,354      7,590       6,742
  Provision for bad debts...................       544        773       3,122
  Equity in earnings of affiliate...........        --         --      (2,519)
  Gain on sale of interests in affiliates
   (Note 9).................................        --         --     (18,673)
  Loss on sale of property and equipment....        --         --          32
  Changes in operating assets and
   liabilities:
   Increase in accounts receivable..........   (13,497)    (9,658)    (14,392)
   Increase in inventories..................   (22,205)    (6,410)    (29,611)
   Increase in prepaid expenses and other
    current assets..........................    (2,531)    (2,253)     (2,876)
   Increase in deposits and other noncurrent
    assets..................................    (1,542)    (3,543)     (4,956)
   Increase in accounts payable, accrued
    expenses, and other current
    liabilities.............................       982      4,887      27,905
                                              --------   --------    --------
Net cash (used in) provided by operating
 activities.................................   (13,523)     7,731      18,449
                                              --------   --------    --------
INVESTING ACTIVITIES
Purchase of property and equipment..........   (11,056)    (3,445)     (4,289)
Net cash from sale of interests in
 affiliates.................................        --         --      23,526
Proceeds from sale of property and
 equipment..................................        --         --          42
Net cash from acquisition of remaining 50%
 interest in joint venture (Note 8).........       269         --          --
                                              --------   --------    --------
Net cash (used in) provided by investing
 activities.................................   (10,787)    (3,445)     19,279
                                              --------   --------    --------
FINANCING ACTIVITIES
Net increase (decrease) in borrowings under
 revolving credit facility..................    34,667    (40,903)     (3,253)
Proceeds of long-term debt..................        --     50,000      10,000
Payments under capital leases...............      (162)      (230)       (237)
Repayments of long-term debt................        --         --     (15,000)
Decrease in due from affiliates.............    (3,623)        --          --
Distributions to partners...................    (7,710)   (10,770)    (20,813)
                                              --------   --------    --------
Net cash provided by (used in) financing
 activities.................................    23,172     (1,903)    (29,303)
                                              --------   --------    --------
(Decrease) increase in cash.................    (1,138)     2,383       8,425
Cash at beginning of year...................     2,483      1,345       3,728
                                              --------   --------    --------
Cash at end of year.........................  $  1,345   $  3,728    $ 12,153
                                              ========   ========    ========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................  $  3,409   $  8,420    $  6,410
                                              ========   ========    ========
Taxes paid..................................  $  5,192   $    942    $  2,444
                                              ========   ========    ========

            See notes to predecessor combined financial statements.

                        DONNA KARAN INTERNATIONAL INC.

              NOTES TO PREDECESSOR COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying predecessor combined financial statements include the operations of The Donna Karan Company, Donna Karan Studio, The Donna Karan Company Store G.P., DK Footwear Partners, Takihyo Fashion Company, L.P., Takihyo Design Company, L.P., TFT Store Company, L.P., TFT Shoe Company, L.P., TFT Japan Company, L.P., and DSTF Japan Company, which are affiliated general and limited partnerships; Gabby Apparel, Inc., Tolara Tetragon Inc., Full Requirements Merchandising, Inc., The Donna Karan Store Corporation, Tomio Tangents, Inc., Formal Reserve Management, Inc., DK Shoe Corp., Tangents Two, Inc., First Run Management, Inc., Gabrielle Japan, Inc., TT DK Japan, Inc., and FM DK Japan, Inc., which are affiliated United States corporations; Donna Karan Canada Inc., Donna Karan (H.K.) Limited and Donna Karan Italy S.R.L., which are foreign corporations; and, for the period it was a wholly-owned subsidiary (see Note 9), Donna Karan Japan, K.K. ("Donna Karan Japan"), a Japanese joint stock company (together, the "Company"). All companies other than The Donna Karan Company, Donna Karan Studio, The Donna Karan Company Store, G.P., DK Footwear Partners, Donna Karan (H.K.) Limited, Donna Karan Italy S.R.L., and Donna Karan Japan are intermediate United States holding companies.

  The predecessor financial statements of these companies are being presented on a combined basis because of their common ownership. The combined financial statements have been prepared as if the entities had operated as a single consolidated group since their respective dates of organization. All significant intercompany balances and transactions have been eliminated. Because Donna Karan International, Inc. will conduct no business operations prior to its acquisition of the companies, the statement of operations for Donna Karan International Inc. is not included herewith. The equity method of accounting is used for The Donna Karan Shoe Company during the periods when it was 50% owned by a nonaffiliated partner (see Note 8), and for Donna Karan Japan during the period when it is 70% owned by a nonaffiliated partner (see
Note 9).

  Amounts included for common stock represent the combined par or stated value of the outstanding shares of the various corporations included in the predecessor combined financial statements.

 Pro Forma Adjustments (Unaudited)

  In connection with the Company's initial public offering of stock ("Offering"), the Principals and certain of their affiliates are simultaneously contributing to Donna Karan International Inc. all of the outstanding stock of and partnership interests in the entities which comprise the Company, in exchange for common stock ("Reorganization"). As consideration for the contribution of their interests in the DK Companies, Ms. Karan, Mr. Weiss, the KW Trusts, and Gabrielle Studio will receive an aggregate of 5,306,467 shares of Common Stock. As consideration for the contribution of their interests in the DK Companies, members of the Takihyo Group will receive an aggregate of 5,306,467 shares of Common Stock. In addition, the Company expects to award 125,000 shares of Common Stock to certain employees pursuant to the Company's stock incentive plan.

                        DONNA KARAN INTERNATIONAL INC.

  The following table sets forth for fiscal 1995: (a) actual combined statement of income data; (b) pro forma adjustments to reflect the Reorganization, the Offering, certain other adjustments as if they occurred on January 2, 1995; and (c) pro forma combined statement of income data.

                    PRO FORMA COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                                          ACTUAL     PRO FORMA       PRO FORMA
                                         COMBINED   ADJUSTMENTS      COMBINED
                                         --------  --------------    ---------
                                                   (IN THOUSANDS)
Net revenues............................ $510,126     ($5,521)(vi)   $504,605
Gross profit............................  179,437      (6,814)(vi)    159,817
                                                      (12,806)(i)
Selling, general, and administrative
 expenses...............................  136,906      (4,828)(vi)    129,761
                                                       (2,317)(ii)
                                         --------                    --------
Operating income........................   42,531                      30,056
Equity in earnings of affiliate.........    2,519         394 (vi)      2,913
Interest expense........................   (7,650)      6,237 (iii)      (839)
                                                          574 (iv)
Gain on sale of interests in
 affiliates.............................   18,673     (18,673)(vi)        --
                                         --------                    --------
Income before provision for income
 taxes..................................   56,073                      32,130
Provision for income taxes..............    2,398      11,307 (v)      13,705
                                         --------                    --------
Net income.............................. $ 53,675                    $ 18,425
                                         ========                    ========

- --------
(i) Royalties of $12.8 million payable to a corporation owned by two of the Company's stockholders and their affiliated trusts pursuant to a licensing agreement.
(ii) Decrease in aggregate compensation from $4.3 million to $2.0 million for two of the Company's executives pursuant to their employment agreements.
(iii) Reduction in interest costs of $6.2 million assuming the application of up to $75.7 million (which amount represents the maximum amount outstanding during the year) of the proceeds from the Offering to reduce the actual outstanding indebtedness under the Credit Agreement.
(iv) Reduction of $0.6 million in amortization of deferred financing costs, which costs would have been written off, in connection with repayment of outstanding indebtedness under the Credit Agreement.
(v) Increase of $11.3 million for income taxes based upon pro forma pre-tax income as if the Company had been subject to Federal and additional statement income taxes.
(vi) Adjustments to reflect the Company's sale of its 70% interest in the operations of Donna Karan Japan, as if it had occurred on January 2, 1995. The gain of $18.7 million has been excluded, and as a result of this sale, the Company's combined statement of income has been adjusted to reflect the accounting for the Company's interest in Donna Karan Japan using the equity method of accounting for the period from January 2, 1995 until March 31, 1995, the date of the sale. Accordingly, net revenues have been decreased by $5.5 million, which reflects the difference between net revenues from Donna Karan Japan to its customers and those net revenues of the Company derived from Donna Karan Japan (as if Donna Karan Japan were a customer of the Company); gross profit has been decreased by $6.8 million; and selling, general, and administrative expenses have been decreased by $4.8 million, which included management fee income of $0.3 million from an agreement with Donna Karan Japan. In addition, under the equity method of accounting, $0.4 million of equity in earnings of affiliate has been recorded to reflect the Company's portion of Donna Karan Japan's net income. (See Note 9.)

                        DONNA KARAN INTERNATIONAL INC.

  The following table sets forth the capitalization of the Company at December 31, 1995, and the pro forma capitalization of the Company as of such date after giving effect to the issuance of promissory notes (the "Distribution Notes") to the Principals or their intermediate companies or partnerships in the aggregate principal amount of $114.5 million, recording additional distributions subsequent to March 31, 1996 of $4.7 million with respect to taxes on 1995 and prior years' income which were payable in 1996, $4.6 million of cash held in Intermediate Entities and $5.8 million of taxes payable in connection with the sale of 70% of the Company's interest in the operations of Donna Karan Japan, for a total of $15.1 million, and the recording of a deferred tax asset of approximately $15.5 million, net of certain state and local deferred tax assets in connection with the Company becoming subject to Federal and additional state and local income taxes. Additionally, the resulting deficit in Retained Earnings and partners' Capital has been reclassified to additional paid-in-capital.

                                                            ACTUAL   PRO FORMA
                                                            -------  ---------
                                                             (IN THOUSANDS)
   Common stock of Intermediate Entities................... $ 1,146  $    --
   Common Stock............................................               106
   Additional Paid in Capital..............................     --    (33,196)
   Retained earnings and partners' capital (deficit).......  79,748       --
   Cumulative translation adjustment.......................     (48)      (48)
                                                            -------  --------
   Total stockholders' equity and partners' capital
    (deficit).............................................. $80,846  $(33,138)
                                                            =======  ========

  The Distribution Notes have been calculated to approximate the cumulative undistributed taxable income of the predecessor companies (as computed for Federal income tax purposes) (on which taxes previously have been paid) at the date of the closing of the Offering contemplated hereby. The Distribution Notes, which bear interest at 8%, mature on April 9, 2003 and may be prepaid on the closing date of the Offering out of the proceeds therefrom.

 Pro Forma Per Share Information

  Pro forma net income per share is based upon (a) 10,612,934 shares of common stock outstanding during the period, (b) the number of shares of common stock (5,846,774) being sold by the Company, assuming an offering price of $21.50 ($19.84, net of expenses) per share, the proceeds of which would be necessary to pay approximately $116.0 million to members of the Takihyo Group and members of the Karan/Weiss Group in satisfaction of the Distribution Notes previously issued (including accrued interest thereon), representing cumulative undistributed taxable income on which taxes previously have been paid, and (c) 125,000 shares of Common Stock which the Company expects to award certain employees pursuant to the Company's stock incentive plan. The net income used in the calculation of pro forma per share information excludes the reduction of interest costs of $6.2 million and the reduction in amortization of deferred financing costs of $0.6 million, and the related tax effect of $2.9 million.

  Supplementary pro forma per share information is $.91 based upon 10,612,934 shares of common stock outstanding during the period increased by (a) the sale of 5,846,774 shares of common stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million in satisfaction of the Distribution Notes,
(b) the sale of 3,639,113 shares of common stock assuming an offering price of $21.50 per share ($19.84 net of expenses), the proceeds of which would be necessary to repay approximately $72.2 million to the Company's lenders for the term loans under the Company's credit facility and to reduce the amount outstanding under the Company's revolving line of credit at March 31, 1996, and (c) 125,000 shares of Common Stock which the Company expects to award certain employees pursuant to the Company's stock incentive plan. The net income used in the calculation of supplementary pro forma per share information is $18.4 million.

                        DONNA KARAN INTERNATIONAL INC.

 Business

  The Company, which operates in one business segment, designs, contracts for the manufacture of, and markets fashion apparel, accessories, and beauty products. Its sales are principally to department and specialty stores located throughout the United States, Asia and Europe and through Company owned outlet stores located throughout the United States. A significant amount of the Company's products are produced in Asia, through arrangements with independent contractors. As a result, the Company's operations could be adversely affected by political instability resulting in the disruption of trade from the countries in which these contractors are located, or by the imposition of additional duties or regulations relating to imports.

  The Company's business is impacted by the general seasonal trends that are characteristic of the apparel industry, and it generally experiences lower net revenues and net income in the first half of each fiscal year as compared to the second half of the fiscal year.

  Several of the Company's customers have engaged in leveraged buyouts or transactions in which they incurred significant amounts of debt, and certain customers have operated or are currently operating under the protection of the Federal bankruptcy laws. In January 1996, Barneys, Inc. and Barneys America, Inc. (together, "Barneys") and certain affiliated entities filed for protection under the Federal bankruptcy laws. Barneys accounted for 2.3% of the Company's gross revenues during 1995, and the Company estimates that its maximum uninsured loss as a result of Barneys' bankruptcy will be approximately $2.0 million, which amount has been reserved for at December 31, 1995. The Company does not factor its accounts receivable and maintains credit insurance to minimize the risk of bad debts.

  The Company had one customer which accounted for approximately 7.2%, 12.4%, and 12.3% of sales for the years ended January 2, 1994, January 1, 1995, and December 31, 1995, respectively. During the year ended December 31, 1995, another customer accounted for 11.1% of sales. During the year ended January 2, 1994, two different customers accounted for 11.9% and 10.3% of net sales, respectively.

 Fiscal Year

  The Company's fiscal year consists of the 52- or 53-week period ending on the Sunday nearest December 31.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market.

 Depreciation and Amortization

  Depreciation of machinery, equipment and fixtures, including amounts accounted for under capital leases, is computed using straight-line and accelerated methods based on their estimated useful lives which range from five to seven years. Leasehold improvements are amortized using the straight-line method based on the lease term, and in certain instances include the anticipated renewal period. The Company's share of the cost of constructing in-store shop displays is capitalized and amortized using the straight-line method over their estimated useful lives of four years. At December 31, 1995, the unamortized balance of these costs of $2,034,000 is included in "Deposits and other noncurrent assets" in the accompanying predecessor combined balance

                        DONNA KARAN INTERNATIONAL INC.

sheets. Major additions and betterments are capitalized and repairs and maintenance are charged to operations in the period incurred.

 Advertising

  The Company expenses the production costs of advertising upon the first showing of the related advertisement which is generally less than six months after the production costs are incurred. At January 1, 1995 and December 31, 1995, advertising costs totaling $1,327,000 and $1,334,000, respectively, were included in "Prepaid expenses and other current assets" in the accompanying predecessor combined balance sheets. Advertising, marketing, and public relations expenses, including costs related to the Company's Creative Services Department, for the years ended January 2, 1994, January 1, 1995, and December 31, 1995 were $32,517,000, $35,409,000 and $33,831,000 respectively.

 Income Taxes

  The entities in the combined group are partnerships, or corporations that have elected to be taxed as S corporations pursuant to the Internal Revenue Code. Therefore, no provision has been made in the accompanying predecessor combined financial statements for Federal income taxes, since such taxes are the liability of the partners. The provision for income taxes principally reflects taxes levied by state and local governments ($1,010,000 in 1993, $753,000 in 1994, and $2,120,000 in 1995), as well as income taxes levied by foreign governments ($302,000 in 1993, $386,000 in 1994, and $278,000 in
1995).

  Effective January 3, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The cumulative effect of adopting SFAS No. 109 as of January 3, 1993 was not material to the Company.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant items comprising the Company's net deferred tax asset are as follows (in thousands):

                                                         JANUARY 1, DECEMBER 31,
                                                            1995        1995
                                                         ---------- ------------
   Current:
     Uniform inventory capitalization...................   $   80      $   70
     Allowance for doubtful accounts....................      160         270
     Other book accruals................................      970         962
                                                           ------      ------
                                                            1,210       1,302
   Non Current:
     Depreciation.......................................      350         380
                                                           ------      ------
                                                           $1,560      $1,682
                                                           ======      ======

 Revenue Recognition

  Sales are recognized upon shipment of products or, in the case of sales by Company-owned outlet stores, when payment is received. The Company provides for estimated returns at the time of sales. Income from licensing agreements is recognized when earned and is included in net revenues.

 Statements of Cash Flows

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                        DONNA KARAN INTERNATIONAL INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Foreign Currency Translation

  For foreign operations, local currencies are considered the functional currency. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. Translation effects are accumulated as part of cumulative translation adjustment in stockholders' equity and partners' capital. Gains and losses from foreign currency transactions are included in operating results.

 Foreign Exchange Contracts

  The Company enters into forward exchange contracts as hedges relating to identifiable currency positions. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. The Company does not engage in speculation. Gains and losses on foreign exchange contracts which hedge exposures on firm foreign currency commitments are deferred and recognized as adjustments to the bases of those assets. For the years ended January 2, 1994, January 1, 1995 and December 31, 1995, gains and losses on foreign exchange contracts were not material.

  At December 31, 1995, the Company had approximately $587,000 of outstanding forward exchange contracts, maturing at various dates in 1996, denominated in Italian Lire. The Company's risk that counterparties to these contracts may be unable to perform is minimized by limiting the counterparties to major international banks and financial institutions. The Company does not expect any losses as a result of counterparty default.

 Stock Options

  The Company intends to grant stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares on the date of grant. The Company will account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, will recognize no compensation expense for the stock option grants.

 Impact of Recently Issued Accounting Standards

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("Statement No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

2. INVENTORIES

  Inventories consist of the following (in thousands):

                                                         JANUARY 1, DECEMBER 31,
                                                            1995        1995
                                                         ---------- ------------
   Raw materials........................................  $17,766     $16,369
   Work in process......................................    9,598      11,697
   Finished goods.......................................   36,242      57,589
                                                          -------     -------
                                                          $63,606     $85,655
                                                          =======     =======

                        DONNA KARAN INTERNATIONAL INC.

3. PROPERTY AND EQUIPMENT

  Major classes of property and equipment consist of the following (in thousands):

                                                        JANUARY 1, DECEMBER 31,
                                                           1995        1995
                                                        ---------- ------------
   Machinery, equipment, and fixtures..................  $ 18,305    $ 18,592
   Property and equipment under capital leases.........     2,156       1,207
   Leasehold improvements..............................    22,789      25,568
                                                         --------    --------
                                                           43,250      45,367
   Less accumulated depreciation and amortization......   (18,783)    (22,862)
                                                         --------    --------
                                                         $ 24,467    $ 22,505
                                                         ========    ========

  Deprecation and amortization of property and equipment amounted to $5,354,000, $5,796,000, and $5,624,000 for the years ended January 2, 1994,
January 1, 1995, and December 31, 1995, respectively.

4. BORROWINGS

  Long-term debt consists of the following (in thousands):

                                                         JANUARY 1, DECEMBER 31,
                                                            1995        1995
                                                         ---------- ------------
   Revolving credit facility............................  $    --     $ 7,961
   Term Loan A..........................................    30,000     15,000
   Term Loan B..........................................    20,000     20,000
   Term Loan C..........................................        --     10,000
   Capital lease obligations............................     1,426        577
                                                          --------    -------
                                                            51,426     53,538
   Less current portion.................................   (15,424)    (7,759)
                                                          --------    -------
                                                          $ 36,002    $45,779
                                                          ========    =======

  Repayment of long-term debt is as follows (in thousands):

                                                                       REVOLVING
                  YEAR                                                  CREDIT
                  ENDED                 TOTAL  TERM A  TERM B  TERM C  FACILITY
                  -----                ------- ------- ------- ------- ---------
   1996............................... $ 7,500 $ 7,500 $    -- $    --  $  --
   1997...............................   7,500   7,500      --      --     --
   1998...............................  37,961      --  20,000  10,000   7,961
                                       ------- ------- ------- -------  ------
                                       $52,961 $15,000 $20,000 $10,000  $7,961
                                       ======= ======= ======= =======  ======

  At January 2, 1994, the Company had a credit facility available for the issuance of letters of credit, acceptances, or direct borrowings up to $110,000,000 of which $80,000,000 was available for direct borrowings. Direct borrowings bore interest at 0.5% over the lead bank's prime rate and were limited to a borrowing base calculated on eligible accounts receivable, inventory, letters of credit, and intangibles. The lines of credit were secured by accounts receivable, inventory, and intangibles (including an interest in certain licensed trademarks), as well as certain intangibles of an affiliated company.

  In October 1994, the Company entered into a new credit agreement which consists of a $50,000,000 term loan and a revolving line of credit available for the issuance of letters of credit, acceptances, or direct borrowings

                        DONNA KARAN INTERNATIONAL INC.

up to $75,000,000. Direct borrowings under the revolving line of credit bear interest at 1.5% over the lead bank's prime rate (10.0% at December 31, 1995) and are limited to a borrowing base calculated on eligible accounts receivable, inventory, and letters of credit.

  In December 1995, the Company amended its credit agreement to increase its borrowing capability. The amended agreement calls for an additional term loan of $10,000,000 and an increase in the revolving credit facility from $75,000,000 to $105,000,000. The Company pays a commitment fee of 0.5% on the unused portion of the revolving credit facility.

  The revised term loan consists of a Term loan A, Term loan B, and Term loan
C. The credit agreement provides for various borrowing rate options including borrowing rates based on a fixed spread over the London Interbank Offered Rate (LIBOR). At December 31, 1995, $10,000,000 of Term loan C bears interest at 1.5% over the lead bank's prime rate (10.0%), $15,000,000 of Term loan A bears interest at 2.75% above LIBOR (8.625%), and $20,000,000 of Term loan B bears interest at 3.25% above LIBOR (9.125%).

  The revolving credit facility and the term loans are secured by accounts receivable, inventory, and intangibles.

  The revolving credit facility matures on December 31, 1998. The term loan is payable in quarterly installments, with the final payment due on December 31, 1998. The carrying amounts of the Company's borrowings approximate their fair value.

  The agreements contain certain restrictive covenants which, among other things, require the Company to maintain certain financial ratios and restrict investments, additional indebtedness, and payment of partner distributions. The Company was in full compliance with all loan covenants as of December 31, 1995.

  In connection with its credit facility, the Company incurred certain financing costs which were deferred and are being amortized over the term of the credit facility. At December 31, 1995, unamortized financing costs of $2,954,000 are included in "Deposits and other noncurrent assets" in the accompanying combined balance sheet.

  The Company leases certain property and equipment under long-term noncancellable lease agreements which are accounted for as capital leases. These leases expire at various dates through 1998. Future minimum lease payments as of December 31, 1995 are as follows (in thousands):

   1996.................................................................... $299
   1997....................................................................  299
   1998....................................................................   37
                                                                            ----
                                                                             635
   Amount representing interest............................................   58
                                                                            ----
   Present value of total future minimum lease payments....................  577
   Less current portion....................................................  259
                                                                            ----
   Long-term portion of capital lease obligation........................... $318
                                                                            ====

  Letters of credit and acceptances outstanding were approximately $27,849,000 at January 1, 1995 and $33,934,000 at December 31, 1995.

  On April 16, 1996, the Company issued Distribution Notes in the aggregate principal amount of $114,484,000 (see Note 1), which bear interest at 8% and mature on April 9, 2003.

                        DONNA KARAN INTERNATIONAL INC.

5. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Accrued expenses and other current liabilities are comprised of the following (in thousands):

                                                         JANUARY 1, DECEMBER 31,
                                                            1995        1995
                                                         ---------- ------------
   Accrued operating expenses...........................  $ 9,870     $ 8,590
   Accrued state and local income taxes.................    2,859       2,351
   Accrued compensation.................................    1,162         885
   Accrued taxes other than income taxes................    1,835       2,244
   Other................................................    1,648       1,696
                                                          -------     -------
                                                          $17,374     $15,766
                                                          =======     =======

6. EMPLOYEE BENEFIT PLANS

  The Company is required to make contributions to a multi-employer union pension and health and welfare plan. These payments are based on wages paid to the Company's union employees and amounts paid to contractors utilized by the Company. The Company does not participate in the management of the plans and has not been furnished with any information with respect to the type of benefits provided, vested and nonvested benefits or plan assets. Health and welfare plan expense approximated $1,412,000, $1,811,000, and $1,947,000 for the years ended January 2, 1994, January 1, 1995, and December 31, 1995, respectively. Pension expense approximated $757,000, $890,000, and $908,000 for the years ended January 2, 1994, January 1, 1995, and December 31, 1995, respectively. Separate actuarial calculations regarding the Company's share of plan benefits and net assets available for plan benefits have not been determined.

  Under the Employee Retirement Income Security Act of 1974, as amended, an employer, upon withdrawal from or termination of a multi-employer plan, is required to continue funding its proportionate share of the plan's unfunded vested benefits. As of December 31, 1995, the Company had no intention of withdrawing from the plan.

  The Company sponsors a contributory defined contribution benefit plan covering its non-union employees with a minimum of six months of eligible service. The Company matches employee contributions at a rate of 50% to a maximum of 6% of an employee's annual salary. Under the terms of the plan, a participant is 100% vested in the employer's matching contribution after six years of credited service. Expenses under this plan approximated $321,000, $441,000, and $802,000 for the years ended January 2, 1994, January 1, 1995, and December 31, 1995, respectively.

7. LEASES

  Future minimum annual rental commitments under noncancellable operating leases for office, warehouse and retail facilities, and equipment as of December 31, 1995 are as follows (in thousands):

   1996................................................................. $11,479
   1997.................................................................  10,867
   1998.................................................................  10,248
   1999.................................................................   9,455
   2000.................................................................   7,962
   Thereafter...........................................................  35,553
                                                                         -------
                                                                         $85,564
                                                                         =======

                        DONNA KARAN INTERNATIONAL INC.

  In addition, certain of the leases contain options to renew for periods up to 10 years and others include contingent payments based on sales.

  Rent expense amounted to approximately $11,145,000, $12,498,000, and $14,105,000 for the years ended January 2, 1994, January 1, 1995, and December 31, 1995, respectively.

8. JOINT VENTURE

  The Donna Karan Shoe Company was formed as a joint venture in 1992 between DK Footwear Partners and a nonaffiliated partner. Effective December 1993, DK Footwear Partners bought back the remaining 50% interest of the nonaffiliated partner, and as a result, The Donna Karan Shoe Company was dissolved. At the time of this transaction, the assets and liabilities assumed aggregated $4,773,000 and $5,042,000, respectively. In connection therewith, the Company recorded goodwill of $486,000 which is being amortized on a straight-line basis over 20 years.

9. SALE OF INTERESTS IN AFFILIATES

  The Company conducts operations in Japan through Donna Karan Japan. DSTF Japan Company has a profit sharing agreement (the "DSTF Agreement") with Donna Karan Japan whereby 90% of the income before taxes of Donna Karan Japan is allocated to DSTF Japan Company. On March 31, 1995, the Company sold 70% of its interest in the DSTF Agreement and 70% of the stock of Donna Karan Japan to a nonaffiliated party. The Company recognized a gain on this transaction, net of transaction costs, of $18,673,000. Subsequent to the sale, the Company records a 27% interest in the operations of Donna Karan Japan through its 30% interest in the DSTF Agreement and a 3% interest in the operations of Donna Karan Japan through its remaining interest in Donna Karan Japan. As a result, the Company has accounted for its combined 30% interest in the operations of Donna Karan Japan using the equity method of accounting. Equity earnings for the year ended December 31, 1995 amounted to $2,519,000. Simultaneously with the sales transaction, the Company entered into an agreement with Donna Karan Japan which provides for a fee based upon net sales of Donna Karan Japan. Management fee income, which is included in selling, general, and administrative expenses, amounted to $1,130,000 during the year ended December 31, 1995. The equity investment in Donna Karan Japan of $2,535,000 is included in "Deposits and other noncurrent assets" in the accompanying combined balance sheet.

10. OTHER EXPENSE

  During 1994, the Company incurred certain costs, primarily legal and other professional fees, related to a proposed debt offering. Ultimately, the Company decided to obtain additional private financing (see Note 4), and as a result, recorded a charge of $2,651,000 for these costs. Additionally, during 1993, the Company recorded a charge of $2,980,000 for related legal and other professional fees incurred in connection with a proposed initial public offering.

11. GEOGRAPHIC DATA

  Export sales by geographic location are as follows (in thousands):

                                             JANUARY 2, JANUARY 1, DECEMBER 31,
                                                1994       1995        1995
                                             ---------- ---------- ------------
   Japan....................................  $30,754    $ 51,078    $ 64,162
   Europe and Middle East...................   19,743      37,986      56,704
   Asia (excluding Japan)...................   11,589      15,830      23,230
   Other....................................    4,778       5,728      10,111
                                              -------    --------    --------
                                              $66,864    $110,622    $154,207
                                              =======    ========    ========

                        DONNA KARAN INTERNATIONAL INC.

12. COMMITMENTS AND CONTINGENCIES

  In January 1993, the Company obtained a favorable resolution of arbitration which had been commenced in November 1990 between the Company and a licensee. The arbitration was for claims arising out of defaults under a license agreement. Under the terms of the resolution, the licensee agreed to remit to the Company certain minimum license payments and to terminate the license agreement. As a result of the arbitration and resolution thereof, in the first quarter of 1993 the Company reversed amounts previously accrued of approximately $1,425,000 which were related to this arbitration.

  The Company has entered into an employment agreement expiring December 31, 2000 with its President and Chief Operating Officer. The agreement provides for base salary and other benefits to be paid to the executive during the term of the agreement. In addition, under the agreement, the executive is entitled to a severance payment, as defined, under certain circumstances. The agreement contains a provision whereby in the event of an initial public offering, the executive will be paid the greater of $5,000,000 or 3% of the difference between the "Aggregate Book Value" of the Company as of December 31, 1995 and the "Fair Market Value" of the Company, as defined, on the date of the Offering. The agreement also contains a provision whereby in the event of a future disposition, in whole or in part, of the equity interests of the Company by merger, consolidation, or sale to any third party, the executive will be paid the lesser of (i) the aggregate amount received upon consummation of the disposition, or (ii) 3% of the difference between the net sales price and the attributed book value.

  The Company is involved from time to time in routine legal matters incidental to its business. In the opinion of the Company's management, the resolution of such matters will not have a material effect on its financial position or results of operations.

13. PRO FORMA INCOME TAXES (UNAUDITED)

  As discussed in Note 1, the entities in the combined group are partnerships or corporations that have elected to be taxed as S corporations pursuant to the Internal Revenue Code. In connection with the offering made hereby, the Company will become subject to Federal and additional state income tax. The pro forma provision for income taxes represents the income tax provisions that would have been reported had the Company been subject to Federal and additional state income taxes.

  Also, as discussed in Note 1, the Company has adopted the provisions of SFAS No. 109. This adoption had no material effect on the provision for income taxes. SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial carrying amounts and the tax bases of existing assets and liabilities. The pro forma income tax provision has been prepared according to SFAS No 109.

  Concurrent with becoming subject to Federal and additional state income taxes, the Company will record a deferred tax asset and a corresponding tax benefit in the statement of income in accordance with the provisions of SFAS No. 109. The amount at December 31, 1995 would have been increased by approximately $15.6 million, resulting in a total deferred tax asset of approximately $17,300,000 inclusive of certain state and local tax assets recorded on a historical basis. The deferred tax asset includes approximately $2,500,000 as a result of certain changes in accounting for inventory reserves for income tax purposes.

                        DONNA KARAN INTERNATIONAL INC.

  The foreign and domestic components of pro forma income before pro forma income taxes were as follows (in thousands):

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
   Domestic........................................................   $26,676
   Foreign.........................................................     5,454
                                                                      -------
                                                                      $32,130
                                                                      =======

  The pro forma income tax provision consists of the following (in thousands):

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
   Current income taxes:
     Federal taxes.................................................   $12,215
     State and local taxes.........................................     4,936
     Foreign taxes.................................................       643
                                                                      -------
                                                                       17,794
     Deferred income taxes.........................................    (4,089)
                                                                      -------
                                                                      $13,705
                                                                      =======

  A reconciliation setting forth the differences between the pro forma effective tax rate of the Company and the U.S. Federal statutory tax rate is as follows:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------
   Federal statutory rate........................................     35.0%
   State and local taxes, net of Federal tax benefits............      7.6
   Other items, net, none of which individually exceeds 5% of
    Federal taxes at statutory rates.............................      0.1
                                                                      ----
   Effective tax rate............................................     42.7%
                                                                      ====

  Pro forma deferred income taxes will reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax asset as of December 31, 1995 are as follows (in thousands):

   Book over tax depreciation.......................................... $ 3,300
   Allowance for doubtful accounts.....................................   2,400
   Inventory reserves..................................................   2,500
   Uniform inventory capitalization....................................     600
   Other book accruals.................................................   8,500
                                                                        -------
                                                                        $17,300
                                                                        =======

                         DONNA KARAN INTERNATIONAL INC.

                   PREDECESSOR COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                             QUARTER ENDED
                                                         ----------------------
                                                          APRIL 2,   MARCH 31,
                                                            1995        1996
                                                         ----------  ----------
                                                            (IN THOUSANDS)
Net revenues............................................ $  120,693  $  159,585
Cost of sales...........................................     76,490     106,724
                                                         ----------  ----------
Gross profit............................................     44,203      52,861
Selling, general and administrative expenses............     33,041      39,411
                                                         ----------  ----------
Operating income........................................     11,162      13,450
Other income (expense):
  Equity in earnings of affiliate.......................        --          988
  Interest expense......................................     (1,701)     (2,047)
  Gain on sale of interests in affiliates...............     18,673         --
                                                         ----------  ----------
Income before income taxes..............................     28,134      12,391
Provision for income taxes..............................      1,408         690
                                                         ----------  ----------
Net income.............................................. $   26,726  $   11,701
                                                         ==========  ==========
Pro forma (Notes 3 and 6)
Historical income before income taxes................... $   28,134  $   12,391
Pro forma adjustments other than income taxes...........     20,938       1,459
                                                         ----------  ----------
Pro forma income before income taxes....................      7,196      10,932
Pro forma provision for income taxes....................      3,108       4,721
                                                         ----------  ----------
Pro forma net income.................................... $    4,088  $    6,211
                                                         ==========  ==========
Pro forma per share information......................... $      .19  $      .31
                                                         ==========  ==========
Pro forma common shares outstanding..................... 16,584,708  16,584,708
                                                         ==========  ==========


            See notes to predecessor combined financial statements.

                         DONNA KARAN INTERNATIONAL INC.

                      PREDECESSOR COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                           MARCH 31,
                                             1996
                                           PRO FORMA
                               MARCH    LIABILITIES AND
                                31,      STOCKHOLDERS'
                                1996        EQUITY
                              --------  ---------------
                                   (IN THOUSANDS)
           ASSETS
Current assets:
  Cash......................  $  7,405
  Accounts receivable, net
   of allowances of
   $24,351..................    87,014
  Inventories...............    82,771
  Prepaid expenses and other
   current assets...........    11,087
                              --------
    Total current assets....   188,277
Property and equipment, at
 cost--net..................    25,338
Deposits and other
 noncurrent assets..........    12,652
                              --------
                              $226,267
                              ========
      LIABILITIES AND
  STOCKHOLDERS' EQUITY AND
      PARTNERS' CAPITAL
Current liabilities:
  Accounts payable..........  $ 38,998
  Accrued expenses and other
   current liabilities......    22,754
   Current portion of long-
   term debt................     7,759
   Distribution Notes pay-
   able.....................       --      $114,484
  Distributions Payable.....       --        22,800
                              --------
     Total current liabili-
     ties...................    69,511
Long-term debt..............    64,965
 Commitments and contingen-
 cies.......................
Stockholders' equity and
 partners' capital:
  Common stock of Intermedi-
   ate Entities.............     1,146          --
  Common stock..............       --           106
   Additional paid-in-capi-
   tal......................                (30,057)
    Retained earnings and
   partners' capital........    90,687          --
  Cumulative translation ad-
   justment.................       (42)         (42)
                              --------     --------
    Total stockholders' eq-
     uity and partners' cap-
     ital...................    91,791     $(29,993)
                              --------     ========
                              $226,267
                              ========


            See notes to predecessor combined financial statements.

                         DONNA KARAN INTERNATIONAL INC.

            PREDECESSOR COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                             AND PARTNERS' CAPITAL
                                  (UNAUDITED)

                                              RETAINED
                                              EARNINGS
                                                 AND     CUMULATIVE
                                      COMMON  PARTNERS'  TRANSLATION
                                      STOCK    CAPITAL   ADJUSTMENT    TOTAL
                                     -------- ---------  ----------- ---------
Balance at January 1, 1995.......... $  1,146 $  46,886   $   (195)  $  47,837
Net income..........................      --     26,726        --       26,726
Translation adjustment..............      --        --         151         151
Less distributions to partners......      --        (24)       --          (24)
                                     -------- ---------   --------   ---------
Balance at April 2, 1995............ $  1,146 $  73,588   $    (44)  $  74,690
                                     ======== =========   ========   =========
Balance at December 31, 1995........ $  1,146 $  79,748   $    (48)  $  80,846
Net income..........................      --     11,701        --       11,701
Translation adjustment..............      --        --           6           6
Less distributions to partners......      --       (762)       --         (762)
                                     -------- ---------   --------   ---------
Balance at March 31, 1996........... $  1,146 $  90,687   $    (42)  $  91,791
                                     ======== =========   ========   =========



            See notes to predecessor combined financial statements.

                         DONNA KARAN INTERNATIONAL INC.

                 PREDECESSOR COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              QUARTER ENDED
                                                            -------------------
                                                            APRIL 2,  MARCH 31,
                                                              1995      1996
                                                            --------  ---------
                                                              (IN THOUSANDS)
OPERATING ACTIVITIES
Net income................................................  $ 26,726  $ 11,701
Adjustments to reconcile net cash used in operating
 activities, as adjusted for effect of sale of Donna Karan
 Japan:
  Depreciation and amortization...........................     2,071     1,875
  Provision for bad debts.................................       137       127
  Equity in earnings of affiliate.........................       --       (988)
  Gain on sale of interests in affiliates.................   (18,673)      --
  Changes in operating assets and liabilities:
    Increase in accounts receivable.......................   (23,928)  (24,910)
    Decrease in inventories...............................     6,673     2,889
    Increase in prepaid expenses and other current
     assets...............................................    (5,640)   (1,141)
    Increase in deposits and other noncurrent assets......    (1,247)     (738)
    Decrease in accounts payable, accrued expenses, and
     other current liabilities............................    (6,215)   (7,839)
                                                            --------  --------
Net cash used in operating activities.....................   (20,096)  (19,024)
                                                            --------  --------
INVESTING ACTIVITIES
Purchase of property and equipment........................    (1,666)   (4,148)
Net cash from sale of interests in affiliates.............    23,526       --
                                                            --------  --------
Net cash provided by (used in) investing activities.......    21,860    (4,148)
                                                            --------  --------
FINANCING ACTIVITIES
Net increase in borrowings under revolving credit facili-
 ty.......................................................     5,630    21,124
Payments under capital leases.............................       (59)      (63)
Repayments of long-term debt..............................    (9,375)   (1,875)
Distributions to partners.................................       (24)     (762)
                                                            --------  --------
Net cash (used in) provided by financing activities.......    (3,828)   18,424
                                                            --------  --------
Decrease in cash..........................................    (2,064)   (4,748)
Cash at beginning of period...............................     3,728    12,153
                                                            --------  --------
Cash at end of period.....................................  $  1,664  $  7,405
                                                            ========  ========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid.............................................  $  1,365  $  1,781
                                                            ========  ========
Taxes paid................................................  $    145  $    272
                                                            ========  ========

            See notes to predecessor combined financial statements.

                      DONNA KARAN INTERNATIONAL INC.

              NOTES TO PREDECESSOR COMBINED FINANCIAL STATEMENTS

                                MARCH 31, 1996
                                  (UNAUDITED)

1. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited predecessor combined financial statements do not include all information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles. For further information, such as significant accounting policies followed by the Company, refer to the notes to the Company's audited predecessor combined financial statements.

  In the opinion of management, the unaudited predecessor combined financial statements include all necessary adjustments (consisting of normal, recurring accruals) for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the three-month periods ended April 2, 1995 and March 31, 1996 are not necessarily indicative of the operating results to be expected for a full year.

2. BASIS OF PRESENTATION

  The accompanying predecessor combined financial statements include the operations of The Donna Karan Company, Donna Karan Studio, The Donna Karan Company Store G.P., DK Footwear Partners, Takihyo Fashion Company, L.P., Takihyo Design Company, L.P., TFT Store Company, L.P., TFT Shoe Company, L.P., TFT Japan Company, L.P., and DSTF Japan Company, which are affiliated general and limited partnerships; Gabby Apparel, Inc., Tolara Tetragon Inc., Full Requirements Merchandising, Inc., The Donna Karan Store Corporation, Tomio Tangents, Inc., Formal Reserve Management, Inc., DK Shoe Corp., Tangents Two, Inc., First Run Management, Inc., Gabrielle Japan, Inc., TT DK Japan, Inc., and FM DK Japan, Inc., which are affiliated United States corporations; Donna Karan Canada Inc., Donna Karan (H.K.) Limited and Donna Karan Italy S.R.L., which are foreign corporations; and, for the period it was a wholly-owned subsidiary (see Note 5), Donna Karan Japan, K.K. ("Donna Karan Japan"), a Japanese joint stock company (together, the "Company"). All companies other than The Donna Karan Company, Donna Karan Studio, The Donna Karan Company Store, G.P., DK Footwear Partners, Donna Karan Canada Inc., Donna Karan (H.K.) Limited, Donna Karan Italy S.R.L., and Donna Karan Japan are intermediate United States holding companies.

  The predecessor financial statements of these companies are being presented on a combined basis because of their common ownership. The combined financial statements have been prepared as if the entities had operated as a single consolidated group since their respective dates of organization. All significant intercompany balances and transactions have been eliminated. Because Donna Karan International Inc. will conduct no business operations prior to its acquisition of the companies, the statement of operations for Donna Karan International Inc., is not included herewith. The equity method of accounting is used for The Donna Karan Shoe Company during the periods when it was 50% owned by a nonaffiliated partner and for Donna Karan Japan during the period when it is 70% owned by a nonaffiliated partner (see Note 5).

3.  PRO FORMA ADJUSTMENTS (UNAUDITED)

  In connection with the Company's initial public offering of stock ("Offering"), the Principals and certain of their affiliates are simultaneously contributing to Donna Karan International Inc. all of the outstanding stock of and partnership interests in the entities that comprise the Company, in exchange for common stock ("Reorganization").

  The following table sets forth for the three month periods ended April 2, 1995 and March 31, 1996: (a) actual combined statements of income data; (b) pro forma adjustments to reflect the Reorganization, the Offering, certain other adjustments as if they had occurred on January 1, 1996 and January 2, 1995, and adjustments arising from the sale of the Company's 70% interest in the operations of Donna Karan Japan as if it had occurred on January 2, 1995; and (c) pro forma combined statements of income data.

                        DONNA KARAN INTERNATIONAL INC.

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                             QUARTER ENDED MARCH 31, 1996
                                            -----------------------------------
                                             ACTUAL    PRO FORMA      PRO FORMA
                                            COMBINED  ADJUSTMENTS     COMBINED
                                            --------  -----------     ---------
                                                    (IN THOUSANDS)
Net revenues..............................  $159,585                  $159,585
Gross profit..............................    52,861     (4,162)(i)     48,699
Selling, general, and administrative ex-
 penses...................................    39,411       (750)(ii)    38,661
                                            --------                  --------
Operating income..........................    13,450                    10,038
Equity in earnings of affiliate...........       988                       988
Interest expenses.........................    (2,047)     1,633 (iii)      (94)
                                                            320 (iv)
                                            --------                  --------
Income before provision for income taxes..    12,391                    10,932
Provision for income taxes................       690      4,031 (v)      4,721
                                            --------                  --------
Net income................................  $ 11,701                  $  6,211
                                            ========                  ========
                                             QUARTER ENDED APRIL 2, 1995
                                            -----------------------------------
                                             ACTUAL    PRO FORMA      PRO FORMA
                                            COMBINED  ADJUSTMENTS     COMBINED
                                            --------  -----------     ---------
                                                    (IN THOUSANDS)
Net revenues..............................  $120,693     (5,521)(vi)  $115,172
Gross profit..............................    44,203     (6,814)(vi)    34,468
                                                         (2,921)(i)
Selling, general, and administrative ex-
 penses...................................    33,041     (4,828)(vi)    27,634
                                                           (579)(ii)
                                            --------                  --------
Operating income..........................    11,162                     6,834
Equity in earnings of affiliate...........         0        394 (vi)       394
Interest expenses.........................    (1,701)     1,525 (iii)      (32)
                                                            144 (iv)
Gain on sale of interest in affiliates....    18,673    (18,673) (vi)        0
                                            --------                  --------
Income before provision for income taxes..    28,134                     7,196
Provision for income taxes................     1,408      1,700 (v)      3,108
                                            --------                  --------
Net income................................  $ 26,726                  $  4,088
                                            ========                  ========

- --------
(i) Royalties of $2.9 million and $4.2 million in 1995 and 1996, respectively, to be paid to a corporation owned by two of the Company's stockholders and their affiliated trusts pursuant to a licensing agreement.
(ii) Decrease in aggregate compensation from $1.1 million to $0.5 million in 1995, and from $1.3 million to $0.5 million in 1996 for two of the Company's executives pursuant to their employment agreements.
(iii) Reduction in interest costs of $1.5 million and $1.6 million in 1995 and 1996, respectively, assuming the application of up to $73.2 million and $87.4 million in 1995 and 1996, respectively (which amounts represent the maximum amount outstanding during the periods) of the proceeds from the Offering to reduce the actual outstanding indebtedness under the Credit Agreement.
(iv) Reduction of $0.1 million and $0.3 million in 1995 and 1996, respectively, in amortization of deferred financing costs, which would have been written off in connection with repayment of outstanding indebtedness under the Credit Agreement.
(v) Increase of $1.7 million and $4.0 million in 1995 and 1996, respectively, for income taxes based upon pro-forma pre-tax income as if the Company had been subject to Federal and additional state income taxes.
(vi) Adjustments to reflect the Company's sale of its 70% interest in the operations of Donna Karan Japan, as if it had occurred on January 2, 1995. The gain of $18.7 million has been excluded, and as a result of this sale, the Company's combined statement of income has been adjusted to reflect the accounting for the Company's interest in Donna Karan Japan using the equity method of accounting for the period from January 2, 1995 until March 31, 1995, the date of the sale. Accordingly, net revenues have been decreased by $5.5 million, which reflects the difference between net revenues generated by sales from Donna Karan Japan to its customers and those net revenues of the Company derived from sales to Donna Karan Japan (as if Donna Karan Japan were a customer of the Company); gross profit has been decreased by $6.8 million; and selling, general, and administrative expenses have been decreased by $4.8 million, which included management fee income of $0.3 million from an agreement with Donna Karan Japan. In addition, under the equity method of accounting, $0.4 million of equity in earnings of affiliate has been recorded to reflect the Company's portion of Donna Karan Japan's net income. (See Note 5)

                        DONNA KARAN INTERNATIONAL INC.

  The pro forma liabilities and stockholders' equity at March 31, 1996 gives effect to the issuance of promissory notes (the "Distribution Notes") to the Principals or their intermediate companies or partnerships in the aggregate principal amount of $114.5 million. The recording of additional distributions subsequent to March 31, 1996 of $4.7 million with respect to taxes on 1995 and prior years' income which were payable in 1996, $4.6 million of cash held in Intermediate Entities, $5.8 million of taxes payable in connection with the sale of 70% of the Company's interest in the operations of Donna Karan Japan and $7.7 million with respect to 1996 taxable income, for a total of $22.8 million, and the recording of a deferred tax asset of approximately $15.5 million, net of certain state and local deferred tax assets in connection with the Company becoming subject to Federal and additional state and local income taxes. Additionally the resulting deficit in Retained earnings and partners' capital has been reclassified to additional paid-in capital.

  The Distribution Notes have been calculated to approximate the cumulative undistributed taxable income of the predecessor companies (as computed for Federal income tax purposes) (on which taxes previously have been paid) at the date of the closing of the Offering contemplated hereby. The Distribution Notes, which bear interest at 8%, mature on April 9, 2003 and may be prepaid on the closing date of the Offering out of the proceeds therefrom.

 Pro Forma Per Share Information

  Pro forma per share information is based upon (a) 10,612,934 shares of common stock outstanding during the period, (b) the number of shares of common stock (5,846,774) being sold by the Company, assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million to members of the Takihyo Group and members of the Karan/Weiss Group in satisfaction of the Distribution Notes previously issued (including accrued interest thereon), representing cumulative undistributed taxable income on which taxes previously have been paid, and (c) 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's stock incentive plan. The net income used in the calculation of pro forma per share information for the quarters ended April 2, 1995 and March 31, 1996 excludes the reduction of interest costs of $1.5 million and $1.6 million in 1995 and 1996, respectively, and the reduction in amortization of deferred financing costs of $0.1 million and $0.3 million in 1995 and 1996, respectively, and the related tax effect of $0.7 million and $0.8 million in 1995 and 1996, respectively.

  Supplementary pro forma per share information for the quarters ended April 2, 1995 and March 31, 1996 is $.20 and $.31, respectively, based upon 10,612,934 shares of common stock outstanding during the period increased by
(a) the sale of 5,846,774,shares of Common Stock assuming an offering price of $21.50 per share ($19.84, net of expenses), the proceeds of which would be necessary to pay approximately $116.0 million in satisfaction of the Distribution Notes, (b) the sale of 3,639,113 shares of common stock, assuming an offering price of $21.50 per share, ($19.84, net of expenses), the proceeds of which would be necessary to repay approximately $72.2 million to the Company's lenders for the term loans under the Company's credit facility and to reduce the amount outstanding under the Company's revolving line of credit at March 31, 1996, and (c) 125,000 shares of Common Stock which the Company expects to award to certain employees pursuant to the Company's stock incentive plan. The net income used in the calculation of supplementary pro forma per share information for the quarters ended April 2, 1995 and March 31, 1996 is $4.1 million and $6.2 million, respectively.

                        DONNA KARAN INTERNATIONAL INC.

4.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Accrued expenses and other current liabilities are comprised of the following (in thousands):

                                                                       MARCH 31,
                                                                         1996
                                                                       ---------
     Accrued operating expenses.......................................  $12,430
     Accrued state and local income taxes.............................    3,918
     Accrued compensation.............................................    3,487
     Accrued taxes other than income taxes............................    1,717
     Other............................................................    1,202
                                                                        -------
                                                                        $22,754
                                                                        =======

5. SALE OF INTERESTS IN AFFILIATES

  The Company conducts operations in Japan through Donna Karan Japan. DSTF Japan Company has a profit sharing agreement (the "DSTF Agreement") with Donna Karan Japan whereby 90% of the income before taxes of Donna Karan Japan is allocated to DSTF Japan Company. On March 31, 1995, the Company sold 70% of its interest in the DSTF Agreement and 70% of the stock of Donna Karan Japan to a nonaffiliated party. The Company recognized a gain on this transaction, net of transaction costs, of $18,673,000. Subsequent to the sale, the Company records a 27% interest in the operations of Donna Karan Japan through its 30% interest in the DSTF Agreement and a 3% interest in the operations of Donna Karan Japan through its remaining interest in Donna Karan Japan. As a result, the Company has accounted for its combined 30% interest in the operations of Donna Karan Japan using the equity method of accounting. Equity earnings for the three months ended March 31, 1996 amounted to $988,000. Simultaneously with the sales transaction, the Company entered into an agreement with Donna Karan Japan which provides for a fee based upon net sales of Donna Karan Japan. Management fee income, which is included in selling, general, and administrative expenses, amounted to $497,000 during the three months ended March 31, 1996. The equity investment in Donna Karan Japan of $3,524,000 as of March 31, 1996 is included in "Deposits and other noncurrent assets" in the accompanying combined balance sheet.

6. PRO FORMA INCOME TAXES

  The entities in the combined group are partnerships, or corporations that have elected to be taxed as S corporations pursuant to the Internal Revenue Code. In connection with the offering made hereby, the Company will become subject to Federal and additional state income tax. The pro forma provision for income taxes represents the income tax provisions that would have been reported had the Company been subject to Federal and additional state income taxes.

  The Company has adopted the provisions of SFAS No. 109. This adoption had no material effect on the provision for income taxes. SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial carrying amounts and the tax bases of existing assets and liabilities. The pro forma income tax provision has been prepared according to SFAS No. 109.

  Concurrent with becoming subject to Federal and additional state income taxes, the Company will record a deferred tax asset and a corresponding tax benefit in the statement of income in accordance with the provisions of SFAS No. 109. The amount at March 31, 1996 would have been increased by approximately $15.5 million, resulting in a total deferred tax asset of approximately $17.2 million which includes certain state and local tax assets recorded on a historical basis. The deferred tax asset includes approximately $2,500,000 as a result of certain changes in accounting for inventory reserves for income tax purposes.

                        DONNA KARAN INTERNATIONAL INC.

  The foreign and domestic components of pro forma income before pro forma income taxes were as follows (in thousands):

                                                                QUARTER ENDED
                                                              ------------------
                                                              APRIL 2, MARCH 31,
                                                                1995     1996
                                                              -------- ---------
     Domestic................................................  $6,802   $ 9,935
     Foreign.................................................     394       997
                                                               ------   -------
                                                               $7,196   $10,932
                                                               ======   =======

  The pro forma income tax provision consists of the following (in thousands):

                                                                QUARTER ENDED
                                                              ------------------
                                                              APRIL 2, MARCH 31,
                                                                1995     1996
                                                              -------- ---------
     Current income taxes:
     Federal taxes...........................................  $2,802   $3,201
     State and local taxes...................................   1,162    1,340
     Foreign taxes...........................................      61       50
                                                               ------   ------
                                                                4,025    4,591
     Deferred income taxes...................................    (917)     130
                                                               ------   ------
                                                               $3,108   $4,721
                                                               ======   ======

  A reconciliation setting forth the differences between the pro forma effective tax rate of the Company and the U.S. Federal statutory tax rate is as follows:

                                                              QUARTER ENDED
                                                            ------------------
                                                            APRIL 2, MARCH 31,
                                                              1995     1996
                                                            -------- ---------
     Federal statutory rate................................   35.0%     35.0%
     State and local taxes, net of Federal tax benefits....    8.1       8.2
     Other items, net, none of which individually exceeds
      5% of Federal taxes at statutory rates...............    0.1     (0.1)
                                                              ----     -----
     Effective tax rate....................................   43.2%     43.1%
                                                              ====     =====

  Pro forma deferred income taxes will reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for pro forma financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax asset as of March 1996 are as follows (in thousands):

     Book over tax depreciation........................................ $ 3,500
     Allowance for doubtful accounts...................................   2,400
     Inventory reserves................................................   2,500
     Uniform inventory capitalization..................................     600
     Other book accruals...............................................   8,200
                                                                        -------
                                                                        $17,200
                                                                        =======

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE + +WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES +
+LAWS OF ANY SUCH JURISDICTION.                                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued June 26, 1996

                               10,750,000 Shares


             [LOGO OF DONNA KARAN INTERNATIONAL APPEARS HERE]
                                  COMMON STOCK

                                  -----------

OF THE 10,750,000  SHARES OF COMMON  STOCK BEING OFFERED,  3,225,000 SHARES ARE
BEING  OFFERED   INITIALLY  OUTSIDE  THE  UNITED  STATES  AND  CANADA   BY  THE
 INTERNATIONAL UNDERWRITERS AND 7,525,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." ALL OF THE 10,750,000 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD
  BY THE COMPANY. PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE
   INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $20 AND $23 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                  -----------

 THE COMPANY'S COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK
    EXCHANGE UNDER THE SYMBOL "DK," SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.

                                  -----------

SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

THESE  SECURITIES  HAVE NOT  BEEN  APPROVED OR  DISAPPROVED BY  THE  SECURITIES
 AND  EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON   THE  ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                   UNDERWRITING
                                 PRICE TO          DISCOUNTS AND    PROCEEDS TO
                                  PUBLIC          COMMISSIONS(1)     COMPANY(2)
                                 --------         --------------    -----------
Per Share..................        $                   $               $
Total(3)...................       $                   $                $

- -----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2)  Before deducting expenses of the Offering payable by the Company,
       estimated at $   .
  (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,612,500 additional Shares of Common Stock at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and
       commissions, and proceeds to Company will be $    , $    , and $    ,
       respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or about , 1996 at the office of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in same day funds.

                                  -----------

MORGAN STANLEY & CO.                         BEAR, STEARNS INTERNATIONAL LIMITED
 International            MERRILL LYNCH INTERNATIONAL
                                                               SMITH BARNEY INC.

      , 1996

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table shows the expenses, other than underwriting discounts, which the Company expects to incur in connection with the issuance and distribution of the securities being registered under this registration statement. All expenses are estimated except for the Securities and Exchange Commission registration fee and the NASD filing fee.

   Securities and Exchange Commission registration fee.............. $   98,048
   New York Stock Exchange listing fee..............................     25,000
   NASD filing fee..................................................     28,934
   Blue Sky fees and expenses.......................................     20,000
   Legal fees and expenses..........................................  2,700,000
   Accounting fees and expenses.....................................    575,000
   Printing and engraving expenses..................................    525,000
   Registrar and transfer agent's fee...............................     25,000
   Miscellaneous....................................................    103,018
                                                                     ----------
   Total............................................................ $4,100,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

  Article Eighth of the Company's Certificate of Incorporation eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions. Article Ninth requires indemnification of directors and officers of the Company, and for advancement of litigation expenses to the fullest extent permitted by Section 145.

  The Underwriting Agreement filed herewith as Exhibit 1.1 provides for indemnification of the directors, certain officers, and controlling persons of the Company by the Underwriters against certain civil liabilities, including liabilities under the Securities Act. The Company has also entered into an agreement with a director and executive officer providing for his indemnification in his capacity as a director and executive officer, including liabilities under the Federal securities laws.

  In addition, in the Contribution Agreement the Company has agreed to indemnify the Principals for (i) acts or omissions taken or made by any of them (a) at or prior to the date of closing under the Contribution Agreement based on an allegation that such person was acting as an officer or director of the Company or its predecessors with respect to acts or omissions that are of a nature customarily performed by officers or directors of a Company, and
(b) after the date of closing under the Contribution Agreement based on an allegation that such person was a director of the Company, whether or not he or she was in fact a director of the Company at the time of the alleged act or omission, in each case assuming such person seeking indemnification had acted properly, (ii) any breach of representations or warranties made by it in the Contribution Agreement, and (iii) any New York State and New York City real estate transfer taxes and New York State real estate gains taxes incurred in connection with the Reorganization. In addition, the Principals have agreed to indemnify the Company for any breaches of representations and warranties made by them in the Contribution Agreement; provided, however, that the indemnification obligations of the Principals to the Company are limited in the case of breaches of certain tax-related warranties.

  Each of the employment agreements between the Company and Ms. Karan and Mr. Weiss provides that the Company will indemnify Ms. Karan or Mr. Weiss (as the case may be) against all charges and expenses in connection with any act or proceeding to which he or she is made a party by reason of being an employee, officer, or director of the Company.

  The License Agreement between the Company and Gabrielle Studio provides that the Company will indemnify Gabrielle and Ms. Karan against losses arising out of the Company's use of the Licensed Marks other than in accordance with the terms of the License Agreement.

  The license agreement between the Company and Stephan Weiss pursuant to which Mr. Weiss will grant to the Company a license to use designs and utility patents for the bottles in which the Beauty Division products are packaged provides that the Company will indemnify Mr. Weiss from losses arising out of claims by third parties relating to the use by the Company of the bottles or patents.

  See Item 17 below.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  See "Reorganization."

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (i) Exhibits

 EXHIBIT
 NO.                             DESCRIPTION OF EXHIBITS
 -------                         -----------------------
   1.1   Form of Underwriting Agreement*
   2.1   Form of Agreement and Plan of Contribution among the Company, Takihyo
         Inc., Donna Karan, Stephan Weiss, Stephan Weiss, as trustee under
         Trust Agreement for the benefit of
         Lisa Weiss Keyes, Corey Weiss, and Gabrielle Karan, Stephan Weiss, as
         trustee under
         Trust Agreement for the benefit of Donna Karan, Gabrielle Studio,
         Inc.,
         Tomio Taki, Frank Mori, Christopher Mori, and Heather Mori*
   3.1   Certificate of Incorporation of the Company*
         Form of Amended and Restated Certificate of Incorporation of the
   3.2   Company*
   3.3   Form of Bylaws of the Company*
   5.1   Opinion of Proskauer Rose Goetz & Mendelsohn LLP*
  10.1   Credit Agreement dated as of December 15, 1995 among The Donna Karan
         Company,
         The Donna Karan Company Store, G.P., Donna Karan Studio, DK Footwear
         Partners, certain
         lending institutions, and Citibank, N.A., as Agent*
  10.2   Form of 1996 Stock Incentive Plan of the Company*
  10.3   Form of 1996 Non-Employee Director Stock Option Plan*
  10.4   Form of Registration Rights Agreement among the Company, Donna Karan,
         Stephan Weiss,
         Stephan Weiss, as trustee under Trust under trust agreement for the benefit of Lisa Weiss Keyes, Corey Weiss, and Gabrielle Karan, Stephan
         Weiss, as trustee under Trust Agreement for the benefit of Donna
         Karan, Gabrielle Studio, Inc., Takihyo Inc., Tomio Taki, Frank Mori,
         Christopher Mori, and Heather Mori*
  10.5   Form of License Agreement to be entered into between Gabrielle Studio,
         Inc. and Donna Karan Studio*
         Form of Guaranties of License from the Company to Gabrielle Studio,
  10.6   Inc.*
         Form of License Agreement to be entered into between Donna Karan
  10.7   Studio and Stephan Weiss
  10.8   Form of Employment Agreement between the Company and Donna Karan*
  10.9   Form of Employment Agreement between the Company and Stephan Weiss*
  10.10  Form of Stockholders Agreement among Donna Karan, Stephan Weiss,
         Stephan Weiss as trustee under Trust Agreement for the benefit of Lisa
         Weiss Keyes, Corey Weiss, and Gabrielle Karan, Stephan Weiss as
         trustee under Trust Agreement for the benefit of Donna Karan, Gabriel
         Studio, Inc., Takihyo Inc., Tomio Taki, Frank Mori, Christopher Mori,
         and Heather Mori*
  10.11  Form of Incentive Compensation Plan*
  10.12  Employment Agreement between The Donna Karan Company and Stephen L.
         Ruzow*
  21.1   Subsidiaries of the Company*
  23.1   Consent of Ernst & Young LLP
  23.2   Consent of Proskauer Rose Goetz & Mendelsohn LLP (included in its opinion filed as Exhibit 5.1 to the Registration Statement)*
  27.1   Financial Data Schedule*

- --------
 *Previously filed.

  (ii) Financial Statement Schedule

  Report of Independent Auditors on Schedule

  Schedule II--Valuation & Qualifying Accounts & Reserves

ITEM 17. UNDERTAKINGS.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) under the
  Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement (filed herewith as Exhibit 1.1) certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted against the Registrant by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON JUNE 26, 1996.

                                          Donna Karan International Inc.

                                                      /s/ Donna Karan
                                          By: _________________________________
                                             DONNA KARANCHAIRMAN OF THE BOARD
                                                         AND CHIEF
                                                     EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Chairman of the
           /s/ Donna Karan              Board and Chief         June 26, 1996
- -------------------------------------   Executive Officer
             DONNA KARAN                (principal
                                        executive officer)

          /s/ Stephan Weiss            Vice Chairman and
- -------------------------------------   Director                June 26, 1996
            STEPHAN WEISS

        /s/ Stephen L. Ruzow           President, Chief
- -------------------------------------   Operating Officer,      June 26, 1996
          STEPHEN L. RUZOW              and Director

        /s/ Joseph B. Parsons          Executive Vice
- -------------------------------------   President and Chief     June 26, 1996
          JOSEPH B. PARSONS             Financial Officer
                                        (principal
                                        accounting and
                                        financial officer)

          /s/ Frank R. Mori            Director
- -------------------------------------                           June 26, 1996
            FRANK R. MORI

           /s/ Tomio Taki              Director
- -------------------------------------                           June 26, 1996
             TOMIO TAKI

                  REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

The Board of Directors of
Donna Karan International Inc.

  We have audited the predecessor combined financial statements of Donna Karan International Inc. (the "Company") as of January 1, 1995 and December 31, 1995, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated April 16, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                    ERNST & YOUNG LLP

New York, New York
April 16, 1996

                                                                     SCHEDULE II

                         DONNA KARAN INTERNATIONAL INC.

                   VALUATION & QUALIFYING ACCOUNTS & RESERVES

                                                ADDITIONS
                         --------------------------------------------------------
                          BALANCE AT  CHARGED TO CHARGED TO            BALANCE AT
                         BEGINNING OF COSTS AND    OTHER                 END OF
      DESCRIPTION           PERIOD     EXPENSES   ACCOUNTS  DEDUCTIONS   PERIOD
      -----------        ------------ ---------- ---------- ---------- ----------
                                              (IN THOUSANDS)
Year ended January 2,
 1994
  Allowance for doubtful
   accounts.............   $ 1,709     $   544      $--      $   264    $ 1,989
  Allowance for
   chargebacks..........     1,753       4,207       --          779      5,181
  Allowance for cash
   discounts............     1,345      16,984       --       17,316      1,013
  Allowance for sales
   returns..............       806      22,791       --       22,583      1,014
                           -------     -------      ----     -------    -------
                           $ 5,613     $44,526      $--      $40,942    $ 9,197
                           =======     =======      ====     =======    =======
Year ended January 1,
 1995
  Allowance for doubtful
   accounts.............   $ 1,989     $   773      $--      $   158    $ 2,604
  Allowance for
   chargebacks..........     5,181       7,075       --        4,456      7,800
  Allowance for cash
   discounts............     1,013      17,034       --       16,668      1,379
  Allowance for sales
   returns..............     1,014      21,942       --       19,726      3,230
                           -------     -------      ----     -------    -------
                           $ 9,197     $46,824      $--      $41,008    $15,013
                           =======     =======      ====     =======    =======
Year ended December 31,
 1995
  Allowance for doubtful
   accounts.............   $ 2,604      $3,122      $--      $    73    $ 5,653
  Allowance for
   chargebacks..........     7,800      13,172       --        8,067     12,905
  Allowance for cash
   discounts............     1,379      17,493       --       17,184      1,688
  Allowance for sales
   returns..............     3,230      19,000       --       19,969      2,261
                           -------     -------      ----     -------    -------
                           $15,013     $52,787      $--      $45,293    $22,507
                           =======     =======      ====     =======    =======

  The above reserves are deducted from accounts receivable in the predecessor combined balance sheets.

                                 EXHIBIT INDEX

 EXHIBIT
 NO.                       DESCRIPTION OF EXHIBITS                     PAGE NO.
 -------                   -----------------------                     --------
   1.1   Form of Underwriting Agreement*
   2.1   Form of Agreement and Plan of Contribution among the
         Company,Takihyo Inc., Donna Karan, Stephan Weiss, Stephan
         Weiss, as trustee under Trust Agreement for the benefit of
         Lisa Weiss Keyes, Corey Weiss, and Gabrielle Karan, Stephan
         Weiss, as trustee under Trust Agreement for the benefit of
         Donna Karan, Gabrielle Studio, Inc., Tomio Taki, Frank
         Mori, Christopher Mori, and Heather Mori*
   3.1   Certificate of Incorporation of the Company*
         Form of Amended and Restated Certificate of Incorporation
   3.2   of the Company*
   3.3   Form of Bylaws of the Company*
   5.1   Opinion of Proskauer Rose Goetz & Mendelsohn LLP*
  10.1   Credit Agreement dated as of December 15, 1995 among The
         Donna Karan Company, The Donna Karan Company Store, G.P.,
         Donna Karan Studio, DK Footwear Partners, certain lending
         institutions, and Citibank, N.A., as Agent*
  10.2   Form of 1996 Stock Incentive Plan of the Company*
  10.3   Form of 1996 Non-Employee Director Stock Option Plan*
  10.4   Form of Registration Rights Agreement among the Company,
         Donna Karan, Stephan Weiss, Stephan Weiss, as trustee under
         Trust under trust agreement for the benefit of Lisa Weiss
         Keyes, Corey Weiss, and Gabrielle Karan, Stephan Weiss, as
         trustee under Trust Agreement for the benefit of Donna
         Karan, Gabrielle Studio, Inc., Takihyo Inc., Tomio Taki,
         Frank Mori, Christopher Mori, and Heather Mori*
  10.5   Form of License Agreement to be entered into between
         Gabrielle Studio, Inc. and Donna Karan Studio*
         Form of Guaranties of License from the Company to Gabrielle
  10.6   Studio, Inc.*
  10.7   Form of License Agreement to be entered into between Donna
         Karan Studio and Stephan Weiss
  10.8   Form of Employment Agreement between the Company and Donna
         Karan*
  10.9   Form of Employment Agreement between the Company and
         Stephan Weiss*
  10.10  Form of Stockholders Agreement among Donna Karan, Stephan
         Weiss, Stephan Weiss as trustee under Trust Agreement for
         the benefit of Lisa Weiss Keyes, Corey Weiss, and Gabrielle
         Karan, Stephan Weiss as trustee under Trust Agreement for
         the benefit of Donna Karan, Gabriel Studio, Inc., Takihyo
         Inc., Tomio Taki, Frank Mori, Christopher Mori, and Heather
         Mori*
  10.11  Form of Incentive Compensation Plan*
  10.12  Employment Agreement between The Donna Karan Company and
         Stephen L. Ruzow*
  21.1   Subsidiaries of the Company*
  23.1   Consent of Ernst & Young LLP
  23.2   Consent of Proskauer Rose Goetz & Mendelsohn LLP (included in its opinion filed as Exhibit 5.1 to the Registration
         Statement)*
  27.1   Financial Data Schedule*

- --------
 * Previously filed.